                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                Metrocall, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                      N/A
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                      N/A
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     Pursuant to Exchange Act Rule 0-11(c)(1)(i) and (a)(4), the value of the transaction is calculated as $108,318,000, representing the net assets (book value) of the company whose stock is being acquired ($78,318,000) and the portion of the purchase price allocated to an
     FCC license that is also being acquired ($30,000,000).
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                      N/A
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                    $21,663
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                    [METROCALL  LOGO]

                                                                 August 31, 1998

To our Stockholders:

    We will be holding a Special Meeting on September 29, 1998 at 9:00 a.m. eastern time at the Ritz-Carlton, Pentagon City, located at 1250 South Hayes Street, Arlington, Virginia.

    At the Special Meeting we will ask you to consider and vote upon the issuance of a new series of preferred stock, which we are designating Series C Convertible Preferred Stock. We are seeking your approval to issue these new shares of preferred stock because we plan to use them in connection with the acquisition of the Advanced Messaging Division of AT&T Wireless Services, Inc. Your approval is required by Nasdaq Stock Market rules.

    We have negotiated an agreement with AT&T to acquire its paging and messaging operations for a purchase price of $110 million in cash and Series C Convertible Preferred Stock with a stated value of $95 million, in each case subject to adjustment. This transaction, if completed, will add approximately
1.3 million subscribers to Metrocall's customer base, bringing the company's total number of subscribers to more than 5.5 million, and will expand our geographic presence. In addition to AT&T's paging and messaging business, we will also acquire a two-way nationwide narrowband PCS license and enter into a five-year exclusive national distribution agreement with AT&T Wireless. This marketing agreement provides that Metrocall's products and services would be offered on an exclusive basis in the hundreds of AT&T Wireless stores and kiosks throughout the United States. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SERIES C PREFERRED.

    We will also ask you to approve an increase in the number of shares of common stock Metrocall is authorized to issue to 100 million shares. This will allow us the flexibility to issue shares of Metrocall common stock pursuant to the conversion rights of the new Series C Convertible Preferred Stock, as well as for other general corporate purposes. Stockholder approval for an increase in the number of authorized shares of common stock is required by law. YOUR BOARD ALSO HAS UNANIMOUSLY APPROVED AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN AUTHORIZED COMMON STOCK.

    We have enclosed with this letter a Notice of the Special Meeting, a Proxy Statement, a proxy card and a return envelope. We urge you to read all of the enclosed materials carefully.

    Please sign, date and promptly return the enclosed proxy card in the enclosed, prepaid return envelope. Your shares will be voted at the Special Meeting in accordance with your proxy instructions.

    On behalf of the Board of Directors and the employees of Metrocall, we cordially invite all stockholders to attend the Special Meeting. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                   Sincerely,

                                   /s/ RICHARD M. JOHNSTON
                                   Richard M. Johnston
                                   Chairman of the Board of Directors

                             YOUR VOTE IS IMPORTANT
       Please Sign, Date and Return Your Proxy Card by September 28, 1998

                                 [METRPCALL LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 1998

To the Stockholders of Metrocall, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Metrocall, Inc. ("Metrocall" or the "Company") will be held at the Ritz-Carlton, Pentagon City, located at 1250 South Hayes Street, Arlington, Virginia, on September 29, 1998, at 9:00 a.m., eastern time. The purpose of the meeting is as follows:

        1. To consider and act upon a proposal to issue Series C Convertible Preferred Stock ("Series C Preferred") in connection with the acquisition by Metrocall of the Advanced Messaging Division of AT&T Wireless Services, Inc. and a nationwide 50KHz/50KHz Narrowband Personal Communications Services License (Proposal One); and

        2. To consider and act upon an amendment to Metrocall's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 80,000,000 to 100,000,000 (Proposal Two).

     Pursuant to Metrocall's Bylaws, the Board of Directors has fixed the close of business on August 20, 1998, as the record date for the Special Meeting. Only holders of record of Metrocall common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            /S/ RICHARD M. JOHNSTON
                                            Richard M. Johnston
                                            Chairman of the Board

Alexandria, Virginia,
August 31, 1998

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                METROCALL, INC.
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677

                                PROXY STATEMENT

                                      FOR
                   SPECIAL MEETING OF METROCALL STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 29, 1998

     This Proxy Statement provides information that you should read before you vote on two proposals that will be presented to the stockholders of Metrocall, Inc. at a Special Meeting. The Special Meeting will be held on September 29, 1998 at the Ritz-Carlton, Pentagon City, located at 1250 South Hayes Street, Arlington, Virginia at 9:00 a.m., eastern time.

     For convenience, we first provide a question-and-answer summary of important information. The remainder of this Proxy Statement provides specific information about the Special Meeting, the proposals on which you will be asked to vote at the Special Meeting and other relevant information.

     On August 31, 1998, we began mailing information to people who, according to our stockholder records, owned shares of Metrocall's common stock at the close of business on August 20, 1998.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements that involve risks and uncertainties. When used in this Proxy Statement, the words "anticipate," "believe," "estimate," "intend," "may," "will" and "expect" and similar expressions as they relate to Metrocall, the Advanced Messaging Division ("AMD") of AT&T Wireless Services, Inc. or Metrocall's management are intended to identify such forward-looking statements. Metrocall undertakes no obligation to revise these forward-looking statements to reflect any future events or circumstances. Metrocall's and AMD's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed under the headings "Additional Factors Affecting Future Operating Results and Financial Condition" included within "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Metrocall's Annual Report on Form 10-K, which is incorporated by reference into this Proxy Statement.

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
SUMMARY.....................................................      1
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING............      9
     The Special Meeting....................................      9
     This Proxy Solicitation................................      9
     Voting Your Shares.....................................      9
     Vote Required for Approval.............................      9
     Other Matters..........................................     10
PROPOSAL ONE -- ISSUANCE OF SERIES C PREFERRED..............     11
     Information About the Proposed Issuance of Series C
      Preferred.............................................     11
     Introduction...........................................     11
     Background of the AMD Acquisition......................     11
     The Acquired Business and NPCS License.................     16
     Information about the Stock Purchase Agreement.........     16
     Description of Series C Preferred......................     19
     Financing Arrangements.................................     23
     Effects of Voting For or Against the Proposed Issuance
      of Series C Preferred.................................     23
PROPOSAL TWO -- AMENDMENT OF METROCALL CHARTER TO INCREASE
  THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK...........     24
     Information About the Proposed Increase in the Number
      of Authorized Shares of Common Stock..................     24
     Introduction...........................................     24
     Purposes of the Amendment..............................     24
INFORMATION ABOUT METROCALL STOCK OWNERSHIP.................     26
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     28
WHERE TO GET ADDITIONAL INFORMATION.........................     28
INDEX TO EXHIBITS...........................................     29
APPENDIX A..................................................    A-1
INDEX TO FINANCIAL STATEMENTS...............................    F-1

                                    SUMMARY

     This summary answers basic questions about the two proposals you are being asked to consider. Please read the rest of the Proxy Statement for full information about the proposals.

  What Are We Asking You To Approve?

     Two proposals: Proposal One is the issuance by Metrocall of a new series of preferred stock. This preferred stock will be formally known as the Series C Convertible Preferred Stock. For convenience, we will refer to it in this Proxy Statement as the "Series C Preferred." Metrocall will issue the Series C Preferred in connection with its acquisition of AT&T Wireless Services Inc.'s Advanced Messaging Division (which we will refer to as "AMD"), and a nationwide 50KHz/50KHz Narrowband Personal Communications Services License (which we will refer to as the "NPCS License"). AMD is a division of AT&T Wireless Services, Inc. ("AT&T Wireless"), and is composed of McCaw RCC Communications, Inc. ("McCaw RCC") and its subsidiaries. McCaw RCC is a wholly owned indirect subsidiary of AT&T Wireless, which in turn is a wholly owned subsidiary of AT&T Corp. ("AT&T"). AMD currently conducts AT&T's paging and messaging business. Metrocall will pay part of the purchase price for AMD and the NPCS License in shares of Series C Preferred with a stated value of $95 million, subject to adjustment. These shares will be convertible into Metrocall common stock at a conversion price of $10.40 per share, subject to anti-dilution adjustment. The common stock into which these shares are convertible represents more than 20% of the currently outstanding common stock. Therefore, Nasdaq Stock Market rules require that the stockholders approve the issuance of the Series C Preferred. See pages 19-22 for more information about the Series C Preferred.

     Proposal Two is to increase the number of shares of common stock Metrocall is authorized to issue. We propose to increase the number of authorized shares of common stock from 80 million to 100 million. These additional shares will be available for issuance upon conversion of Series C Preferred and for general corporate purposes, for example, other acquisitions, raising capital and stock dividends. See page 24 for more information about this proposal.

     The two proposals are not conditioned upon the approval of each other. Therefore, you may vote in favor of Proposal One without voting in favor of Proposal Two, or vice versa. However, the acquisition of AMD and the NPCS License cannot be completed on the terms of the purchase contract if Metrocall's stockholders do not approve Proposal One.

  Why Is Metrocall Acquiring AMD And The NPCS License?

     Metrocall is the leading consolidator in the paging industry in the United States, and the AMD acquisition will further the Company's growth strategy. The AMD acquisition will add approximately 1.3 million subscribers and will expand Metrocall's presence to include Alaska, Arkansas, Colorado, Kansas, Minnesota, Missouri, Oklahoma, Oregon, Utah and Washington, while adding to Metrocall's existing presence in the Northeast, Southeast, Southwest and West regions. AT&T and AT&T Wireless will also enter into an exclusive five-year national distribution agreement with Metrocall, pursuant to which AT&T Wireless and its affiliates will offer Metrocall branded pagers and paging and messaging services for sale in AT&T Wireless's retail locations on an exclusive basis for five years. In addition, the NPCS License that is being acquired will allow Metrocall to enter the two-way paging and messaging segment of the telecommunications market. See page 16, Appendix A and the attached financial statements for a description of AMD's business, the NPCS License and financial information about AMD.

  What Factors Should You Take Into Account In Considering Proposal One?

     Metrocall's Board of Directors unanimously approved the AMD acquisition and issuance of the new Series C Preferred as part of the purchase price. Your Board concluded that this transaction will be in the best interests of Metrocall and its stockholders. The Board received an opinion from its financial adviser, Salomon

Smith Barney, that the transaction was fair from a financial point of view to Metrocall. You should consider all of the factors identified in the Proxy Statement, including the following:

          - The Series C Preferred will have a prior claim against Metrocall's assets ahead of the common stock in the event of a liquidation or bankruptcy.

          - Current stockholders will own a smaller percentage of the outstanding common stock of Metrocall if Metrocall issues shares of Series C Preferred and such shares are eventually converted into Metrocall common stock. Moreover, the ownership percentage of current stockholders may be reduced even further if Metrocall pays dividends on the Series C Preferred in additional shares of Series C Preferred and such additional shares are also converted into shares of Metrocall common stock.

          - AT&T Wireless will become the single largest holder of Metrocall's equity securities. Although it will have no voting rights (unless it converts its shares of Series C Preferred into common stock) or board representation, nonetheless its substantial equity ownership position may give it (or its transferee, if the shares are sold in a block) the ability to influence Metrocall management.

          - AT&T Wireless (or its transferees) will have registration rights allowing it to sell the shares of Series C Preferred, or common stock issued upon conversion of any Series C Preferred, in the market. AT&T Wireless can exercise these rights 18 months after closing the AMD acquisition with respect to the Series C Preferred and, with respect to common stock, the later of 18 months or conversion of the Series C Preferred. See pages 20-21 for a description of the Series C Preferred conversion rights. Depending on market conditions, the availability of these shares for potential sale could affect the trading price of Metrocall common stock.

          - The proposed transaction may be terminated by AT&T Wireless if the proposal to issue the Series C Preferred is not approved by Metrocall's stockholders or if a meeting to vote on such proposal has not occurred by November 22, 1998. Metrocall will have to pay a termination fee of $9 million if AT&T Wireless terminates for either of these reasons, unless a failure to hold the meeting is due to events beyond Metrocall's reasonable control.

What Is The Board's Recommendation?

     Your Board unanimously recommends that you vote in favor of each proposal. Certain stockholders, including all of the Directors and certain companies affiliated with the Directors, have agreed to vote all of their shares in favor of the two proposals. Together, these stockholders own approximately 32.5% of the outstanding common stock.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                METROCALL, INC.

     The following table presents summary historical financial data for Metrocall for the years ended December 31, 1993, 1994, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998. The historical financial data for each of the five years in the period ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of Metrocall. The historical financial data for the three months ended June 30, 1997 and 1998 and as of June 30, 1998 have been derived from Metrocall's unaudited Consolidated Financial Statements. The following information should be read in conjunction with Metrocall's Consolidated Financial Statements and notes thereto incorporated by reference herein. Operating results for interim periods are not necessarily indicative of the results that might be expected for an entire fiscal year.

                                                                                                      SIX MONTHS
                                                       YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                       -------------------------------------------------------   ---------------------
                                         1993     1994(1)      1995      1996(1)     1997(1)      1997(1)     1998(1)
                                       --------   --------   --------   ---------   ----------   ---------   ---------
                                                  (IN THOUSANDS, EXCEPT UNIT, PER UNIT AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Service, rent and maintenance
  revenues...........................  $ 33,111   $ 49,716   $ 92,160   $ 124,029   $  249,900   $ 118,537   $ 185,135
Product sales........................     4,549      8,139     18,699      25,928       39,464      18,513      21,449
                                       --------   --------   --------   ---------   ----------   ---------   ---------
        Total revenues...............    37,660     57,855    110,859     149,957      289,364     137,050     206,584
Net book value of products sold......    (4,130)    (6,962)   (15,527)    (21,633)     (29,948)    (13,682)    (14,459)
                                       --------   --------   --------   ---------   ----------   ---------   ---------
                                         33,530     50,893     95,332     128,324      259,416     123,368     192,125
Operating expenses:
Service, rent and maintenance........     9,559     10,632     20,080      28,567       61,392      28,671      45,035
Selling, general and
  administrative(2)..................    17,879     24,109     49,531      67,006      127,555      61,518      90,330
Depreciation and amortization........     6,525     13,829     31,504      58,196       91,699      43,549     104,552
                                       --------   --------   --------   ---------   ----------   ---------   ---------
Income (loss) from operations........      (433)     2,323     (5,783)    (25,445)     (21,230)    (10,370)    (47,792)
Interest and other (expense)
  income(3)..........................        77        161        314        (607)         156          60         612
Interest expense.....................    (1,331)    (3,726)   (12,533)    (20,424)     (36,248)    (15,907)    (31,024)
                                       --------   --------   --------   ---------   ----------   ---------   ---------
Income (loss) before income tax
  benefit (provision) and
  extraordinary item.................    (1,687)    (1,242)   (18,002)    (46,476)     (57,322)    (26,217)    (78,204)
Income tax benefit (provision).......       (59)       152        595       1,021        4,861       2,165      21,270
                                       --------   --------   --------   ---------   ----------   ---------   ---------
Income (loss) before extraordinary
  item...............................    (1,746)    (1,090)   (17,407)    (45,455)     (52,461)    (24,052)    (56,934)
Extraordinary item(3)................      (439)    (1,309)    (2,695)     (3,675)          --          --          --
                                       --------   --------   --------   ---------   ----------   ---------   ---------
  Net income (loss)..................    (2,185)    (2,399)   (20,102)    (49,130)     (52,461)    (24,052)    (56,934)
Preferred dividends..................        --         --         --        (780)      (7,750)     (3,169)     (4,771)
                                       --------   --------   --------   ---------   ----------   ---------   ---------
  Income (loss) attributable to
    common stockholders..............  $ (2,185)  $ (2,399)  $(20,102)  $ (49,910)  $  (60,211)  $ (27,221)  $ (61,705)
                                       ========   ========   ========   =========   ==========   =========   =========
Loss per share attributable to common
  stockholders:
  Loss per share before extraordinary
    item attributable to common
    stockholders.....................             $  (0.14)  $  (1.49)  $   (2.84)  $    (2.22)  $   (1.09)  $   (1.51)
  Extraordinary item, net of income
    tax benefit......................                (0.16)     (0.23)      (0.23)          --          --          --
                                                  --------   --------   ---------   ----------   ---------   ---------
  Loss per share attributable to
    common stockholders..............             $  (0.30)  $  (1.72)  $   (3.07)  $    (2.22)  $   (1.09)  $   (1.51)
                                                  ========   ========   =========   ==========   =========   =========
OPERATING AND OTHER DATA:
Units in service (end of period).....   247,716    755,546    944,013   2,142,351    4,030,836   2,332,006   4,223,980
EBITDA(4)............................  $ 10,923   $ 16,152   $ 27,771   $  32,751   $   70,469   $  33,179   $  56,760
EBITDA margin(5).....................      32.6%      31.7%      29.1%       25.5%        27.2%       26.9%       29.5%
Net cash provided (used) by operating
  activities.........................  $ 10,929   $ 11,796   $ 14,000   $  15,608   $   27,166   $  14,298   $  (4,719)
Net cash used in investing
  activities.........................  $ 13,598   $ 19,227   $ 44,528   $ 327,904   $  176,429   $  23,974   $  31,458
Net cash provided by financing
  activities.........................  $  1,983   $  9,190   $151,329   $ 199,639   $  163,242   $  19,508   $  15,737
ARPU(6)..............................  $  12.29   $  10.53   $   9.15   $    8.01   $     8.25   $    8.36   $    7.25
Average monthly operating expense per
  unit(7)............................  $   8.39   $   7.36   $   6.71   $    6.28   $     6.47   $    6.50   $    5.47
Units in service per employee (end of
  period)............................       716      1,007      1,047       1,086        1,366       1,132       1,586
Capital expenditures.................  $ 13,561   $ 19,091   $ 44,058   $  62,110   $   69,935   $  32,501   $  31,591

                                                                AS OF
                                                               JUNE 30,
                                                                 1998
                                                              ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    4,456
Working capital (deficit)...................................  $  (13,137)
Total assets................................................   1,028,979
Total debt..................................................     615,473
Redeemable preferred stock..................................      58,754
Total stockholders' equity (deficit)........................     119,211

---------------
(1) 1994, 1996, 1997 and the six-month period ended June 30, 1998 include the results of operations of acquired companies from their respective acquisition dates. On May 9, 1997, the Company sold the assets of its telemessaging operations, which were acquired through a merger on November 15, 1996; therefore, results of operations for the year ended December 31, 1997 include telemessaging operations through the date of sale only.
(2) Includes the impact of one-time, non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and for severance and other compensation costs incurred as part of a management reorganization charge of approximately $2.0 million in 1995.
(3) In 1993, 1994 and 1995 the Company refinanced balances outstanding under its then existing credit facilities. As a result of this refinancing the Company recorded extraordinary items of $439,000, $1.3 million and $2.7 million, respectively, representing charges to expense unamortized deferred financing costs and other costs, net of any income tax benefits, related to those credit facilities. In 1996, the Company recorded an extraordinary item for costs of approximately $3.7 million paid to purchase the A+ Network 11 7/8% senior subordinated notes outstanding. Additionally, the Company incurred breakage fees of approximately $1.7 million associated with the termination of two interest rate swap agreements in 1995. Costs associated with this termination have been included in interest and other (expense) income in the 1995 statement of operations.
(4) Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), while not a measure used under generally accepted accounting principles ("GAAP"), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which the Company's covenants are calculated under the Metrocall Credit Facility and the indentures governing certain indebtedness of Metrocall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for discussion of significant capital requirements and commitments. EBITDA excludes non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and approximately $2.0 million incurred as part of a management reorganization charge in 1995.
(5) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues less the net book value of products sold.
(6) ARPU is calculated by dividing (a) service, rent and maintenance revenues for the period by (b) the average number of units in service for the period. ARPU calculation excludes revenues derived from non-paging services such as telemessaging and tracking. The average number of units used by the Company to calculate ARPU, average monthly operating expense per unit and other per unit amounts are based on the average number of units in service during the relevant period and, with respect to periods in which an acquisition occurred, adjusted for the estimated number of units added after the date of acquisition.
(7) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses (excluding costs associated with telemessaging operations that were sold) before depreciation and amortization for the period by (b) the average number of units in service for the period. For this calculation, operating expenses exclude non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and approximately $2.0 million incurred as a part of a management reorganization charge in 1995.

                SUMMARY HISTORICAL COMBINED FINANCIAL STATEMENTS
                          AT&T WIRELESS SERVICES, INC.
                          ADVANCED MESSAGING DIVISION

     The following table presents summary historical financial data of AMD for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998. The historical financial data for each of the three years in the period ended December 31, 1997 have been derived from the audited Combined Financial Statements of AMD. The historical financial data for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 have been derived from AMD's unaudited Condensed Combined Financial Statements. The following information should be read in conjunction with the "Selected Historical Combined Financial Data" and AMD's Combined Financial Statements and notes thereto presented elsewhere in this Proxy Statement. Operating results for interim periods are not necessarily indicative of the results that might be expected for an entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this Proxy Statement.

                                                                                                        SIX MONTHS
                                                                                                      ENDED JUNE 30,
                                                                                                 ------------------------
                                                                1995       1996        1997        1997           1998
                                                              --------   ---------   ---------   ---------      ---------
                                                                     (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
    Service, activation and other revenues..................  $126,268   $ 155,119   $ 173,048   $  83,322      $  94,197
    Equipment sales.........................................    14,352      12,231      12,820       5,287          3,823
                                                              --------   ---------   ---------   ---------      ---------
        Total revenues......................................   140,620     167,350     185,868      88,609         98,020
    Cost of equipment sales.................................   (11,520)    (10,015)     (8,980)     (3,708)        (2,824)
                                                              --------   ---------   ---------   ---------      ---------
                                                               129,100     157,335     176,888      84,901         95,196
    Operating expenses:
    Cost of paging service..................................    30,557      43,073      48,686      23,487         29,022
    Selling, general and administrative.....................    90,421      91,775      99,501      49,720         46,587
    Depreciation and amortization...........................    34,186      39,277      40,036      18,584         23,428
    Reorganization (5)......................................        --          --       3,097       3,097             --
                                                              --------   ---------   ---------   ---------      ---------
    Loss from operations....................................   (26,064)    (16,790)    (14,432)     (9,987)        (3,841)
    Interest expense affiliate..............................    (1,343)     (1,371)     (1,020)       (681)            --
    Gain on sale of equipment (net).........................        --          --          --          --            155
                                                              --------   ---------   ---------   ---------      ---------
    Loss before income tax provision........................   (27,407)    (18,161)    (15,452)    (10,668)        (3,686)
    Provision for state income taxes........................      (151)       (230)       (255)       (124)          (137)
                                                              --------   ---------   ---------   ---------      ---------
    Net loss................................................  $(27,558)  $ (18,391)  $ (15,707)  $ (10,792)     $  (3,823)
                                                              ========   =========   =========   =========      =========
OPERATING AND OTHER DATA:
    Units in service (end of period)........................   983,668   1,162,843   1,300,341   1,230,941      1,345,012
    EBITDA (1)..............................................  $  8,122   $  22,487   $  28,701   $  11,694      $  19,587
    EBITDA margin (2).......................................       6.3%       14.3%       16.2%       13.8%          20.6%
    Net cash provided by operating activities...............  $ 18,619   $  17,920   $  35,571   $  13,081      $  15,846
    Net cash used in investing activities...................  $ 35,784   $  50,751   $  54,565   $  21,822      $  17,829
    Net cash provided by financing activities...............  $ 17,165   $  32,831   $  18,994   $   8,741      $   1,983
    ARPU (3)................................................  $  12.35   $   12.04   $   11.71   $   11.60      $   11.87
    Average monthly operating expense per unit (4)..........  $  11.83   $   10.47   $   10.03   $   10.19      $    9.53
    Capital expenditures....................................  $ 35,784   $  50,751   $  54,565   $  21,822      $  18,229

                                                                                                                  AS OF
                                                                                                                JUNE 30,
                                                                                                                  1998
                                                                                                                ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit).................................................................................      $ (14,273)
    Cash and cash equivalents.............................................................................             --
    Total assets..........................................................................................        105,881
    Total debt............................................................................................             --
    Net assets............................................................................................         71,513

---------------
(1) EBITDA, while not a measure under GAAP, is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA for AMD excludes non-recurring charges of approximately $3.1 million for reorganization in 1997.

(2) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues less the cost of equipment sales.

(3) ARPU (average monthly paging revenue per unit) is calculated by dividing (a) service, activation and other revenues for the period by (b) the average number of units in service for the period.

(4) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period.

(5) In 1997, AMD recorded a reorganization charge of approximately $3.1 million for employee termination and facility closures in connection with the termination of east coast operations.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 under the heading "Pro Forma Metrocall" gives effect to the acquisition of substantially all the assets of Page America Group, Inc. ("Page America") completed on July 1, 1997 (the "Page America Acquisition"); the sale of $200.0 million of 9 3/4% senior subordinated notes on October 21, 1997 (the "Notes Offering") and the merger with ProNet Inc. ("ProNet") completed on December 30, 1997 (the "ProNet Merger"). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 give effect to the foregoing transactions and the AMD Acquisition under the heading "Pro Forma Metrocall and AMD" as if the transaction had occurred on January 1, 1997.

     The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1998 under the heading "Pro Forma Metrocall and AMD" gives effect to the AMD acquisition as if the transaction had occurred on January 1, 1997.

     The unaudited pro forma condensed combined balance sheet under the heading "Pro Forma Metrocall and AMD" gives effect to the acquisition of AMD for (i) cash of $115.0 million (including direct acquisition costs, professional fees and other costs of approximately $5.0 million) and (ii) Series C Preferred having a stated value of $95.0 million bearing dividends at 8% per year, as if the transaction had occurred on June 30, 1998.

     The Page America Acquisition and the ProNet Merger were each accounted for by the purchase method of accounting. The AMD Acquisition will also be accounted for by the purchase method of accounting. The purchase prices for the ProNet Merger and the AMD Acquisition have been allocated on a preliminary basis to the assets acquired or to be acquired based upon the estimated values of such assets. The final allocation of intangible assets for the AMD Acquisition will be based upon appraised values of acquired assets on the closing date.

     This information should be read in conjunction with the notes herein and the Metrocall Consolidated Financial Statements (incorporated by reference herein), the AMD Combined Financial Statements (included herein) and the ProNet Consolidated Financial Statements (incorporated by reference herein). The unaudited pro forma condensed combined financial data do not purport to represent what Metrocall's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project Metrocall's results of operations and financial position for any future period or dates. The pro forma adjustments are based upon available information and certain adjustments that the management of Metrocall believes are reasonable. In the opinion of the management of Metrocall, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined data.

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                                                     PRO FORMA
                                                                        PRO FORMA    METROCALL
                                                           METROCALL    METROCALL     AND AMD
                                                           ----------   ----------   ----------
CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA:
     Total revenues......................................  $  289,364   $  416,500   $  602,368
     Operating expenses..................................     280,646      502,029      694,465
     Loss from operations................................     (21,230)    (128,325)    (150,373)
     Interest expense....................................     (36,248)     (59,080)     (68,395)
     Loss attributable to common stockholders............     (60,211)    (160,968)    (191,899)
     Loss per share attributable to common
       stockholders......................................  $    (2.22)  $    (3.95)  $    (4.71)
     Weighted average common shares outstanding..........      27,087       40,748       40,748
OTHER DATA:
     EBITDA (a)..........................................  $   70,469   $  102,625   $  124,826

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                                           PRO FORMA
                                                                           METROCALL
                                                              METROCALL     AND AMD
                                                              ----------   ----------
CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA:
     Total revenues.........................................  $  206,584   $  304,604
     Operating expenses.....................................     239,917      337,352
     Loss from operations...................................     (47,792)     (52,031)
     Interest expense.......................................     (31,024)     (35,682)
     Loss attributable to common stockholders...............     (61,705)     (68,264)
     Loss per share attributable to common stockholders.....  $    (1.51)  $    (1.67)
     Weighted average common shares outstanding.............      40,867       40,867
OTHER DATA:
     EBITDA (a).............................................  $   56,760   $   74,347
CONDENSED COMBINED BALANCE SHEET DATA:
(as of June 30, 1998)
     Working capital (deficit)..............................  $  (13,137)  $  (28,876)
     Total assets...........................................   1,028,979    1,312,295
     Total debt (b).........................................     615,473      730,473
     Total stockholders' equity.............................     119,211      119,211

---------------
(a) EBITDA (earnings before interest, taxes, depreciation and amortization, and certain one-time charges), while not a measure under generally accepted accounting principles ("GAAP"), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which Metrocall's covenants are calculated under its credit facility and the indentures governing certain indebtedness of Metrocall. EBITDA excludes certain, non-recurring charges of approximately $9.4 million for ProNet ($6.3 million) and AMD ($3.1 million) in 1997.

(b) During July 1998, the Company increased borrowings outstanding under the Metrocall Credit Facility by $7.0 million primarily to fund working capital requirements.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain historical per share data of Metrocall and AMD and combined unaudited pro forma per share data after giving effect to the AMD acquisition. This information should be read in conjunction with the Pro Forma Condensed Combined Financial Data and the notes thereto (included herein) and with the Metrocall Consolidated Financial Statements (incorporated by reference herein) and the AMD Combined Financial Statements (included herewith) and the ProNet Consolidated Financial Statements (incorporated by reference herein). The unaudited pro forma per share data do not purport to represent what Metrocall's results of operations or financial position actually would have been had such transactions and events occurred on the dated specified, or to project Metrocall's results of operations or financial position for any future period or date.

                                                                                       COMBINED
                                                              PRO FORMA   HISTORICAL   METROCALL
                                                              METROCALL     AMD(A)      AND AMD
                                                              ---------   ----------   ---------
Loss from continuing operations per share attributable to
  common stockholders:
     Year ended December 31, 1997...........................   $(3.95)       N/A        $(4.71)
     Six months ended June 30, 1998.........................   $(1.51)       N/A        $(1.67)
Book value per share:
     June 30, 1998..........................................   $ 2.92        N/A        $ 2.92

---------------

(a) AMD is a division of AT&T Wireless, a subsidiary of AT&T.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

THE SPECIAL MEETING

     Metrocall will hold the Special Meeting at 9:00 a.m. eastern time on September 29, 1998. The meeting will take place at the Ritz-Carlton, Pentagon City, which is located at 1250 South Hayes Street in Arlington, Virginia.

THIS PROXY SOLICITATION

     Metrocall is sending you this Proxy Statement because Metrocall's Board of Directors is seeking your proxy to vote your shares at the Special Meeting. This Proxy Statement includes information that Metrocall is required to provide to you under the rules of the Securities and Exchange Commission. It is intended to assist you in voting your shares. On August 31, 1998, we began mailing information to all people who, according to our stockholder records, owned shares at the close of business on August 20, 1998.

     Metrocall will pay the cost of requesting these proxies. Metrocall's directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. Metrocall also has retained Corporate Investor Communications, Inc., to assist in distributing proxy solicitation materials and seeking proxies. Metrocall estimates the cost of retaining Corporate Investor Communications to be $6,000, plus expenses. Metrocall will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock.

VOTING YOUR SHARES

     You are entitled to one vote at the Special Meeting for each share of Metrocall's common stock that you owned of record at the close of business on August 20, 1998. The number of shares you owned on August 20, 1998 (and may vote) is listed on the enclosed proxy card.

     You may vote your shares at the Special Meeting in person or by proxy. To vote in person, you must attend the Special Meeting. We will give you a ballot at the Special Meeting. To vote by proxy, you must complete and return the enclosed proxy card. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the Special Meeting in accordance with the instructions you give on the proxy card.

     Your proxy card will be valid only if you sign, date and return it before the Special Meeting. IF YOU COMPLETE THE PROXY CARD EXCEPT FOR THE VOTING INSTRUCTIONS, THEN YOUR SHARES WILL BE VOTED FOR THE PROPOSED ISSUANCE OF SERIES C PREFERRED AND FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. You may revoke your proxy at any time before it is voted by any of the following means:

          - Notifying the Assistant Secretary of Metrocall in writing that you wish to revoke your proxy.

          - Submitting a proxy dated later than your original proxy.

          - Attending the Special Meeting and voting. Merely attending the Special Meeting will not by itself revoke a proxy; you must vote your shares at the Special Meeting to revoke the proxy.

     Under Metrocall's by-laws, no business may be transacted at the meeting other than the proposals discussed in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The rules of the Nasdaq Stock Market (where Metrocall stock is traded) require stockholders to approve substantial issuances of stock, including preferred stock like the Series C Preferred. The proposed issuance of the Series C Preferred will be approved if a majority of the votes cast on Proposal One are cast in favor of the proposal. The proposed amendment to the certificate of incorporation to increase the number of shares of common stock Metrocall is authorized to issue requires a majority of the issued and outstanding shares for approval. Stockholder approval of Proposal One, but not Proposal Two, is required to complete the AMD acquisition.

     In addition, a "quorum" must be present at the Special Meeting. A quorum will be present if 20,478,414 shares are represented at the Special Meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and "broker non-votes" will be counted as shares that are represented at the Special Meeting. (A broker non-vote can occur if you hold your shares with a broker and are asked to instruct your broker how to vote your shares. If you do not tell your broker how to vote, your broker will not be able to vote for or against the proposal. If your broker returns a proxy card for your shares without any voting instructions, your shares will be counted as "broker non-vote" shares.) In deciding whether Proposal One (Issuance of Series C Preferred) has been approved, abstentions will count as if they were votes against the proposal, but broker non-votes will not count. Abstentions and broker non-votes will be equivalent to a vote against Proposal Two (Increasing the Authorized Shares of Common Stock).

     On the record date for the Special Meeting, August 20, 1998, 40,956,827 shares were issued and outstanding.

OTHER MATTERS

     Under Section 262 of the Delaware General Corporation Law, Metrocall's stockholders are not entitled to appraisal rights whether or not they vote against Proposal One or Proposal Two.

     The high and low sales prices on the Nasdaq Stock Market for shares of Metrocall's common stock on June 26, 1998, the last trading day before Metrocall announced the AMD acquisition, were $5.938 and $5.813 per share, respectively.

     Arthur Andersen LLP is Metrocall's independent accountant. Representatives of Arthur Andersen LLP will attend the Special Meeting. They will have the opportunity to make a statement if they wish, and to respond to appropriate questions.

     Any proposal intended to be presented by any stockholder for action at the 1999 Annual Meeting of Stockholders of Metrocall must be received by the Secretary of Metrocall at 6677 Richmond Highway, Alexandria, Virginia 22306 not later than November 30, 1998, in order for the proposal to be considered for inclusion in Metrocall's proxy statement and proxy relating to the 1999 Annual Meeting.

                 PROPOSAL ONE -- ISSUANCE OF SERIES C PREFERRED

         INFORMATION ABOUT THE PROPOSED ISSUANCE OF SERIES C PREFERRED

INTRODUCTION

     On June 26, 1998, Metrocall entered into a Stock Purchase Agreement to acquire the stock of McCaw RCC, AT&T Wireless' subsidiary that conducts the AMD business, and to acquire the NPCS License. (The sellers of AMD and the NPCS License are referred to collectively as "AT&T Wireless.") Metrocall will pay $110 million in cash and $95 million in stated value of Series C Preferred for the AMD acquisition and NPCS License. The purchase price to be paid by Metrocall is subject to adjustment based on the financial performance of AMD prior to the closing. The Series C Preferred shares will be convertible into Metrocall common stock representing more than 20% of the currently outstanding Metrocall common stock. Therefore, Nasdaq Stock Market rules require that the stockholders approve the issuance of the Series C Preferred.

     Certain stockholders of Metrocall have entered into voting agreements pursuant to which they have agreed to vote all of their shares of Metrocall common stock for the approval of both Proposal One and Proposal Two. These stockholders, which include all of the Directors and companies with which some of them are affiliated, currently own approximately 13.3 million shares of Metrocall common stock in the aggregate, or approximately 32.5% of the voting rights.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                THE PROPOSED ISSUANCE OF THE SERIES C PREFERRED.

BACKGROUND OF THE AMD ACQUISITION

  Parties

     Metrocall had approximately 4.2 million pagers in service at June 30, 1998, and is the second largest paging company in the United States (based on the number of subscribers), providing local, regional and nationwide paging and other wireless messaging services. Metrocall currently operates regional and nationwide paging networks throughout the United States with concentrated selling efforts in six operating regions: (i) the Northeast (Massachusetts through Western Pennsylvania); (ii) the Mid-Atlantic (Eastern Pennsylvania, Maryland, Delaware, Virginia and the Washington, D.C. metropolitan area); (iii) the Southeast (including the Carolinas, Georgia, Florida, Alabama, Mississippi and Tennessee); (iv) the Southwest (primarily Louisiana and Texas); (v) the Mid-West (including Illinois, Indiana and Wisconsin); and (vi) the West (primarily California, Nevada and Arizona). Through the Metrocall Nationwide Wireless Network, the Company provides coverage to over 1,000 U.S. cities including the top 100 Standard Metropolitan Statistical Areas. During the past two years, Metrocall has emerged as the leading consolidator in the paging industry, through its acquisitions of A+ Network, Inc., ProNet Inc. and several other paging service providers.

     Metrocall was organized as a Delaware corporation in October 1982. Metrocall common stock is traded on the Nasdaq National Market under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677. Unless the context otherwise requires, all references to Metrocall shall mean Metrocall prior to the consummation of the AMD acquisition.

     AMD provides local, regional and nationwide paging services to approximately 1.3 million subscribers. AMD is regionally focused with its primary service areas located in the Northwest, West Coast, Mountain, Central and Southwest regions of the United States, including Alaska, Arkansas, California, Colorado, Kansas, Minnesota, Nevada, Oklahoma, Oregon, Texas, Utah and Washington. AMD is one of the ten largest paging companies in the United States, based on industry reports of number of subscribers.

     McCaw RCC was incorporated in 1982 as a subsidiary of the former McCaw Cellular Communications, Inc., the predecessor of AT&T Wireless. McCaw RCC originally was assembled through acquisitions of licenses and small local and regional carriers. AT&T Wireless currently conducts its paging and messaging operations through AMD, a division of AT&T Wireless, which is composed of McCaw RCC and its subsidiaries. AMD's principal executive offices are located at 110 110th Avenue, NE, Suite 200, Bellevue, Washington 98004 and its telephone number is (425) 990-4400.

  Reasons for Transaction

     Metrocall's long-term strategy is to continue to expand its operations by providing paging and other wireless communication services to an increasingly broad base of subscribers throughout the United States. The acquisition of AMD will further this strategy by adding approximately 1.3 million subscribers and expanding Metrocall's geographical marketing presence to include Alaska, Arkansas, Colorado, Kansas, Minnesota, Missouri, Oklahoma, Oregon, Utah and Washington. The acquisition of the NPCS License will further Metrocall's strategic goals by allowing the company to enter the two-way paging and messaging segment of the market. In connection with the acquisition and under the terms of the Stock Purchase Agreement, AT&T and AT&T Wireless will also enter into an exclusive five-year national distribution agreement with Metrocall, pursuant to which AT&T and its affiliates will offer Metrocall branded pagers and paging and messaging services for sale in AT&T Wireless' retail locations on an exclusive basis for five years.

  Background of Negotiations

     In November 1997, AT&T announced that it was considering selling AMD as part of an effort to dispose of non-core assets and focus on its primary communication services business. On February 19, 1998, Metrocall expressed its interest in acquiring AMD and the NPCS License on the general terms and conditions set forth in a written proposal to AT&T. Metrocall conducted financial and legal due diligence reviews of AMD in March and April, and negotiated the terms and conditions of the AMD acquisition and the Series C Preferred in May and June. AT&T's Board of Directors approved the sale of AMD and the NPCS License to Metrocall on June 17, 1998, and Metrocall's Board of Directors approved the purchase of AMD and the NPCS License on June 17, 1998.

  Opinion of Financial Advisor

     The Board retained Salomon Smith Barney to act as its financial advisor in connection with the proposed AMD acquisition. At the meeting of the Metrocall Board of Directors held on June 17, 1998, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the purchase price was fair to Metrocall from a financial point of view. No limitations were imposed by the Metrocall Board of Directors upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

     The full text of Salomon Smith Barney's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit A to this Proxy Statement (the "Salomon Opinion"). You are urged to, and should, read the Salomon Opinion in its entirety. The Salomon Opinion is directed to the Board and relates to the fairness of the transaction, from a financial point of view, to Metrocall, and it does not constitute a recommendation to you about how to vote at the Special Meeting. The summary of the Salomon Opinion as set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with rendering its opinion, Salomon Smith Barney reviewed certain publicly available information concerning Metrocall and AMD and certain other financial information concerning Metrocall and AMD, including financial forecasts, that were provided to Salomon Smith Barney by Metrocall, AMD and AT&T Wireless. Salomon Smith Barney discussed the past and current business operations and financial conditions of Metrocall and AMD as well as other matters it believed relevant to its inquiry with certain officers and employees of Metrocall and AMD, respectively. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the financial and other information reviewed by Salomon Smith Barney, and it did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of Metrocall and AMD, Salomon Smith Barney assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Metrocall and AMD as to the future financial performance of Metrocall or AMD, respectively, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Smith Barney also assumed that the AMD acquisition will be consummated in accordance with the terms of the Stock Purchase Agreement. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Metrocall or AMD.

     Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof. Salomon Smith Barney's opinion does not imply any conclusion as to the trading range for Metrocall's common stock following the consummation of the AMD acquisition, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion does not address Metrocall's underlying business decision to effect the transaction. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the purchase price to Metrocall.

     In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the Metrocall Board of Directors. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated June 19, 1998 are summarized below. In determining AMD's implied value, Salomon Smith Barney did not take into account the positive value attached to either the NPCS License which AT&T purchased in 1994 for $80 million or the distribution agreement by and among AT&T, AT&T Wireless and Metrocall.

     No company used in the public market analysis described below is identical to AMD and no transaction used in the private market analysis described below is identical to the AMD acquisition. Accordingly, an analysis of the results of the analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.

  AMD Valuation Analysis

          (i) Public Market Analysis. A public market analysis analyzes a business' operating performance and outlook relative to a group of publicly traded peer companies to determine an implied market trading value. Salomon Smith Barney compared certain financial information of AMD with a group of companies that Salomon Smith Barney believed to be appropriate for comparison. The group included Arch Communications Group, Metrocall, SkyTel, Pagemart Wireless, and Paging Network (the "Paging Companies"). The financial and valuation data for the Paging Companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped" Paging Companies. Salomon Smith Barney reviewed, among other things, the multiples of firm value to (a) Last Quarter Annualized ("LQA") Net Revenues, finding a multiple range of 2.1x to 4.3x with a mean of 2.9x and a median of 2.9x for the Paging Companies,
     (b) LQA earnings before interest, taxes, depreciation and amortization ("EBITDA"), finding a multiple range of 7.4x to 11.5x with a mean of 9.1x and a median of 7.9x for the Paging Companies, (c) 1998 estimated EBITDA (based on Wall Street equity research estimates), finding a multiple range of 7.1x to 11.4x with a mean of 8.6x and a median of 7.5x for the Paging Companies, (d) 1999 estimated EBITDA (based on Wall Street equity research estimates), finding a multiple range of 5.9x to 11.4x with a mean of 7.6x and a median of 6.4x for the Paging Companies and (e) the number of pagers issued, finding a multiple range of $191 to $1,604. Using this information and other factors relevant in the valuation of AMD, Salomon Smith Barney determined a valuation range of $213 million to $249 million for AMD.

          (ii) Private Market Analysis. A private market valuation analysis provides a valuation range based upon financial information of companies which have been acquired in selected recent transactions and which are in the same or similar industries as the business being valued. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions involving paging services companies. The transactions used in this analysis included Arch's acquisition of USA Mobile, MobileMedia's acquisition of MobileComm, Arch's acquisition of Westlink, Metrocall's acquisition of A+ Network, and Metrocall's acquisition of ProNet (the "Precedent Transactions"). Salomon Smith Barney reviewed, among other things, the multiples of firm value to
     (a) LQA EBITDA represented by the Precedent Transactions, which ranged from 7.9x to 15.0x, and (b) the number of pagers issued represented by the Precedent Transactions, which ranged from $152 to $630. Using this information and other factors deemed relevant to the valuation of AMD, Salomon Smith Barney selected a multiple of firm value to LQA EBITDA of 7.9x (based on Metrocall's acquisition of ProNet, which, in Salomon Smith Barney's judgment, was the only truly comparable transaction to the AMD acquisition), as well as a multiple of firm value to pager of $152 to $190. This analysis resulted in an implied firm value range of $202 million to $252 million for AMD.

          (iii) Discounted Cash Flow Analysis. A discounted cash flow ("DCF") analysis provides insight into the value of a business based on the projected earnings and capital requirements and the net present value of the subsequent cash flows anticipated to be generated by the assets of such business.

             (a) DCF -- No Synergies. Salomon Smith Barney derived ranges of implied firm value of AMD based upon the present value as of June 30, 1998 of its five-year stream of projected cash flows (based on estimates provided by management of Metrocall from 1998 to the year 2002) and the projected year 2002 exit value based upon a range of multiples of its projected year 2002 EBITDA if AMD were to continue on a stand-alone basis (without giving effect to acquisition by Metrocall). Salomon Smith Barney applied several discount rates reflecting a weighted average cost of capital ("WACC") ranging from 11.5% to 12.5% and exit multiples of EBITDA ranging from 7.5x to 8.5x. Based on such WACC rates, multiples and certain adjustments, this analysis resulted in an implied firm value for AMD ranging from $178 million to $212 million.

             (b) DCF With Synergies. Salomon Smith Barney reviewed the synergy estimates provided by the management of Metrocall (the "Metrocall Synergy Estimates") prepared after the management of Metrocall held discussions and exchanged information with the management of AMD. The Metrocall Synergy Estimates reflect only the incremental benefits expected by the management of Metrocall to result from the AMD acquisition compared to Metrocall on a stand-alone basis and exclude any revenue synergies. Salomon Smith Barney then estimated the present value as of June 30, 1998 of the future streams of after-tax cash flows generated by those synergies, by applying discount rates reflecting a WACC ranging from 11.5% to 12.5 % to such cash flows through 2002 and by adding a terminal value determined by projecting a range of nominal perpetual synergy growth rates ranging from -2.00% to 2.00 %. This analysis resulted in a range of values for the synergies of $41 million to $49 million. This resulted in an implied value for AMD of $219 million to $261 million including the present value of the synergies.

     The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Board of Directors of Metrocall. Salomon Smith Barney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Metrocall or AMD. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the purchase price to Metrocall. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Pursuant to an engagement letter (the "Engagement Letter") dated January 2, 1998, Metrocall agreed to pay Salomon Smith Barney (a) a fee of $250,000 which was paid following Metrocall's execution of the Stock Purchase Agreement; and
(b) a fee of $1,287,500 contingent upon the consummation of an Acquisition Transaction (as defined in the Engagement Letter) and payable at the closing thereof. Metrocall also agreed, under certain circumstances, to reimburse Salomon Smith Barney for certain out-of-pocket expenses incurred by Salomon Smith Barney in connection with an acquisition Transaction, and agreed to indemnify Salomon Smith Barney and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement.

     Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the past, Salomon Smith Barney has rendered certain investment banking and financial advisory services to Metrocall and AT&T for which Salomon Smith Barney received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney may actively trade the securities of Metrocall and AT&T for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with Metrocall (and its affiliates) and AT&T. The Metrocall Board of Directors retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the AMD acquisition.

  Accounting Treatment

     Metrocall will account for the acquisition under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on the estimated fair values at the time of acquisition. Income of Metrocall will not include income (or loss) of AMD prior to the date of acquisition.

  Certain Federal Income Tax Consequences

     The acquisition will have no federal income tax consequences for Metrocall's stockholders. Metrocall does not believe there will be any material adverse tax consequences to the company from the proposed acquisition.

  Regulatory Approvals

     The acquisition is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. That act provides that certain transactions may not be consummated until required information and material have been furnished to federal antitrust regulators and certain waiting periods have expired or been terminated. On July 24, 1998, Metrocall and AT&T Wireless each filed the required information and material with the regulators. The statutory waiting period under the Hart-Scott-Rodino Act expired on August 23, 1998.

     The acquisition is also conditioned upon, among other things, Metrocall and AT&T Wireless having obtained Federal Communications Commission ("FCC") approval, in all material respects, of the assignment or transfer of licenses and authorizations issued for the construction or operation of AT&T Wireless' paging and messaging business. Applications for FCC approval were filed by Metrocall and AT&T Wireless on July 7, 1998.

THE ACQUIRED BUSINESS AND NPCS LICENSE

     AMD, a division of AT&T Wireless (which, in turn, is a wholly owned subsidiary of AT&T), conducts AT&T's paging and messaging operations. AMD has operated under the AT&T brand name since 1994. With approximately 1.3 million subscribers, industry reports indicate that AMD is one of the ten largest paging companies in the United States. AMD is geographically organized into 24 service areas within six regions: Northwest, West, Southwest, Mountain, Central and East. AMD provides service on its owned-and-operated networks in the Northwest, West, Mountain, Southwest and Central regions. The core areas covered by AMD's networks include service areas in Alaska, Washington, Oregon, California, Colorado, Utah, Texas, Oklahoma, Arkansas, Kansas and Minnesota. AMD also resells local paging services in the Eastern United States, and offers nationwide services by virtue of resale agreements.

     AMD's core services include numeric and alphanumeric paging. AMD provides its services to subscribers for a monthly, quarterly, semi-annual or annual fee, which typically includes a fixed number of pages and additional pages beyond this are charged on a per page basis. Subscribers either rent pagers from AMD for an additional fee or buy their own pagers from AMD or from another vendor. The fee is generally determined based upon the type of service provided, the geographic area covered, the number of pagers to which service is provided and the number of pages. AMD also provides enhanced and ancillary services such as voicemail, computer-based messaging, pager protection on leased pagers and maintenance service on leased and customer-owned equipment (through third-party repair facilities).

     AMD owns numerous licenses of various frequencies. Its three primary owned and operated frequencies are 931.2125 MHz, 931.5125 MHz and 931.6125 MHz. Additional paging systems operate on various VHF and UHF frequencies. The customer interface to AMD's systems is provided by paging terminals supplied by Glenayre, a supplier of network equipment and services to the paging industry. These terminals are networked through AT&T Wireless' enterprise TCP/IP network utilizing the TNPP network protocol. The RF plant consists of Ericsson, Glenayre and Motorola transmitters, 80% of which are capable of 4 level FLEX encoding. The control system for the three primary frequencies is either Glenayre C2000 or Motorola C-Net. Distribution networks include terrestrial point to multi-point RF link and FM(3) and SCPC satellite control. Network monitoring is provided by use of C-Nets BOS network management package.

     AMD has approximately 950 transmitter sites in its service area. The majority of the transmitter sites are leased. About 17% of the sites are co-located with AT&T Wireless. AMD occupies a total of approximately 250,000 square feet of commercial space in 32 locations (excluding sites provided by AT&T Wireless).

     AMD's business customers are served by a direct sales organization while consumers and small businesses are reached via retail distribution, resellers and AMD direct sales.

     AMD employs approximately 1,000 full-time employees, none of whom is represented by a labor union.

     AMD's financial results are set forth in Appendix A and the attached financial statements.

     AT&T Wireless acquired the NPCS License from the FCC at auction in 1994 for $80 million. The NPCS License offers Metrocall the potential to expand capacity for the provision of enhanced services, including two-way paging services. AMD has not constructed any base stations that operate over the NPCS License. The NPCS License requires that its holder construct base stations that (a) provide coverage to a composite area of 750,000 square kilometers or serve 37.5% of the U.S. population by September 29, 1999, and (b) provide coverage to a composite area of 1.5 million square kilometers or serve 75% of the U.S. population by September 29, 2004. Non-compliance with the license requirements may result in forfeiture of the license. Metrocall will have to incur significant capital expenditures to build-out facilities to maintain the NPCS License in accordance with the FCC requirements.

INFORMATION ABOUT THE STOCK PURCHASE AGREEMENT

     The Stock Purchase Agreement sets forth the principal terms on which the acquisition will be consummated. The Stock Purchase Agreement contains representations, warranties, covenants and agree-ments of the parties, and also specifies conditions to the consummation of the acquisition and terms under which the acquisition may be terminated or abandoned.

     We describe the important terms of the Stock Purchase Agreement below. The Stock Purchase Agreement is included as Exhibit B to this Proxy Statement. You should read the entire Stock Purchase Agreement. Metrocall and AT&T Wireless will also enter into other agreements in connection with the acquisition, including an exclusive five-year national distribution agreement, various transition services agreements and a registration rights agreement. This section also describes the expected terms of these other agreements.

  The Purchase Price

     Metrocall will pay $110 million in cash and shares of Series C Preferred with a stated value of $95 million to acquire AMD and the NPCS License. The purchase price is subject to the following adjustments:

          - If either the net revenue (as defined by the Stock Purchase Agreement) or the operating cash flow (earnings before interest, taxes, depreciation, amortization, corporate allocations and other defined expenses) of AMD does not exceed 90% of certain agreed-upon targets, the purchase price will be reduced by the greater of (a) the shortfall in net revenue from 90% of the agreed-upon target times a specified adjustment multiple or (b) the shortfall in operating cash flow from 90% of the agreed-upon target times a specified adjustment multiple. The maximum amount of any reduction to the purchase price for this adjustment is 10% of the total purchase price. One half of any such adjustment will reduce the cash consideration and one half will reduce the preferred stock consideration.

          - If both the net revenue and operating cash flow of AMD exceed 110% of the agreed-upon targets, the purchase price will be increased by the greater of (a) the excess in net revenue over 110% of the agreed-upon target times a specified adjustment multiple or (b) the excess in operating cash flow over 110% of the agreed-upon target times a specified adjustment multiple. The maximum amount of any increase in the purchase price for this adjustment is 10% of the total purchase price. One half of any such adjustment will increase the cash consideration and one half will increase the preferred stock consideration.

          - If the working capital deficit of AMD exceeds $19.1 million, the cash consideration will be reduced by the excess of the working capital deficit over $19.1 million.

          - If the number of new pagers included in the inventory (as defined in the Stock Purchase Agreement) of AMD is less than 50,000 (of which at least 42,500 must have been manufactured by Motorola, Inc.), the cash consideration will be reduced by the shortfall number times $78.

  Covenants

     Metrocall will take all action necessary in accordance with applicable law, the rules of the Nasdaq Stock Market and Metrocall's organizational documents to convene the Special Meeting. Metrocall has agreed that it would not enter into any transaction that would result in any material delay in convening the Special Meeting, or take any action that would be reasonably likely to have an adverse effect on obtaining stockholder approval of Proposal One.

     AT&T Wireless agreed that, unless and until the Stock Purchase Agreement is terminated, it will not solicit, initiate or participate in any negotiations, inquiries or discussions regarding any alternative transactions involving the acquired business.

     AT&T Wireless has agreed that, for five years from the closing of the acquisition, neither it nor any of its affiliates (as that term is defined in the Stock Purchase Agreement) will directly or indirectly compete with Metrocall in the traditional paging market anywhere in the United States or acquire any business that derives a majority of its revenue from traditional paging services. The term of this restriction on AT&T Wireless (and its affiliates) may be shortened if Metrocall is acquired by a company that derives more than $1 billion in annual revenues from offering telecommunications services. AT&T Wireless' non-competition agreement is also subject to certain exceptions if AT&T acquires a paging business incidental to another acquisition. In that case, Metrocall will have a right to purchase the acquired paging business.

  Employee Matters

     Metrocall has agreed to provide employment to all employees of AMD other than those that the parties agree specifically will not be offered employment. None of the AMD employees is covered by a collective bargaining agreement. Metrocall will not assume any of the pension or welfare benefit plans maintained for the employees of AMD. Metrocall will establish a severance plan for those former AMD employees that it terminates within the first twelve months following the closing date.

  Indemnification

     Metrocall and AT&T Wireless will each indemnify the other for breaches of the representations and warranties, and non-fulfillment of the covenants, contained in the Stock Purchase Agreement for a period of 18 months following the closing of the AMD acquisition. The parties' indemnification obligations with respect to such breaches are generally subject to an aggregate threshold of $500,000 and an aggregate cap of $8 million. In addition to these indemnification provisions, AT&T Wireless also agreed to indemnify Metrocall for any and all liabilities not expressly disclosed to Metrocall to the extent relating to the business, operations or assets of the acquired businesses prior to the closing of the AMD acquisition without regard to the indemnification threshold, indemnification cap or 18-month time limitation.

  Conditions to Closing the Acquisition

     Both Metrocall's and AT&T Wireless' obligations to close the transaction are subject to certain conditions. These include: absence of injunctions or litigation that would prevent the transaction from closing; receipt of necessary regulatory clearance; and approval of Proposal One by Metrocall's stockholders.

     Metrocall will not be obligated to close the transaction if the following conditions (among others) are not also satisfied: accuracy, in all material respects, of AT&T Wireless' representations and warranties and compliance, in all material respects, by AT&T Wireless with its obligations under the Stock Purchase Agreement; execution of the exclusive five-year national distribution agreement and transition services agreements; absence of any development after June 26, 1998 that would have a material adverse effect on the acquired business; and net revenue and operating cash flow of at least 80% of the agreed-upon targets.

     In addition, AT&T Wireless will not be required to consummate the acquisition of AMD if the following conditions (among others) are not also satisfied: accuracy, in all material respects, of Metrocall's representations and warranties and compliance, in all material respects, by Metrocall with its obligations under the Stock Purchase Agreement; absence of any development after June 26, 1998 that would have a material adverse effect on Metrocall's business; no "Change of Control" (as that term is defined in the Stock Purchase Agreement) of Metrocall shall have occurred; filing of the Series C Preferred certificate of designation (as defined below) with the Secretary of State of the State of Delaware; and execution of a registration rights agreement.

  Termination and Termination Fee

     Metrocall and AT&T Wireless may mutually agree to terminate the Stock Purchase Agreement at any time prior to the closing of the AMD acquisition. Either one of them may terminate the Stock Purchase Agreement if the AMD acquisition is enjoined or the closing has not occurred by March 26, 1999. In addition, AT&T Wireless may terminate the Stock Purchase Agreement if the Special Meeting does not occur by November 22, 1998 or Metrocall's stockholders do not approve Proposal One. If AT&T Wireless terminates the Stock Purchase Agreement because Metrocall's stockholders do not approve Proposal One or the Special Meeting has not occurred by November 22, 1998 (unless any delay beyond such date is beyond Metrocall's reasonable control), Metrocall will pay AT&T Wireless a termination fee of $9 million.

  Closing Date

     The closing date for the AMD acquisition will occur on the first day of the calendar month following the satisfaction or waiver of all the conditions set forth in the Stock Purchase Agreement.

  Related Agreements

     Distribution Agreement and Service Level Agreement. AT&T, AT&T Wireless and Metrocall will enter into a Distribution Agreement. Pursuant to this Distribution Agreement, AT&T Wireless will use commercially reasonable efforts to promote and sell Metrocall branded pagers and paging and messaging services on an exclusive basis in AT&T Wireless' retail locations for five years. In addition, if AT&T Wireless elects to offer paging and messaging services under its own brand identity or in conjunction with other products or services, the Distribution Agreement provides that AT&T Wireless and Metrocall will use their good faith efforts to agree to terms and conditions under which Metrocall will provide paging and messaging services related to implementing the offer. AT&T Wireless and Metrocall will also enter into a Service Level Agreement that will set forth Metrocall's obligations to provide equipment, customer service, and training and support to AT&T Wireless' retail locations under the Distribution Agreement.

     Transition Services Agreements. AT&T Wireless and Metrocall will also enter into eight separate transition services agreements on the date the AMD acquisition closes, to provide for a smooth transition of operations. These agreements will grant Metrocall use of certain office spaces, transmitter sites, terminal sites, billing software, enterprise network and an Internet gateway, as well as permit the acquired businesses to phase-out use of AT&T trademarks over twelve months and receive certain financial and related support services. Generally, these services will be provided to Metrocall at AT&T's cost for providing them internally. Under the Shared Office Space Agreement, AT&T Wireless will sublease to Metrocall, for a term of one year, certain office space that was used by AMD in the conduct of its business prior to the acquisition. Pursuant to the Shared Transmitter Sites Agreement, AT&T Wireless will lease or sublease to Metrocall, for a term of three years, certain transmitter sites that were used by AMD in the conduct of its business prior to the acquisition. The amounts payable by Metrocall after the first year are based on market rates, not cost. Under the Terminal Access Agreement, AT&T Wireless will grant Metrocall licenses, for a period of three years, for the limited purpose of installing, maintaining and operating paging terminals and related equipment on certain premises owned or leased by AT&T Wireless. Pursuant to the Wireless Information Navigator Agreement, AT&T Wireless will license certain customer billing software, known as the WIN Software, to Metrocall, which Metrocall may then sublicense to up to five hundred customers. The term of this agreement will be two years, but will be only one year unless Metrocall agrees to have AT&T and AT&T Wireless trademarks removed from the software at Metrocall's expense. Under the Internet Services Transition Agreement, AT&T Wireless will, for a period of one year, permit Metrocall to utilize an Internet e-mail gateway operated by AT&T Wireless in order to permit messages to be transmitted from the Internet to Metrocall's subscribers in the manner that AMD historically used this Internet gateway. Under the Enterprise Network Transition Agreement, AT&T Wireless will, for a period of two years, grant Metrocall reasonable access to and the opportunity to utilize AT&T Wireless' enterprise network for routing of data for paging, customer service, account maintenance and billing, and e-mail in conformity with recent historical practice of AMD. Pursuant to the Phase-Out Permission Agreement, AT&T Wireless will, for a period of twelve months, allow Metrocall to use certain AT&T trademarks, service marks, and trade names in a manner which phases out use of the marks over three phases of varying duration for each specific use of the marks and trade names. Under the Transition Services Agreement, AT&T Wireless will, for a period of up to nine months, provide to Metrocall certain financial and related support services which it currently provides to AMD.

DESCRIPTION OF SERIES C PREFERRED

  General

     The Amended and Restated Certificate of Incorporation of Metrocall authorizes the Metrocall Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more classes or series. It authorizes the

Board to establish the terms of any class of preferred stock. Metrocall will issue the Series C Preferred pursuant to this authorization.

     The Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series C Convertible Preferred Stock is included as Exhibit C to this Proxy Statement. You should read the entire Certificate of Designation. A summary of the terms is set forth below.

  Designation and Amount

     The Series C Preferred will have a par value of $.01 per share. Metrocall will be authorized to issue up to 25,000 shares of Series C Preferred. Each share of Series C Preferred has a stated value of $10,000. (As described below, the stated value is used for various purposes, including to calculate the number of shares of common stock of Metrocall into which the Series C Preferred may be converted, the amount of dividends paid on the Series C Preferred and the amount paid to redeem the Series C Preferred.)

  Dividends

     Metrocall will pay dividends semi-annually on outstanding shares of Series C Preferred at an annual rate of 8% of stated value. The Metrocall Board of Directors may decide to pay dividends on the Series C Preferred in cash or additional shares of Series C Preferred or any combination of cash and additional shares of Series C Preferred. If Metrocall pays dividends on the Series C Preferred with additional shares of Series C Preferred instead of cash, it will distribute shares of Series C Preferred Stock equal to the amount of the dividend divided by the stated value per share ($10,000).

     With certain limited exceptions, cash dividends on the Series C Preferred will be paid after dividends on Metrocall's existing Series A Convertible Preferred Stock, Series B Junior Convertible Preferred Stock and any other class or series of preferred stock that is, by its terms, senior to the Series C Preferred in right of payment of dividends or liquidation preference, and before any dividends or distributions or other payments are made or set aside for payment on Metrocall's common stock. If at any time prior to the fifth anniversary of the closing, Metrocall pays or sets aside for payment any dividend or distribution on its common stock, other than dividends paid solely in shares of common stock or of rights, options, or warrants to purchase common stock, each share of Series C Preferred will be entitled to receive a dividend or distribution equal to: (i) the stated value plus accrued and unpaid dividends divided by the conversion price (as described below), times (ii) the amount of the dividend or distribution payable per share of common stock.

  Liquidation Preference

     Shares of Series C Preferred will have priority over Metrocall's common stock in any liquidation or bankruptcy of Metrocall. Series C Preferred will rank behind Metrocall's Series A and Series B Preferred. Series C Preferred will be entitled to receive a liquidation preference equal to an amount per share of Series C Preferred equal to the stated value plus any accrued and unpaid dividends.

  Voting Rights

     Holders of Series C Preferred will not have any voting rights, except with respect to changes in Metrocall's organizational documents that would adversely affect them. The Certificate of Designation provides that Metrocall's ability to issue debt or equity securities is not subject to approval by the holders of Series C Preferred.

  Conversion Rights

     Holders of Series C Preferred may convert their shares into Metrocall common stock beginning five years after the closing of the AMD acquisition. If a holder of Series C Preferred exercises these rights, all of the holder's (and its affiliates') Series C Preferred will be converted into that number of shares of Metrocall's common stock equal to the stated value (plus accrued and unpaid dividends) of their Series C Preferred divided by the conversion price. The conversion price for the Series C Preferred is $10.40 per share, subject to adjustment. The initial conversion price was set as 175% of the average trading price for Metrocall common stock over the 30 trading days prior to June 26, 1998, the date the Stock Purchase Agreement was executed. Accordingly, if Metrocall issues Series C Preferred with an initial stated value of $95 million and only pays dividends on these shares in additional shares of Series C Preferred and the holders do not convert these shares earlier, then the maximum number of shares of common stock into which the Series C Preferred may be converted is as follows:

   ANNIVERSARY OF                                       NUMBER OF SHARES OF METROCALL
     CLOSING OF             NUMBER OF SHARES OF               COMMON STOCK UPON
     ACQUISITION       SERIES C PREFERRED OUTSTANDING            CONVERSION
   --------------      ------------------------------   -----------------------------
        Fifth                      14,062                        13,521,462
        Sixth                      15,210                        14,624,814
       Seventh                     16,451                        15,818,198
       Eighth                      17,793                        17,108,963
        Ninth                      19,245                        18,505,055
        Tenth                      20,816                        20,015,067
      Eleventh                     22,514                        21,648,297
       Twelfth                     24,351                        23,414,798

     A holder of Series C Preferred may also elect to convert the Series C Preferred into Metrocall common stock prior to the fifth anniversary of the closing of the AMD acquisition if there is a "Change of Control." For these purposes, a "Change of Control" means: (i) the acquisition of more than 50% of the voting power represented by Metrocall's then outstanding voting securities by any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"); (ii) a change in control of the Board of Directors of Metrocall; (iii) the disposition of all, or substantially all, of the assets of Metrocall; (iv) a merger or consolidation involving Metrocall where any person, entity or group within the meaning of
Section 13(d)(3) of the 1934 Act becomes the beneficial owner of more than 50% of the voting power represented by the surviving company's then outstanding voting securities; or (v) the adoption of a plan of liquidation or dissolution. Moreover, if a holder of the Series C Preferred does not elect to convert the shares of Series C Preferred into Metrocall common stock (and such shares are not otherwise redeemed by Metrocall as described below) prior to any reorganization, merger or consolidation of Metrocall, including those described in clause (iii) or (iv) above, where Metrocall is not the surviving company, the Series C Preferred will be converted into securities of the surviving company with substantially the same rights, terms and conditions with respect to the surviving company as the Series C Preferred has with respect to Metrocall and the conversion price will be adjusted accordingly.

     If a Change of Control described in clause (iii) or (iv) of the preceding sentence results in a "going private transaction," the conversion price shall equal the lesser of (a) the conversion price in effect immediately prior thereto or (b) 110% of the value of the consideration per share of Metrocall common stock for the transaction (but in no event less than $7.40). A "going private transaction" is one in which the securities into which the Series C Preferred are convertible are not listed, or if so listed, the number of publicly tradeable shares is less than three times the number of shares into which the Series C Preferred is convertible. The effect of these provisions would be to potentially increase the value that the Series C Preferred will receive in a "going private transaction" as compared to what it would receive if there were no adjustment to the conversion price.

  Reservation of Stock Issuable Upon Conversion

     Metrocall must reserve and keep available 11,500,000 shares of its authorized but unissued common stock for the purpose of effecting conversions of shares of Series C Preferred. If the stockholders do not approve Proposal Two, the number of shares that must be reserved will be reduced until additional shares are authorized.

  Adjustments

     The number of shares of Metrocall common stock into which the Series C Preferred may be converted and the conversion price will be subject to adjustment. The purpose of these adjustments is to protect the holders of the Series C Preferred from the dilutive effects of certain events. These events include stock dividends, stock splits, certain distributions to stockholders, and certain issuances of common stock, rights, options, warrants or convertible or exchangeable securities containing the right to acquire shares of common stock at a discount to prevailing trading prices for Metrocall common stock.

  Redemption

     Beginning three years after the closing, Metrocall may redeem all, but not less than all, of the shares of Series C Preferred for cash according to the following schedule:

             DATE OF REDEMPTION                       REDEMPTION PRICE
             ------------------                       ----------------
         Third -- Fourth Anniversary             105.0% of Redemption Value
         Fourth -- Fifth Anniversary             102.5% of Redemption Value
           After Fifth Anniversary             100.0% of Accreted Stated Value

     For these purposes, the "Redemption Value" for a share of Series C Preferred is equal to the greater of (i) stated value per share plus accrued and unpaid dividends, if any, on such share through the date of redemption ("Accreted Stated Value"), and (ii) if the trading price of Metrocall common stock is greater than the conversion price, then an amount determined in accordance with the following formula:

                                RV = (SV * CMP)/CP

                                For purposes of this formula:

                                RV = Redemption Value per share
                                SV = Accreted Stated Value per share
                                CMP = Average trading price for 10 preceding trading days
                                CP = Conversion Price

Thus, if the shares into which the Series C Preferred is convertible are "in the money" (i.e., the excess of the trading price over the conversion price) at the time of redemption, under this formula "Redemption Value" shall be equal to the current market value of the shares into which the Series C Preferred is convertible.

     On the twelfth anniversary of the closing of the AMD acquisition, Metrocall must redeem all shares of Series C Preferred that remain outstanding at their Accreted Stated Value. Accordingly, Metrocall could have to pay as much as $243.5 million to redeem the Series C Preferred. This assumes that Metrocall issues Series C Preferred with a stated value of $95 million at closing (with no adjustments) and pays all dividends on the Series C Preferred in additional shares of Series C Preferred. It also assumes that no Series C Preferred is converted or redeemed before the twelfth anniversary of the closing.

  Transferability

     AT&T Wireless may not transfer the Series C Preferred until 18 months after the closing of the AMD acquisition, unless Metrocall consents to the transfer or there is a Change of Control (see above) which, because of applicable regulations governing the telecommunications industry, would impose a material limitation on the holder's operations.

  Registration Rights Agreement

     Metrocall will grant AT&T Wireless certain registration rights with respect to the Series C Preferred and the common stock into which the Series C Preferred may be converted. The effect of these registration rights will be to allow AT&T Wireless or its transferees to freely transfer either the Series C Preferred or any common stock it obtains through conversion. AT&T Wireless or its transferees will also have a one-time right to require Metrocall to participate in an underwritten public offering of the Series C Preferred or common stock. Metrocall will pay the expenses of registration, except that AT&T Wireless will pay one-half the expenses of an underwritten offering and will bear all underwriting commissions and discounts.

FINANCING ARRANGEMENTS

     Metrocall expects to pay the cash portion of the purchase price through borrowings under its bank credit facility. The acquisition is not subject to any financing conditions. Metrocall has enough borrowing capacity under its bank credit facility to fund the cash portion of the purchase price at closing, and its lenders have approved the AMD acquisition. However, Metrocall expects that it will need to restructure its debt following closing in order to increase availability for future financing needs, revise the amortization schedule, or replace some debt with additional subordinated debt.

EFFECTS OF VOTING FOR OR AGAINST THE PROPOSED ISSUANCE OF SERIES C PREFERRED

     You should consider the following factors in deciding whether to vote for or against the proposed issuance of Series C Preferred in connection with the acquisition of AMD and the NPCS License:

  The Series C Preferred Will Have Liquidation Priority Over Metrocall's Common Stock

     The Series C Preferred will have a prior claim against Metrocall's assets ahead of the common stock in the event of a liquidation or bankruptcy. The initial amount of this preference will be $95 million (subject to adjustment). That amount will increase if Metrocall pays dividends on the Series C Preferred in additional shares of Series C Preferred.

  Your Voting Power and Ownership Interests May Be Reduced

     If stockholders approve the proposed issuance of Series C Preferred in connection with the acquisition, each share of Metrocall's common stock you hold may, in the future, represent a smaller portion of the total voting shares of Metrocall. As explained above, the Series C Preferred may be converted into shares of common stock. Furthermore, shares of the Series C Preferred are also entitled to receive dividends of 8% of the stated value each year, and such distributions may be paid by Metrocall in additional shares of Series C Preferred. Thus, if Metrocall were to issue Series C Preferred with a stated value of $95 million, and pay dividends on such shares with additional shares of Series C Preferred, all of these shares of Series C Preferred could be converted into as many as 23,414,798 shares of Metrocall common stock. If some or all of the shares of Series C Preferred are converted, that will diminish the voting power of your current holdings of Metrocall common stock.

  AT&T Will Be the Single Largest Metrocall Stockholder

     The Series C Preferred to be issued to AT&T Wireless in the acquisition, assuming an initial stated value of $95 million, will be convertible into 9,134,615 shares of common stock. This would represent approximately 18.2% of the number of shares of Metrocall common stock issued and outstanding if issued today. The number of shares which AT&T Wireless could acquire will increase if dividends on the Series C Preferred are paid in additional shares of Series C Preferred. AT&T Wireless (or its transferee, if it sells the Series C Preferred in a single block) will therefore become the largest beneficial owner of Metrocall stock. As a result, even though the Series C Preferred has no voting rights or Board representation, AT&T Wireless or a subsequent holder might be able to influence decisions by Metrocall's management. AT&T Wireless will be subject to no restrictions on its ability to transfer shares of Series C Preferred or any shares of common stock received upon conversion of the Series C Preferred after 18 months from the closing of the AMD acquisition.

  The Series C Preferred Can Result in Additional Metrocall Shares in the Market

     AT&T Wireless or its transferees will have registration rights allowing them to freely trade the Series C Preferred or any common stock into which it is converted. These rights can be exercised with respect to the Series C Preferred beginning 18 months after closing the AMD acquisition. Accordingly, the number of shares of Metrocall equity securities available for sale in the public markets may increase. This could affect the trading price of Metrocall common stock.

  AT&T Wireless May Terminate the Acquisition and Receive a Substantial Termination Fee
     if Stockholders Disapprove Proposal One

     If Metrocall's stockholders do not approve the issuance of Series C Preferred in connection with the AMD acquisition, the transaction cannot proceed. In that event, AT&T Wireless may terminate the Stock Purchase Agreement, and Metrocall would be required to pay AT&T Wireless a termination fee of $9 million.

     Approval of the issuance of the Series C Preferred will require the affirmative vote of a majority of the votes cast on Proposal One. Abstentions will be equivalent to a vote against this proposal.

    PROPOSAL TWO -- AMENDMENT OF METROCALL CHARTER TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

             INFORMATION ABOUT THE PROPOSED INCREASE IN THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

INTRODUCTION

     The Board of Directors has determined that it is in the best interests of Metrocall and its stockholders to increase the authorized number of shares of common stock from 80,000,000 to 100,000,000. An amendment to Section 4.1 of Metrocall's Amended and Restated Certificate of Incorporation (the "Charter") is required to effect the proposed increase. The provisions of Section 4.1 of the Charter, as proposed to be amended, are set forth in Exhibit D to this Proxy Statement. The purpose of the amendment is to authorize additional shares of common stock that can be reserved for conversion of the Series C Preferred and other corporate purposes.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
 THE AMENDMENT TO METROCALL'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PURPOSES OF THE AMENDMENT

     The increase in the authorized number of shares of Metrocall common stock will provide sufficient authorized shares to permit issuance of common stock upon conversion of the Series C Preferred. Subject to approval of this proposal, the Certificate of Designation will require Metrocall to reserve and keep available 11,500,000 shares out of its authorized but unissued shares of common stock for the purpose of effecting conversions of the Series C Preferred. On August 20, 1998, there were 40,956,827 shares of Metrocall common stock issued and outstanding, 18,500,000 shares of common stock reserved for issuance upon conversion of Metrocall's Series A Preferred and Series B Preferred, 2,915,254 shares of common stock reserved for issuance upon exercise of warrants and 7,612,990 shares of common stock reserved for issuance upon exercise of employee stock options and issuance under the employee stock purchase plan. Metrocall must also issue 630,000 shares of common stock to settle certain claims in connection with the ProNet merger completed in December 1997.

     The additional authorized shares of common stock will also be available for issuance at the discretion of the Board of Directors in connection with other acquisitions, raising capital for Metrocall, employee stock options and other corporate purposes. Increasing the number of authorized shares of common stock will provide Metrocall with additional flexibility to pursue acquisitions which the Board believes provide the potential for growth and scale without the delay and uncertainties occasioned by the need to obtain stockholder approval prior to the consummation of the transaction. Although the Board has no current plans to effect such actions, the additional authorized shares also would be available to raise cash assets through sales of stock to public and private investors. Furthermore, having such additional shares authorized and available for issuance or reservation will provide Metrocall with greater flexibility in implementing potential future actions involving the issuance of common stock, including stock dividends or stock splits. The ability to issue shares of common stock, as deemed in the best interests of Metrocall by the Board, will also permit Metrocall to avoid the expenses which are incurred in holding additional special stockholders' meetings in the future. Increasing the number of authorized shares of common stock will not materially affect any substantive rights, powers or privileges of current stockholders. Additional shares of Metrocall common stock will be issued only upon a determination of the Board of Directors that a proposed issuance is in the best interests of Metrocall.

     Approval of the amendment to the Charter will require the affirmative vote of the holders of a majority of the outstanding shares of Metrocall's common stock. Abstentions and broker non-votes will be equivalent to a vote against the amendment. The AMD acquisition is contingent upon receiving your approval to Proposal One, but not to Proposal Two.

                  INFORMATION ABOUT METROCALL STOCK OWNERSHIP

BENEFICIAL OWNERSHIP

     The following table sets forth certain information as of August 20, 1998, regarding beneficial ownership of Metrocall common stock by (i) each person who is known to Metrocall to own more than 5% of its common stock, (ii) each Director and executive officer of Metrocall and (iii) all Directors and executive officers as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon Metrocall's records and the most recent SEC filings filed by each such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                              NUMBER OF SHARES    PERCENT OF
                                                                BENEFICIALLY     COMMON STOCK
                            NAME                                  OWNED(A)       OUTSTANDING
                            ----                              ----------------   ------------
Richard M. Johnston, Chairman of the Board and Director              54,305(b)          *
William L. Collins, III, President, Chief Executive Officer,        488,702(c)       1.19%
  Vice Chairman of the Board and Director
Vincent D. Kelly, Chief Financial Officer, Treasurer,               281,588(d)          *
  and Executive Vice President
Steven D. Jacoby, Chief Operating Officer,                          217,686(e)          *
  and Executive Vice President
Harry L. Brock, Jr., Director                                     3,682,710(f)       8.96%
     6677 Richmond Highway
     Alexandria, VA 22306
Suzanne S. Brock, Director                                          215,000(g)          *
Francis A. Martin, III, Director                                     81,000(b)          *
Ronald V. Aprahamian, Director                                       99,000(b)          *
Michael Greene, Director                                          2,085,019(h)       4.96%
Elliott H. Singer, Director                                       1,033,215(i)       2.51%
Ray D. Russenberger, Director                                     2,198,043(b)       5.36%
Ryal R. Poppa, Director                                              36,000(b)          *
Royce R. Yudkoff, Director                                           37,061(b)          *
Max D. Hopper, Director                                              38,000(b)          *
Jackie R. Kimzey, Director                                          335,165(b)          *
Edward E. Jungerman, Director                                        41,150(b)          *
All directors and executive officers as a group (16 persons)     10,887,049(j)      25.13%
Page America Group, Inc.                                          5,778,183(k)      13.23%
     125 State Street, Suite 100
     Hackensack, NJ 07601

---------------
* Less than 1%.

(a) Under the rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the SEC's rules. The table does not include shares as to which a party might be deemed to share voting power pursuant to certain agreements described below under "-- Voting Agreements."

(b) Includes common stock issuable upon the exercise of options (Mr. Johnston, 54,000 shares; Mr. Martin, 31,000 shares; Mr. Aprahamian, 29,000 shares; Mr. Russenberger, 26,000 shares; Mr. Poppa, 26,000 shares; Mr. Yudkoff, 25,000 shares; Mr. Hopper, 29,000 shares; Mr. Kimzey, 240,500 shares; and Mr. Jungerman, 40,250 shares) granted under the company's stock option plans.

(c) Includes 36,595 shares owned of record by USA Telecommunications, Inc. ("USATel"); 305 shares owned by William L. Collins, Jr.; 11,846 shares issuable upon the exercise of options exchanged in the merger with FirstPAGE USA, Inc. (the "FirstPAGE Merger") in 1994; and 100,000 shares issuable upon the exercise of options granted under the company's stock option plans.

(d) Includes 206,588 shares issuable upon the exercise of options granted under the company's stock option plans.

(e) Includes 36,595 shares owned of record by USATel; 9,477 shares issuable upon the exercise of options exchanged in the FirstPAGE Merger; and 100,000 shares issuable upon the exercise of options granted under the company's stock option plans.

(f) Excludes 200,000 shares of common stock held of record by Suzanne S. Brock, Mr. Brock's wife, of which Mr. Brock disclaims beneficial ownership. Includes 137,510 shares issuable upon exercise of options granted under the company's stock option plans.

(g) Excludes 3,545,200 shares of common stock held of record by Harry L. Brock, Jr., Ms. Brock's husband, of which Ms. Brock disclaims beneficial ownership. Includes 15,000 shares issuable upon the exercise of options granted under the company's stock option plans.

(h) Includes 970,365 shares held by UBS Capital LLC, of which Mr. Greene is a Managing Director. Also includes 1,114,654 shares of common stock that may be acquired upon exercise of warrants and options held by UBS Capital LLC.

(i) Includes 141,452 shares issuable upon exercise of options exchanged in the merger with A+ Network, Inc. ("A+ Network Merger") in 1996. Includes 26,000 shares issuable upon the exercise of options granted under the company's stock option plans.

(j) Includes an aggregate of 1,109,848 shares of common stock issuable upon the exercise of options granted under the Company's stock option plans, and 1,088,654 shares issuable upon exercise of warrants held by UBS Capital LLC. Also includes an aggregate of 21,323 shares of common stock issuable upon the exercise of options exchanged in the FirstPAGE Merger and 141,452 shares issuable upon exercise of options exchanged in the A+ Network Merger.

(k) Includes 2,721,326 shares of common stock issuable upon conversion of Series B Junior Convertible Preferred Stock with a stated value of approximately $15.0 million.

VOTING AGREEMENTS

     Messrs. Aprahamian, Brock, Collins, Hopper, Johnston, Jungerman, Kimzey, Martin, Poppa, Russenberger, Singer and Yudkoff, Ms. Brock, and affiliates of certain Directors entered into a voting agreement with AT&T, pursuant to which they have agreed to vote all shares of Metrocall common stock held by them on the date of the agreement, or acquired thereafter, in favor of Proposals One and Two. The voting agreement allows Mr. Collins and Mr. Russenberger to transfer up to 39,956 shares and 251,107 shares, respectively, free from the terms of the voting agreement. Page America Group, Inc. entered into a separate voting agreement that also provides that all of the shares of Metrocall common stock it holds will be voted in favor of Proposals One and Two. There are no restrictions on Page America's ability to transfer shares. Together, these voting agreements cover approximately 13.3 million shares and represent approximately 32.5% of the issued and outstanding shares of Metrocall common stock on August 20, 1998.

DIVIDENDS

     Metrocall has not paid any cash dividends on its common stock (except for distributions by Metrocall prior to its initial public offering). Metrocall's Board of Directors currently does not anticipate paying cash dividends in the foreseeable future on shares of its common stock. Any future payments of cash dividends will be at the discretion of Metrocall's Board of Directors and will depend upon the financial condition and capital requirements of Metrocall as well as other factors that Metrocall's Board of Directors may deem relevant. In addition, certain covenants in Metrocall's bank credit agreement and in the terms of Metrocall's Series A Preferred prohibit the payment of cash dividends by Metrocall on its common stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Metrocall (File No. 0-21924) with the Securities and Exchange Commission are incorporated herein by reference:

        (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (b) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998;

        (c) its Current Reports on Form 8-K filed with the SEC on July 7, 1998 and January 14, 1998; and

        (d) its Proxy Statement for the Annual Meeting of Stockholders held on May 6, 1998.

     All documents filed by Metrocall pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the date of filing of such documents. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Proxy Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. METROCALL HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM METROCALL, INC., 6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306,
ATTENTION: SHIRLEY B. WHITE, ASSISTANT SECRETARY, TELEPHONE NUMBER 703-660-6677. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY SEPTEMBER 15, 1998.

                      WHERE TO GET ADDITIONAL INFORMATION

     Metrocall files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Metrocall files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Metrocall are also available to the public from commercial document retrieval services and through the website maintained by the SEC at "http://www.sec.gov."

                               INDEX TO EXHIBITS

Exhibit A  Letter from Salomon Smith Barney to Board of Directors of Metrocall,
           Inc. dated June 19, 1998

Exhibit B  Stock Purchase Agreement By and Among AT&T Wireless Services, Inc.,
           McCaw Communications Companies, Inc., AT&T Two Way Messaging Communications, Inc. and Metrocall, Inc. dated as of June 26, 1998

Exhibit C  Certificate of Designation, Number, Power, Preferences and Relative,
           Participating, Optional and Other Rights of Series C Convertible Preferred Stock of Metrocall, Inc.

Exhibit D  Proposed Amendment to the Amended and Restated Certificate of
           Incorporation

                                                                       EXHIBIT A

                                 June 19, 1998

Board of Directors
Metrocall, Inc.
6677 Richmond Highway
Alexandria, VA 22306

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Metrocall, Inc. ("Buyer"), of the consideration to be paid by Buyer in connection with the proposed acquisition (the "Acquisition") by Buyer of all the issued and outstanding shares of capital stock of McCaw RCC Communications, Inc. (the "Company"), an indirect wholly owned subsidiary of AT&T Corp.("AT&T"), and the 50KHZ/50KHZ Narrowband Personal Communications Service license with call sign KNKV204 of AT&T, pursuant to a Stock Purchase Agreement (a draft of which was provided to us on June 17, 1998) (the "Acquisition Agreement"), by and among AT&T, a Washington corporation, and certain of its affiliates (collectively, "Sellers") and Buyer, a Delaware corporation. In consideration for the Acquisition, Buyer has agreed (i) to pay to Sellers cash consideration in the amount of $110 million (the "Cash Consideration") and (ii) to issue shares of Series C Convertible Preferred Stock of Buyer to Sellers with a stated amount of $95 million having the terms set forth in the Series C Certificate of Designation (the "Preferred Stock Consideration" and together with the Cash Consideration, as adjusted pursuant to the Acquisition Agreement, the "Acquisition Consideration").

     In connection with rendering our opinion, we have reviewed certain publicly available information concerning Buyer and the Company and certain other financial information concerning Buyer and the Company, including financial forecasts, that were provided to us by Buyer, the Company and Sellers. We have discussed the past and current business operations, financial condition and prospects of Buyer and the Company with certain officers and employees of Buyer and the Company. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Buyer and the Company, we have been informed by the management of Buyer and the Company that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of Buyer and the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for making any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Buyer or the Company.

     Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion does not imply any conclusion as to the likely trading range for Buyer Common Stock following the consummation of the Acquisition, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Buyer's underlying business decision to effect the Acquisition. Our opinion is directed only to the fairness to Buyer, from a financial point of view, of the Acquisition Consideration.

     Salomon Brothers Inc and Smith Barney Inc.(collectively with all other entities doing business as Salomon Smith Barney, "Salomon Smith Barney") is acting as financial advisor to the Board of Directors of Buyer in connection with the Acquisition and will receive a fee for its services, a substantial portion of which is payable upon consummation of the Acquisition. In the ordinary course of business, Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may hold or actively trade the securities of Buyer and

AT&T for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory services to Buyer and AT&T for which we have received customary compensation. Salomon Smith Barney and its affiliates (including Travelers Group, Inc.) may have other business relationships with Buyer (and its affiliates) and AT&T.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Acquisition Consideration is fair to Buyer from a financial point of view.

                                          Very truly yours,

                                          /s/ SALOMON SMITH BARNEY

                                          --------------------------------------
                                          Salomon Smith Barney

                                                                       EXHIBIT B

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                         AT&T WIRELESS SERVICES, INC.,
                     MCCAW COMMUNICATIONS COMPANIES, INC.,
                  AT&T TWO WAY MESSAGING COMMUNICATIONS, INC.
                                      AND
                                METROCALL, INC.
                           DATED AS OF JUNE 26, 1998

                               TABLE OF CONTENTS

 ARTICLE 1 DEFINITIONS.................................................      1
    1.1    Accounting Terms............................................      1
    1.2    Affiliate...................................................      1
    1.3    Assignment Applications.....................................      2
    1.4    Closing Quarter.............................................      2
    1.5    Code........................................................      2
    1.6    Communications Laws.........................................      2
    1.7    Confidential Information....................................      2
    1.8    DOJ.........................................................      2
    1.9    FCC.........................................................      2
   1.10    Final Order.................................................      2
   1.11    Force Majeure Event.........................................      2
   1.12    FTC.........................................................      2
   1.13    Liabilities.................................................      2
   1.14    Licenses....................................................      2
   1.15    Lien........................................................      3
   1.16    Material Adverse Effect or Material Adverse Change..........      3
   1.17    Parents' Knowledge..........................................      3
   1.18    Person......................................................      3
   1.19    Real Property...............................................      3
   1.20    Satellite Force Majeure Event...............................      3
ARTICLE 2 SALE OF SHARES AND 50/50 LICENSE                          ...      3
    2.1    Agreement of Purchase and Sale..............................      3
    2.2    Delivery of Share Certificates..............................      3
ARTICLE 3 CLOSING                                                   ...      3
    3.1    Determination of Closing Date...............................      3
    3.2    Time and Place of Closing...................................      3
ARTICLE 4 PURCHASE PRICE                                            ...      4
    4.1    Purchase Price..............................................      4
    4.2    Adjustments to the Purchase Price...........................      4
    4.3    Payment of Purchase Price Adjustments.......................      6
ARTICLE 5 REPRESENTATIONS AND WARRANTIES                            ...      7
    5.1    Representations and Warranties of Parents...................      7
           5.1.1 Due Organization, Subsidiaries, Capital Stock.........      7
           5.1.2 Authorization and Validity of Agreement...............      8
           5.1.3 No Conflicts..........................................      8
           5.1.4 Licenses, Compliance with Law.........................      8
           5.1.5 Personal Property.....................................      9
           5.1.6 Taxes.................................................      9
           5.1.7 Litigation............................................     11
           5.1.8 Insurance.............................................     11
           5.1.9 Assets................................................     11
           5.1.10 [Intentionally Omitted.].............................     11
           5.1.11 Financial Statements, Books and Records..............     11
           5.1.12 Real Property........................................     12
           5.1.13 Environmental Matters................................     14
           5.1.14 Contracts............................................     15
           5.1.15 Liabilities and Obligations..........................     16
           5.1.16 Labor Matters and Employee Plans.....................     16
           5.1.17 [Intentionally Omitted.].............................     19

           5.1.18 Transactions with Affiliates.........................     19
           5.1.19 Absence of Certain Changes or Events.................     19
           5.1.20 Government Contracts.................................     20
           5.1.21 Intellectual Property................................     20
           5.1.22 [Intentionally Omitted.].............................     21
           5.1.23 Year 2000 Compliance.................................     21
           5.1.24 Series C Preferred Stock.............................     21
           5.1.25 Accounts Receivable..................................     21
    5.2    Representations and Warranties of Buyer.....................     21
           5.2.1 Qualification of Buyer................................     21
           5.2.2 Authorization and Validity of Agreement...............     21
           5.2.3 No Conflicts..........................................     21
           5.2.4 Licenses, Compliance with Law.........................     22
           5.2.5 Financial Capabilities................................     22
           5.2.6 Capital Stock of Buyer................................     23
           5.2.7 Financial Statements and Reports......................     23
           5.2.8 Metrocall Preferred Stock.............................     23
           5.2.9 Spectrum Caps.........................................     23
ARTICLE 6 CONDUCT PRIOR TO CLOSING.....................................     23
    6.1    Filing of Assignment Applications...........................     23
    6.2    Antitrust Laws and Parents..................................     23
    6.3    Antitrust Laws and Buyer....................................     24
    6.4    Access to Information Concerning Business...................     24
    6.5    Stockholder Approval........................................     24
    6.6    Control of the Business.....................................     25
    6.7    Parents' Pre-Closing Covenants..............................     25
    6.8    Buyer's Pre-Closing Covenants...............................     26
    6.9    No Solicitation of Offers...................................     27
   6.10    Risk of Loss................................................     27
   6.11    Title Insurance and Surveys.................................     27
   6.12    Employee Matters............................................     28
   6.13    Notice to Bargaining Agents.................................     29
   6.14    Third Party Consents and Governmental Licenses..............     30
   6.15    Financial Statements........................................     30
ARTICLE 7 EMPLOYMENT, BENEFITS AND TAX MATTERS.........................     30
    7.1    Employee Matters............................................     30
           7.1.1 Employment of Operating Company Employees.............     30
           7.1.2 Employee Plans........................................     31
           7.1.3 Recognition of Prior Service..........................     32
           7.1.4 Health, Welfare and Fringe Benefit Plans..............     32
           7.1.5 Flexible Spending Arrangements........................     32
           7.1.6 No Solicitation.......................................     32
    7.2    Wage and Withholding Reporting Obligations..................     33
    7.3    Tax Returns.................................................     33
    7.4    Apportionment...............................................     34
    7.5    Tax Cooperation.............................................     34
    7.6    Tax Sharing Agreements......................................     34
    7.7    Allocation of Purchase Price................................     34
    7.8    Tax Proceedings.............................................     34
    7.9    FIRPTA Compliance...........................................     35

 ARTICLE 8 CONDITIONS PRECEDENT........................................     35
    8.1    Conditions Precedent to Obligations of Parties..............     35
           8.1.1 No Injunction, Etc....................................     35
           8.1.2 FCC and Other Approvals...............................     36
           8.1.3 HSR Act...............................................     36
           8.1.4 No Proceeding or Litigation...........................     36
           8.1.5 Stockholder Approval..................................     36
    8.2    Conditions Precedent to Obligations of Buyer................     36
           8.2.1 Accuracy of Representations and Warranties............     36
           8.2.2 Performance of Agreements.............................     36
           8.2.3 Certificates..........................................     36
           8.2.4 Opinion of Counsel for Parents........................     36
           8.2.5 Other Deliveries......................................     36
           8.2.6 Consents and Filings..................................     37
           8.2.7 Transition Services Agreements........................     37
           8.2.8 Distribution Agreement................................     37
           8.2.9 No Material Adverse Change............................     37
           8.2.10 Financial Conditions.................................     37
    8.3    Conditions Precedent to the Obligations of Parents..........     37
           8.3.1 Accuracy of Representations and Warranties............     37
           8.3.2 Performance of Agreements.............................     37
           8.3.3 Certificates..........................................     37
           8.3.4 Payment of Purchase Price.............................     37
           8.3.5 Opinion of Counsel for Buyer..........................     37
           8.3.6 Other Deliveries......................................     37
           8.3.7 No Buyer Material Adverse Change......................     38
           8.3.8 No Change of Control..................................     38
           8.3.9 Certificate of Designation............................     38
           8.3.10 Registration Rights Agreement........................     38
    8.4    Waiver of Conditions........................................     38
ARTICLE 9 TERMINATION AND DEFAULT......................................     39
    9.1    General.....................................................     39
           9.1.1 Mutual Consent........................................     39
           9.1.2 Order or Decree.......................................     39
           9.1.3 Failure of Conditions.................................     39
           9.1.4 Outside Date..........................................     39
           9.1.5 Union Activity........................................     39
           9.1.6 Stockholder Approval..................................     39
    9.2    Procedure Upon Termination..................................     39
    9.3    Effect of Termination.......................................     40
ARTICLE 10 POST-CLOSING TRANSACTIONS...................................     40
   10.1    Transition..................................................     40
   10.2    Access to Books and Records.................................     40
   10.3    [Intentionally Omitted.]....................................     40
   10.4    Confidentiality of Customer Lists...........................     40
   10.5    Noncompetition..............................................     40
   10.6    Intercompany Agreements.....................................     42
   10.7    Provision of Reciprocal Employee Plans for Paging and
           Cellular Service............................................     42
ARTICLE 11 INDEMNIFICATION AND SURVIVAL................................     42
   11.1    Indemnification by Parents..................................     42
   11.2    Indemnification by Buyer....................................     43
   11.3    Limitation..................................................     43

   11.4    Claims for Indemnification..................................     44
   11.5    Defense by Indemnifying Party...............................     44
   11.6    Manner of Indemnification...................................     44
   11.7    Survival of Representations and Warranties..................     44
   11.8    Indemnification Net of Insurance and Collateral Benefits....     44
   11.9    Exclusivity of Remedy.......................................     45
ARTICLE 12 MISCELLANEOUS...............................................     45
   12.1    Brokers.....................................................     45
   12.2    Notices.....................................................     45
   12.3    Fees and Expenses...........................................     46
   12.4    Alternative Dispute Resolution..............................     46
   12.5    Assignment..................................................     47
   12.6    Counterparts................................................     48
   12.7    Entire Agreement............................................     48
   12.8    Governing Law...............................................     48
   12.9    Headings....................................................     48
  12.10    Severability................................................     48
  12.11    Modification and Amendment..................................     48
  12.12    Waiver......................................................     48
  12.13    Parties Obligated and Benefited.............................     48
  12.14    Rights to Specific Performance..............................     48
  12.15    Actions.....................................................     49
  12.16    Terms.......................................................     49
  12.17    Construction................................................     49
  12.18    Confidentiality.............................................     49

                             INDEX OF DEFINED TERMS

50/50 License...............................................      1
Accountant..................................................      6
Accounts Receivable.........................................     21
Affiliated Group............................................      9
Affiliated Transactions.....................................     19
Agreement...................................................      1
Ancillary Agreements........................................     46
Assignment Applications.....................................      2
AT&T........................................................      1
AT&T Two Way................................................      1
Audited Financial Statements................................     11
Benefit Plan................................................     18
Business....................................................      1
Buyer.......................................................      1
Buyer Indemnified Parties...................................     42
Buyer Indemnified Party.....................................     42
Buyer Material Adverse Change...............................     21
Buyer Material Adverse Effect...............................     21
Buyer Plans.................................................     31
Buyer Stockholder Approval..................................     25
Buyer Third Party Contracts.................................     22
Buyer's Knowledge...........................................     27
Cash Consideration..........................................      4
Cash Consideration Adjustment...............................      6

Cause.......................................................     31
Change of Control...........................................     38
Charter Documents...........................................      7
Closing.....................................................      3
Closing Date................................................      3
Closing Date Pager Inventory................................      5
Closing EBITDA..............................................      4
Closing Net Revenue.........................................      4
Closing Operating Statement.................................      5
Closing Quarter.............................................      2
Closing Working Capital Deficit.............................      5
Closing Working Capital Statement...........................      5
Code........................................................      2
Communications Laws.........................................      2
Confidential Information....................................      2
Contracts...................................................     15
Copyright...................................................     20
Damages.....................................................     42
Dispute.....................................................     46
Dispute Notice..............................................     47
Distribution Agreement......................................     37
DOJ.........................................................      2
Downward Financial Adjustment...............................      5
Employees on Leave..........................................     28
Encumbrances................................................     12
Environmental Laws..........................................     15
Environmental Permits.......................................     15
ERISA.......................................................     18
ERISA Affiliate.............................................     18
FCC.........................................................      2
Final Order.................................................      2
Financial Adjustment........................................      5
Force Majeure Event.........................................      2
FTC.........................................................      2
GAAP........................................................      1
Hazardous Material..........................................     14
Hazardous Material Activities...............................     14
HSR Act.....................................................      3
Indemnification Threshold...................................     43
indemnified party...........................................     44
indemnifying part...........................................     44
Laws........................................................     13
Leases......................................................     14
Liabilities.................................................      2
Licensed Real Property......................................     12
Licenses....................................................      2
Lien........................................................      3
Litigation..................................................     11
Mark........................................................     20
Material Adverse Effect or Material Adverse Change..........      3
McCaw.......................................................      1
Metrocall Common Stock......................................     23
Metrocall Preferred Stock...................................     23

Multiemployer Plan..........................................     18
NPCS........................................................      1
Operating Companies.........................................      1
Operating Company...........................................      1
Operating Subsidiaries......................................      1
Outside Date................................................     39
Owned Real Property.........................................     12
Pager Inventory Adjustment..................................      5
Paging and Messaging Services...............................     41
Parent Group................................................     41
Parent Indemnified Parties..................................     43
Parent Indemnified Party....................................     43
Parents.....................................................      1
Parents' Completion Bonus Program...........................     30
Parents' Knowledge..........................................      3
Patent......................................................     20
Permitted Real Property Liens...............................      9
Person......................................................      3
Personal Property...........................................      9
Plan........................................................     18
Preferred Stock Consideration...............................      4
Preferred Stock Consideration Adjustment....................      6
Prime Rate..................................................      6
Property Transition Agreements..............................     12
Proposal....................................................     25
Proxy Statement.............................................     25
PTO.........................................................     20
Purchase Price..............................................      4
Purchase Price Adjustment...................................      6
Real Property...............................................      3
Response....................................................     47
Restricted Period...........................................     40
Satellite Force Majeure Event...............................      3
SEC.........................................................     23
SEC Filings.................................................     23
Securities Act..............................................     21
Senior Party Representatives................................     47
Shares......................................................      1
Statement...................................................     33
Stockholders Meeting........................................     24
Straddle Periods............................................     33
Structures..................................................     12
Tangible Assets.............................................     13
Tax.........................................................     11
Tax Arbitrator..............................................     33
Tax Proceeding..............................................     11
Tax Return..................................................     11
Taxable.....................................................     11
Taxes.......................................................     11
Telecom Competitor..........................................     38
Territory...................................................     41
Third Party Consents........................................      8
Third Party Contracts.......................................      8

Third Party Intellectual Property...........................     20
Title Commitment............................................     27
Title Policy................................................     27
Transition Services Agreements..............................     37
Transitioned Employees......................................     28
Upward Financial Adjustment.................................      5
Wireless....................................................      1
Working Capital Adjustment..................................      5
Year 2000 Compliant.........................................     21

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 26, 1998, by and among AT&T WIRELESS SERVICES, INC., a Delaware corporation ("Wireless"), MCCAW COMMUNICATIONS COMPANIES, INC., a Washington corporation ("McCaw"), AT&T TWO WAY MESSAGING COMMUNICATIONS, INC., a Delaware corporation and wholly owned subsidiary of McCaw ("AT&T Two Way"), and METROCALL, INC., a Delaware corporation ("Buyer").

                                   RECITALS:

     A. McCaw RCC Communications, Inc., a Washington corporation (the "Company"), together with its wholly-owned subsidiaries and the other entities set forth on Schedule 5.1.1 (the "Operating Subsidiaries"; each of the Company and the Operating Subsidiaries will sometimes be referred to in this Agreement individually as an "Operating Company" and collectively as the "Operating Companies") are engaged in the business (the "Business") of providing and selling Paging and Messaging Services (as defined in Section 10.5(d));

     B. McCaw is the owner of two hundred (200) shares (the "Shares") of the Company's common stock, par value $1.00 per Share, which constitute all of the issued and outstanding shares of capital stock of the Company, and Wireless is the owner of all of the issued and outstanding shares of capital stock of McCaw (McCaw and Wireless will sometimes be referred to in this Agreement collectively as the "Parents");

     C. AT&T Two Way is the owner of a 50KHZ/50KHZ Narrowband Personal Communications Service ("NPCS") license with call sign KNKV203 (the "50/50 License");

     D. AT&T Corp. ("AT&T") is the direct owner of all of the issued and outstanding shares of capital stock of Wireless; and

     E. Parents and AT&T Two Way desire to sell the Shares and the 50/50 License to Buyer, and Buyer desires to purchase the Shares and the 50/50 License from Parents and AT&T Two Way upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and intending to be legally bound, Parents, AT&T Two Way and Buyer hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     As used herein or in the Ancillary Agreements, the following terms shall have the following meanings:

          1.1 ACCOUNTING TERMS. Accounting terms used herein and not otherwise defined shall be construed in accordance with generally accepted accounting principles in the United States of America ("GAAP").

          1.2 AFFILIATE means, as to a Person, any entity that is controlled by, under common control with, or controlling the Person; provided, that, for purposes of Parents' obligations under Section 10.5 hereof and the Distribution Agreement, the term Affiliate, with respect to Parents, shall be limited (a) in the case of entities in which AT&T or Parents own a controlling interest on the date hereof, entities (i) of which AT&T or Parents have the power, directly or indirectly, to direct the management and affairs and (ii) that market services or products under the "AT&T Wireless" name and (b) in the case of entities in which AT&T or Parents acquire a controlling interest after the date hereof, entities that satisfy
     (a) (i) above, provided such entities desire to offer Paging and Messaging Services and are not precluded by pre-existing contractual obligations with un-affiliated third parties, not entered into in contemplation of acquisition by AT&T, from assuming the obligations under Section 10.5 hereof or the Distribution Agreement; and provided, further, that such entities shall not be deemed to be Affiliates if they are being operated as Paging and Messaging Services businesses pursuant to the penultimate sentence of Section 10.5(c).

          1.3 ASSIGNMENT APPLICATIONS means the applications to be jointly prepared by Parents, the Operating Companies and Buyer and filed with the FCC requesting its written consent to the assignment or transfer of control of the Licenses to Buyer.

          1.4 CLOSING QUARTER means the three (3) month period ending on the last day of the calendar month prior to the calendar month in which the Closing shall occur.

          1.5 CODE means the Internal Revenue Code of 1986, as amended.

          1.6 COMMUNICATIONS LAWS means the Communications Act of 1934, as amended from time to time, the Telecommunications Act of 1996, as amended from time to time, and the rules, precedents and policies of the FCC promulgated thereunder.

          1.7 CONFIDENTIAL INFORMATION means all information relating to the Business, Parents, Operating Companies, Buyer, or the transactions contemplated by this Agreement or the Ancillary Agreements that either Parents, Operating Companies, their agents or representatives make available to Buyer, its agents or representatives or that Buyer, its agents or representatives makes available to Parents, Operating Companies, their agents or representatives in accordance with this Agreement or the Ancillary Agreements and which information: (a) is not a matter of public knowledge and has not been made available, without a requirement of confidentiality, to third parties other than the Buyer, Parents or Operating Companies or any of their agents or representatives, or filed as public information with any governmental authority other than as a result of a breach of the covenant set forth in Section 12.18; and (b) is proprietary information relating to the Business, Parents, Operating Companies, Buyer, or the transactions contemplated hereby.

          1.8 DOJ means the United States Department of Justice.

          1.9 FCC means the Federal Communications Commission.

          1.10 FINAL ORDER means an action by the FCC asserting authority over the transaction contemplated hereby granting its consent and approval to the assignment or transfer of control of the Licenses or the transactions that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no action, request for stay, petition for review or rehearing, reconsideration or appeal is pending, and as to which the time for filing any request, petition, or appeal has expired and the time for agency action to set aside its consent on its own motion has expired.

          1.11 FORCE MAJEURE EVENT means circumstances beyond the reasonable control of the relevant party including inability or delay caused through accident, fire, explosion, casualty, epidemic, act of God, strike, lockout, unavailability of materials, transportation, power or other commodity, delay of common carrier, civil disturbance, riot, war or armed conflict (whether or not there has been an official declaration of war), legal enactment and/or regulation of any agency or instrumentality of the United States Government or any state or local government, or a Satellite Force Majeure Event.

          1.12 FTC means the Federal Trade Commission.

          1.13 LIABILITIES means all debts, claims, liabilities, obligations, damages and expenses of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable, or otherwise.

          1.14 LICENSES means and includes the 50/50 License and, with respect to the Business, all licenses, permits, franchises and authorizations issued by the FCC and/or other relevant government agencies (including pending applications for any of the foregoing), for the construction or operation of the Business, including all renewals and extensions thereof and all additional licenses, permits, franchises, and authorizations obtained or applied for by the Operating Companies from the date of this Agreement to the Closing Date.

          1.15 LIEN means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

          1.16 MATERIAL ADVERSE EFFECT OR MATERIAL ADVERSE CHANGE means any change or effect that is, or is reasonably likely to be, materially adverse to the Business, results of operations, properties, financial condition, assets and liabilities, of the Operating Companies, taken as a whole.

          1.17 PARENTS' KNOWLEDGE or words of similar import with respect to a fact or matter shall mean the actual knowledge of the individuals set forth on Schedule 1.17.

          1.18 PERSON means an individual, corporation, association, partnership, joint venture, joint stock company, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

          1.19 REAL PROPERTY means all interests in real property of the Operating Companies, including, without limitation, appurtenances, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

          1.20 SATELLITE FORCE MAJEURE EVENT means circumstances beyond the reasonable control of the relevant party relating to the satellite transmissions utilized in the provision of Paging and Messaging Services, including any material failure or degradation in performance of any satellite or transponders on such satellites (as applicable) used to deliver the Paging and Messaging Service signal to any subscriber of the Paging and Messaging Services.

                                   ARTICLE 2

                        SALE OF SHARES AND 50/50 LICENSE

2.1 AGREEMENT OF PURCHASE AND SALE.

     At the closing of the transactions contemplated hereby (the "Closing"), Parents and AT&T Two Way agree to sell the Shares and the 50/50 License to Buyer, and Buyer agrees to purchase the Shares and the 50/50 License from Parents and AT&T Two Way, upon the terms and subject to the conditions set forth in this Agreement.

2.2 DELIVERY OF SHARE CERTIFICATES.

     At the Closing, Parents shall deliver to Buyer the certificate or certificates representing the Shares, duly endorsed in favor of Buyer or accompanied by a duly executed assignment separate from certificate in favor of Buyer.

                                   ARTICLE 3

                                    CLOSING

3.1 DETERMINATION OF CLOSING DATE.

     Subject to the satisfaction or waiver of the conditions set forth in
Article 8, the Closing shall occur on the first business day of the first calendar month after the later to occur of (the "Closing Date"): (a) the consents of the FCC to the Assignment Applications becoming Final Orders, or (b) if applicable, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or such other date to which the parties agree.

3.2 TIME AND PLACE OF CLOSING.

     The Closing shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037 at 10:00 a.m., Washington, D.C. time, on the Closing Date or at such other place agreed to by Parents and Buyer. The physical presence of any party or their representatives shall not be a required condition of the Closing if such party has performed all acts and delivered to an escrow agent all items and documents necessary for the Closing, together with written instructions of the party which permit such escrow agent to complete the obligations of the party in connection with the Closing.

                                   ARTICLE 4

                                 PURCHASE PRICE

4.1 PURCHASE PRICE.

     (a) In consideration for the Shares, the 50/50 License and the agreements set forth herein, and subject to and upon the terms and conditions set forth herein, Buyer shall pay to McCaw (i) cash consideration in the amount of One Hundred Ten Million Dollars ($110,000,000), as such amount may be adjusted pursuant to Section 4.2 and 4.3 (the "Cash Consideration"), plus (ii) shares of Series C Convertible Preferred Stock of Buyer (the "Series C Preferred Stock") having the terms set forth in Exhibit 4.1 hereto with a stated value of Ninety Five Million Dollars ($95,000,000), as such amount may be adjusted pursuant to
Section 4.2 and 4.3 (the "Preferred Stock Consideration" and together with the Cash Consideration, the "Purchase Price").

     (b) The Purchase Price shall be payable as follows:

          (i) At the Closing, Buyer shall pay the Cash Consideration, without taking into account any adjustments pursuant to Sections 4.2 and 4.3, by wire transfer of immediately available funds to an account designated by McCaw not less than two (2) business days prior to Closing; and

          (ii) At the Closing, Buyer will issue to McCaw stock certificates representing the Preferred Stock Consideration, without taking into account any adjustments pursuant to Sections 4.2 and 4.3.

4.2 ADJUSTMENTS TO THE PURCHASE PRICE.

     (a) The Purchase Price shall be subject to adjustment after the Closing as follows:

          (i) if either (A) the Company's Net Revenue for the Closing Quarter ("Closing Net Revenue") is less than 90% of the Net Revenue Target, or (B) the Company's EBITDA for the Closing Quarter, excluding expenses and costs
     (a) for which Parents are fully indemnifying Buyer under this Agreement, and (b) which (i) are incurred in connection with the transactions contemplated hereby, and (ii) are legal fees and expenses, fees and expenses of Merrill Lynch, fees and expenses payable pursuant to Section 12.3, Coopers & Lybrand (or their replacement, if any) fees and expenses, or payments under the Parent's Completion Bonus Program ("Closing EBITDA") is less than 90% of the EBITDA Target, then the Purchase Price shall be decreased by the greater of (x) the Net Revenue Multiple times the difference between 90% of the Net Revenue Target and Closing Net Revenue, provided, that, for purposes of such adjustment, Closing Net Revenue shall be no less than 80% of the Net Revenue Target, and (y) the EBITDA Multiple times the difference between 90% of the EBITDA Target and Closing EBITDA, provided, that, for purposes of such adjustment, Closing EBITDA shall be no less than 80% of the EBITDA Target;

          (ii) if both (A) Closing Net Revenue is greater than 110% of the Net Revenue Target and (B) Closing EBITDA is greater than 110% of the EBITDA Target, then the Purchase Price shall be increased by the greater of (x) the Net Revenue Multiple times the difference between Closing Net Revenue and 110% of the Net Revenue Target, provided, that, for purposes of such adjustment, Closing Net Revenue shall be no greater than 120% of the Net Revenue Target, and (y) the EBITDA Multiple times the difference between Closing EBITDA and 110% of the EBITDA Target, provided, that, for purposes of such adjustment, Closing EBITDA shall be no greater than 120% of the EBITDA Target;

          (iii) for purposes of this Section 4.2, if a material portion of the Business is suspended, disrupted, discontinued or interrupted during the Closing Quarter due to a Force Majeure Event and the Operating Companies reduce their fees, make or are obligated to make a refund of fees, or otherwise suffer a reduction in revenue or incur costs or other damages to remedy or address the Force Majeure Event Closing Net Revenue and Closing EBITDA shall be calculated without giving effect to any Force Majeure Event. In the event it is not possible to reasonably estimate the impact of a Force Majeure Event, and the parties do not mutually agree on a corresponding adjustment to the Closing Net Revenue and the Closing EBITDA, as described in the preceding sentence, the Closing Quarter shall exclude the month or months in which the Force Majeure Event adversely affected Closing Net Revenue or Closing EBITDA and shall include the immediately preceding month or months prior to the Closing Quarter in which Closing Net Revenue and Closing EBITDA were not adversely affected by the Force Majeure Event equal to the number of months excluded. Notwithstanding any other provision hereof to the contrary, Parents shall indemnify Buyer pursuant to Section 11.1(a)(iii) for any refunds, credits or other reduction in fees related to a Force Majeure Event that have not been paid or provided for prior to the Closing Date;

          (iv) if the amount by which the Company's combined current liabilities as of the last day of the month prior to the month in which the Closing occurs, excluding current liabilities which Parents are obligated to pay under this Agreement or for which Parents are fully indemnifying Buyer, exceeds combined current assets ("Closing Working Capital Deficit") is greater than $19,100,000, the Purchase Price shall be decreased by the excess of the Closing Working Capital Deficit over $19,100,000 (the "Working Capital Adjustment"). Combined current liabilities and combined current assets shall be calculated in accordance with GAAP, in a manner consistent with the Audited Financial Statements; and

          (v) if the number of New Motorola Pagers included in the Company's Inventory as of the Closing Date ("Closing Date Pager Inventory") is less than 50,000, the Purchase Price shall be decreased by $78 times the difference between (x) 50,000 and (y) Closing Date Pager Inventory (the "Pager Inventory Adjustment"). New Motorola Pagers means pagers manufactured by Motorola (and up to 7,500 pagers manufactured by Persons other than Motorola) which have not yet been placed in service with customers (other than as part of the Operating Companies normal testing procedures). The Company's Inventory refers to pagers held at (i) the Company's Retail Distribution Center located in Bothell, Washington, (ii) the warehouse in Sparks, Nevada managed on the Company's behalf by Logistic Services Division of Aftermarket Technology Corp. (formerly known as Fred Jones Enterprises), or (iii) held for sale at the Operating Companies' offices.

     (b) Any adjustment to the Purchase Price made pursuant to Section 4.2(a)(i) shall be referred to as a "Downward Financial Adjustment," and any adjustment to the Purchase Price made pursuant to Section 4.2(a)(ii) shall be referred to as an "Upward Financial Adjustment."

     (c) [Intentionally Omitted.]

     (d) Within ninety (90) business days after the Closing Date, Buyer shall prepare and deliver to Parents the following documents, certified by Buyer's chief financial officer: (i) an unaudited consolidated Statement of Closing Working Capital of Operating Companies (the "Closing Working Capital Statement") as of the last day of the month prior to the month in which the Closing occurs;
(ii) an unaudited consolidated statement of operations for the Closing Quarter (the "Closing Operating Statement"); and (iii) a calculation of the Downward Financial Adjustment or Upward Financial Adjustment, as the case may be (the "Financial Adjustment"), Working Capital Adjustment and Pager Inventory Adjustment; provided, that, the Pager Inventory Adjustment shall be calculated jointly by Parents and Buyer.

     (e) The Closing Working Capital Statement and Closing Operating Statement shall be prepared in accordance with the books and records of the Operating Companies, and shall be prepared on a basis consistent with the Audited Financial Statements, including GAAP consistently applied, except as noted therein or set forth on Schedule 4.2(g). The Closing Date Pager Inventory shall be determined based on a physical inventory to be conducted by Parents' representatives and observed by Buyer's representatives.

     (f) (i) The Closing Working Capital Statement, the Closing Operating Statement and the Purchase Price Adjustment shall be final and binding on the parties unless Parents object, by giving written notice within ninety (90) business days after Parents' receipt of the Closing Working Capital Statement and Closing

Operating Statement, to any items presented therein, or to the computation of the Financial Adjustment, if any, Working Capital Adjustment, if any, or Pager Inventory Adjustment, if any. Prior to the expiration of such 90-business day period, Parents shall have the right to cause their accountants to conduct reasonable procedures specified by Parents with respect to the accounts and records of the Operating Companies in order to verify Buyer's calculations of the Financial Adjustment, if any, Working Capital Adjustment, if any, and Pager Inventory Adjustment, if any, and Parents and their accountants shall have full access to the books, records and personnel of Buyer and the Operating Companies during normal business hours.

          (ii) In the event of a dispute regarding any of the Financial Adjustment, if any, Working Capital Adjustment, if any, or Pager Inventory Adjustment, if any, Buyer and Parents will use their reasonable efforts to resolve any such dispute. If Buyer and Parents do not resolve any such dispute within thirty (30) business days after receipt by Buyer of Parents' written notice of dispute, Buyer and Parents shall, within five (5) business days after the end of the thirty (30) business day period, submit any such unresolved dispute to a mutually acceptable accounting firm (the "Accountant") which firm shall, within thirty (30) business days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive upon the parties. If Buyer and Parents cannot agree on the Accountant within such five (5) business day period, an Accountant shall be appointed by AAA who shall be a partner in a major public accounting firm with at least 15 years of public accounting experience, proven technical accounting skills and substantial experience as an arbitrator in connection with disagreements of purchase price adjustments. The fees and expenses of the Accountant shall be shared equally by Buyer and Parents. If issues in dispute are submitted to the Accountant for resolution, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party, and each party will be afforded the opportunity to present to the Accountant any material relating to the determination and to discuss the determination with the Accountant.

     (g) The terms Net Revenue, Net Revenue Target, EBITDA, EBITDA Target, Net Revenue Multiple, and EBITDA Multiple shall have the meaning set forth in
Schedule 4.2 (g).

4.3 PAYMENT OF PURCHASE PRICE ADJUSTMENTS.

     (a) (i) The Preferred Stock Consideration will be reduced or increased, as the case may be, by one-half of the amount of the Financial Adjustment, if any (the "Preferred Stock Consideration Adjustment"); and

          (ii) the Cash Consideration will be reduced or increased, as the case may be, by one-half of the amount of the Financial Adjustment, if any, and reduced by the amount of the Working Capital Adjustment, if any, and Pager Inventory Adjustment, if any (the "Cash Consideration Adjustment" and, together with the Preferred Stock Consideration Adjustment, the "Purchase Price Adjustment").

     (b) After the final determination of the Financial Adjustment, if any, Working Capital Adjustment, if any, and Pager Inventory Adjustment, if any, pursuant to Section 4.2(f), the Purchase Price Adjustment shall be paid by the party owing such amount to the other party by the fifth business day following such final determination. Payment, with respect to the Cash Consideration Adjustment, shall be made by wire transfer of immediately available funds, and shall be accompanied by accrued interest from the Closing Date to the date of payment at an annual rate equal to the Prime Rate. Payment, with respect to the Preferred Stock Consideration Adjustment, shall be made by issuance or cancellation, as the case may be, of Series C Preferred Stock with stated value equal to the Preferred Stock Consideration Adjustment. In the case of cancellation of Series C Preferred Stock, any Series C Preferred Stock paid as dividends on such canceled Series C Preferred Stock from the Closing Dates to the date of cancellation shall also be canceled and any cash paid as dividends on such canceled Series C Preferred Stock from the Closing Date to the date of cancellation shall be repaid by wire transfer of immediately available funds and shall be accompanied by accrued interest from the date of payment of the cash dividend to the date of repayment at an annual rate equal to the Prime Rate. Dividends on the Series C Preferred Stock issued pursuant to this section shall be deemed to accrue from the Closing Date. The term "Prime Rate" means the rate published in the "Money Rates" column of The Wall Street Journal as a guide to the Prime Rate, which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If a range is published, the average rate shall be the Prime Rate. The Prime Rate will increase or decrease each time and as of the date the Prime Rate changes.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF PARENTS.

     To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of Wireless and McCaw jointly and severally represents and warrants to the Buyer, as of the date hereof (unless another date or period of time is specifically stated herein for a representation or warranty), as follows:

     5.1.1 Due Organization, Subsidiaries, Capital Stock.

     (a) Each of the Parents has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     (b) Each of the Operating Companies is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Operating Companies has all requisite corporate or partnership power and authority to own and operate the Business as it currently is being conducted and to own and lease the properties and assets owned or leased by it. Each of the Operating Companies is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     (c) Schedule 5.1.1 contains a list of all of the Operating Companies, identifying each Operating Company's jurisdiction of organization, authorized and issued capital stock, stockholders and all jurisdictions in which such Operating Companies are authorized or qualified to do business. Except as set forth on Schedule 5.1.1, the Company has no direct or indirect subsidiaries. Except as set forth on Schedule 5.1.1, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a member of any joint venture, or partnership.

     (d) Parents have delivered to Buyer true, complete and correct copies of the Articles of Incorporation and Bylaws (or comparable instruments) of each Operating Company. Such Articles of Incorporation and Bylaws (or comparable instruments) are collectively referred to as the "Charter Documents." None of the Operating Companies is in violation in any material respect of its Charter Documents. The minute books of the Operating Companies have been made available to Buyer and except as set forth in Schedule 5.1.1(d), are complete in all material respects.

     (e) All of the issued and outstanding shares of the capital stock of the Operating Companies have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the stockholders in the amounts set forth on Schedule 5.1.1 free and clear of all Liens. All of the issued and outstanding shares of the capital stock of the Operating Companies were offered, issued, sold and delivered by the Operating Companies in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Operating Companies.

     (f) No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate any of the Operating Companies to issue, sell or otherwise become outstanding any shares of capital stock. None of the Operating Companies has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Upon consummation of transactions contemplated hereby, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     5.1.2 Authorization and Validity of Agreement. The execution, delivery and performance by Parents of this Agreement and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Parents. This Agreement has been duly executed and delivered by each of the Parents and, assuming the due authorization, execution and delivery hereof by Buyer, is a legal, valid and binding obligation of each of the Parents, enforceable against them in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditor rights.

     5.1.3 No Conflicts. Except as set forth on Schedule 5.1.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, the provisions of the charter or bylaws of either Parent or any of the Charter Documents;

          (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under or require notice under any material document, material agreement or other material instrument to which any Operating Company or either Parent is a party or by which any Operating Company or either Parent is bound (the "Third Party Contracts") or, require any third party consent, waiver or approval in order that any Third Party Contract remain in effect without material modification after the Closing Date and without giving rise to any right to termination, cancellation, acceleration or loss of any material right or benefit (those consents set forth on Schedule 5.1.3 being referred to as "Third Party Consents");

          (c) result in the creation or imposition of any Lien on any of the Operating Companies' properties pursuant to (i) any law or regulation to which any Operating Company or either Parent or any of their respective property is subject, or (ii) any judgment, order or decree to which any Operating Company or either Parent is bound or any of their respective property is subject;

          (d) result in termination or any material impairment of any material License; or

          (e) violate any law, order, judgment, rule, regulation, decree or ordinance to which any Operating Company or either Parent is subject or by which any Operating Company or either Parent is bound.

     5.1.4 Licenses, Compliance with Law.

     (a) Except as otherwise indicated, the Operating Companies are the holders of the Licenses issued by the FCC represented by the call signs listed on
Schedule 5.1.4(a) and the other Licenses listed on Schedule 5.1.4(a). The Licenses so listed constitute all of the Licenses issued or required by the FCC and any other governmental agency of the United States Government or any state or local government that are required for and/or used in and are material to the operation of the Business as currently conducted. Each of the Licenses so listed is in full force and effect and, except as disclosed on Schedule 5.1.4(a), Parents and Operating Companies are in compliance in all material respects with the terms and requirements thereof and all the Communications Laws and other governmental regulations pertaining thereto. There is not pending or, to Parents' Knowledge, threatened, any action, investigation, complaint or other proceeding by the FCC or any other governmental agency of the United States Government or any state or local government to revoke, cancel, suspend, modify in any material respect or refuse to renew any of the Licenses so listed (except such actions, investigations, complaints, or other proceedings which relate to the paging industry generally and do not relate to any specific Licenses). Except as set forth on Schedule 5.1.4(a), there is not issued, pending or, to Parents' Knowledge, threatened, any notice of violation or complaint by the FCC or any other governmental agency of the United States Government or any state or local government against either Parent or any

Operating Company with respect to the Business or the transactions contemplated hereby, except violations or complaints that would not have a Material Adverse Effect.

     (b) Except as set forth on Schedule 5.1.4(b), accurate and complete copies of all of the Licenses set forth on Schedule 5.1.4(a) have been delivered to Buyer. Accurate and complete copies of all of the Licenses granted by the FCC after the date hereof and prior to Closing, will be delivered to Buyer by Parents prior to the Closing Date. All of the Licenses previously delivered to Buyer contain and, upon delivery to the Buyer as provided above, the Licenses granted by the FCC after the date hereof and prior to Closing will contain, no defect which would cause a Material Adverse Effect. No present or former officer, manager, member or employee of either Parent or any Operating Company or any Affiliate thereof, or any other Person, owns material interest in any of the Licenses so listed.

     (c) Parents and Operating Companies have complied with, and are in compliance with, all federal, state, county and local laws, regulations and orders that are applicable to the Business, including, but not limited to, the Communications Laws and the rules and regulations of the states and municipalities in which the Business is located, and have timely filed with the proper authorities all statements and reports required by the laws, regulations and orders to which Parents, Operating Companies and the Business are subject, except where noncompliance or failure to file would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a material default under, or a material breach or material violation of, or materially adversely affect the rights and benefits afforded by either Parent or any of the Operating Companies of, the Licenses.

     5.1.5 Personal Property.

     (a) Schedule 5.1.5 sets forth a complete and accurate list, in all material respects, of all system fixed assets and non-system fixed assets by category owned or leased by the Operating Companies' which assets were capitalized consistent with the Operating Companies' then current capitalization policy (the "Personal Property") including an indication as to which assets are currently owned, by either Parent or any Affiliate of either Parent (other than the Operating Companies). Other than the Personal Property, none of the Operating Companies owns or leases any single piece of Personal Property (excluding cash and accounts receivable) with a current net book value in excess of $50,000. Parents have made available to Buyer true, complete and correct copies, in all material respects, of all leases for material equipment.

     (b) All of the vehicles and other material, machinery and equipment of the Operating Companies, including those listed on Schedule 5.1.5, are in good working order and condition, ordinary wear and tear excepted, except to the extent that any such vehicles, material, machinery and equipment that could be repaired or replaced for an aggregate of no more than $100,000 so as to be in good working order and condition, ordinary wear and tear excepted. All leases for material Personal Property set forth on Schedule 5.1.5 are in full force and effect and constitute valid and binding agreements of the Operating Companies, and none of the Operating Companies is in material breach of their terms.

     (c) The Operating Companies are the true and lawful owner or lessee of the Personal Property and have good and marketable title to all of the owned Personal Property (subject, with respect to the Licenses, to procuring the consent of the FCC to the transfer or assignment of such Licenses) in each case, free and clear of any Lien other than (a) Liens for taxes not yet delinquent,
(b) Liens set forth on Schedule 5.1.5, (c) purchase money security interests securing liabilities, and (d) Liens and defects in title that, together with the Permitted Real Property Liens, do not have a Material Adverse Effect (the Liens identified in clauses (a), (b), (c) and (d) above being herein referred to as "Permitted Personal Property Liens").

     5.1.6 Taxes.

     (a) All material Tax Returns required to be filed by or with respect to the Operating Companies (including Tax Returns of affiliated, combined, consolidated, unitary or similar groups that include any Operating Company (each an "Affiliated Group")) have been filed. All such Tax Returns are, to the extent that they relate to the Operating Companies, materially true, correct and complete.

     (b) All material amounts of Taxes owed by or with respect to each Operating Company have been paid in full on a timely basis, whether or not shown on any Tax Return.

     (c) The amount of the liability of the Operating Companies for unpaid Taxes on the Audited Financial Statements, other than those that are the liability of Parents under this Agreement, did not materially exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Audited Financial Statements, and the amount of the liability of the Operating Companies for unpaid Taxes on the books and records of the Operating Companies, other than those that are the liability of Parents under this Agreement, do not materially exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on such books and records.

     (d) Except as set forth on Schedule 5.1.6, there are no material Tax Proceedings presently pending with regard to any Tax Returns or Taxes of any of the Operating Companies or any Affiliated Group (except for Tax Returns or Taxes of an Affiliated Group to the extent that such proceedings relate solely to members of such Affiliated Group other than the Operating Companies), and to Parents' Knowledge no notice has been received from any governmental authority of the expected commencement of such a Tax Proceeding.

     (e) Except as set forth on Schedule 5.1.6, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by or with respect to any of the Operating Companies, and no extensions of time within which to file a Tax Return have been requested for any Tax Return which has not yet been filed.

     (f) Each of the Operating Companies has withheld and paid over to the proper governmental authorities all material amounts of Taxes required to have been withheld and paid over, and has complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

     (g) To the best of Parents' Knowledge, there are no Liens on any of the assets of the Operating Companies, or on the 50/50 License, relating or attributable to Taxes, except for Liens for Taxes not yet due and payable.

     (h) Parents have delivered to Buyer materially complete and correct copies of all U.S. federal income Tax Returns filed by or with respect to the Operating Companies (or if such U.S. federal income Tax Returns are filed by an Affiliated Group, pro forma versions of such U.S. federal income Tax Returns reflecting all items relating to the Operating Companies) for Taxable periods ending after December 31, 1994. Schedules showing adjustments to the amortizable Tax basis of intangible assets, as adjusted pursuant to the Internal Revenue Service Intangible Settlement Program, have also been provided to Buyer. The U.S. federal income Tax Returns, in conjunction with the Intangible Settlement schedules, contain materially accurate and complete descriptions of each Operating Company's basis in its depreciable and amortizable assets. Any adjustments to the basis of the assets, as reflected on the U.S. federal income Tax Returns, will be provided to Buyer within forty-five (45) days of the Closing Date.

     (i) None of the Operating Companies is, or has at any time been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     (j) No election or consent under section 341 of the Code has been made with respect to any of the Operating Companies or with respect to any of the assets of any of the Operating Companies.

     (k) None of the assets of any of the Operating Companies is "tax exempt use property" within the meaning of section 168(f)(8) of the Code.

     (l) None of the Operating Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code.

     (m) Schedule 5.1.6(m)(i) contains accurate and complete descriptions of (i) each Operating Company's basis in its assets; (ii) the material amount of any separate filing state net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to each Operating Company as of December 31, 1997; and (iii) tax elections affecting each Operating Company. Except as set forth on Schedule 5.1.6(m)(ii), no Operating Company has any material net operating losses or other tax attributes presently subject to limitation under Code sections 382, 383, or 384, or the federal consolidated return regulations.
Schedule 5.1.6(m)(i) and (ii) will be provided to Buyer with forty-five (45) days after the Closing Date.

     (n) None of the Operating Companies will be required to include any adjustment increasing taxable income for any Tax period or portion thereof that ends after the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign law) as a result of a change in method of accounting for a Tax period ending prior to the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of any of the Operating Companies for any Tax period ending prior to the Closing Date.

     (o) For purposes of this Agreement:

          (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any Liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes;

          (ii) "Tax Proceeding" means any audit, examination, claim or other administrative or judicial proceeding relating to Taxes or Tax Returns; and

          (iii) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     5.1.7 Litigation. Except as described on Schedule 5.1.7, there are no material claims, actions, suits, proceedings or governmental investigations (collectively, "Litigation") pending or, to the Parents' Knowledge, threatened against the Operating Companies or the Business. None of the Operating Companies is in violation, in any material respect, of any term of any judgment, decree, injunction or order outstanding against it.

     5.1.8 Insurance. Schedule 5.1.8 sets forth the Insurance maintained by the Operating Companies with respect to the Business, and the Operating Companies are in compliance with all material requirements and provisions thereof.

     5.1.9 Assets. The assets of the Operating Companies, together with the rights to be provided to Buyer pursuant to the Ancillary Agreements to be entered into at the Closing, shall represent all assets reasonably necessary to the conduct of the Business as currently conducted by the Operating Companies.

     5.1.10 [Intentionally Omitted.]

     5.1.11 Financial Statements, Books and Records.

     (a) Attached hereto as Schedule 5.1.11 are true and complete copies of the audited balance sheet of the Operating Companies as of December 31, 1997 and the related consolidated statement of operations for the fiscal year ending December 31, 1997 (collectively, including the notes thereto, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with the books and records of the Operating Companies and present fairly, in all material respects, the financial position and the results of operations of the Operating Companies as of the dates or for the periods set forth therein. The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, except for the variations set forth on Schedule 5.1.11.

     (b) None of the Operating Companies has maintained any bank account, or used any corporate funds except for bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     5.1.12 Real Property.

     (a) Schedule 5.1.12 contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and use thereof). Schedule 5.1.12 indicates whether the Real Property is owned ("Owned Real Property") or leased or licensed ("Licensed Real Property").
Schedule 5.1.12 also specifies those premises which are now owned or leased by Parents, portions of which are occupied or used for collocated offices and retail locations, collocated terminals and collocated transmitters by Operating Companies and, as to such portions of the premises occupied or used for collocated offices and retail locations, collocated terminals and collocated transmitters, leasehold, subleasehold or license interests will be created and granted by Parents to Operating Companies prior to the Closing or to Buyer at the Closing by (i) site licenses under the Terminal Access Agreement which is attached hereto as Exhibit 5.1.12(a)(i); (ii) leases or subleases under Shared Transmitter Sites Agreement which is attached hereto as Exhibit 5.1.12(a)(ii); and (iii) leases or subleases under the Shared Office Space Agreement which is attached hereto as Exhibit 5.1.12(a)(iii) (the Shared Transmitter Sites Agreement, the Terminal Access Agreement and the Shared Office Space Agreement are collectively referred to as the "Property Transition Agreements"). Schedule
5.1.12 also specifies those leasehold interests in real estate that are now held by Operating Companies which Operating Companies reserve the right to assign to Parents (or affiliates of Parents) prior to Closing, and those fee title interests in real estate now owned by Operating Companies which Operating Companies reserve the right to convey to Parents (or affiliates of Parents) prior to Closing. The Real Property listed on Schedule 5.1.12 includes all interests in real property necessary to conduct the Business.

     (b) Except as otherwise disclosed on Schedule 5.1.12 and in the site licenses under Terminal Access Agreement, leases or subleases under the Shared Transmitter Sites Agreement, and leases or subleases under the Shared Office Space Agreement:

          (i) The Operating Companies have good and marketable undivided and insurable title to the Owned Real Property free and clear of any claims, liabilities, security interests, mortgages, liens, defects in title, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases or encumbrances of any nature ("Encumbrances") other than (A) liens for current taxes not yet due and payable, (B) easements, covenants, conditions, restrictions, and title defects that, together with the Permitted Personal Property Liens, do not have a Material Adverse Effect or that have been disclosed on Schedule 5.1.12, and (C) liens securing indebtedness for borrowed money that Buyer or one of its Affiliates shall elect at Closing to assume, as set forth on Schedule
     5.1.12 (collectively, "Permitted Real Property Liens").

          (ii) The legal descriptions for the Owned Real Property contained in the respective deeds thereof describe the properties fully and adequately. All structures, facilities and improvements to the Owned Real Property ("Structures") are located within the boundary lines of the Owned Real Property and no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property except where any such encroachments, together with the Permitted Real Property Liens and the Permitted Personal Property Liens, do not have a Material Adverse Effect. The Structures do not encroach on any easement which burdens any portion of the Owned Real Property, and none of the Owned Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Owned Real Property except where any such encroachment and or such burden benefiting any adjacent parcel, together with the Permitted Real Property Liens and the Permitted Personal Property Liens, does not have a Material Adverse Effect.

          (iii) The Operating Companies have valid rights of ingress and egress to and from all Owned Real Property from and to the public street systems for road and utility purposes.

          (iv) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Owned Real Property and all structures and all structural, mechanical and other physical systems thereof that constitute those parts of the Leased Real Property which the Operating Companies are obligated to maintain, repair or replace pursuant to the provisions of the applicable lease agreements or license agreements, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $100,000 to correct. No maintenance or repair to the Owned Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Owned Real Property, Structures or any Tangible Asset.

          (v) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Owned Real Property in the conduct of the Business are installed to the property lines of the Owned Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Owned Real Property in the operation of the Business and to permit full compliance with the requirements of all laws in the operation of such business except where any impairment of such utility services, together with the Permitted Real Property Liens and the Permitted Personal Property Liens, does not have a Material Adverse Effect. No fact or condition exists which could result in the termination or material reduction of access from the Real Property to roads or to sewer or other utility services serving the Real Property except where any impairment of such access, together with the Permitted Real Property Liens and the Permitted Personal Property Liens, does not have a Material Adverse Effect.

          (vi) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property but the foregoing representation and warranty shall not apply to any condition of non-compliance which requires the expenditure of less than $100,000 to correct or cure. The Operating Companies have obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property but the foregoing representation and warranty shall not apply to any approval, certificate of use and occupancy, license or permit which requires the expenditure of less than $100,000 to obtain.

          (vii) Except as set forth on the surveys previously made available to Buyer, none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Encumbrance or restriction affecting such Owned Real Property except where any such violation or encroachment, together with the Permitted Real Property Liens and the Permitted Personal Property Liens, does not have a Material Adverse Effect.

          (viii) There are no pending or, to the Parents' Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which would have a Material Adverse Effect.

          (ix) There are no parties other than the Operating Companies in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

          (x) There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. None of the Operating Companies has transferred any air rights or development rights relating to the Owned Real Property.

          (xi) There are no service contracts or other agreements relating to the use or operation of the Real Property that constitute Encumbrances.

          (xii) Use of any portion of the Owned Real Property to conduct the Business will not violate any requirement of the United States Corps of Engineers or Laws relating to any flood plain, flood plain district, flood hazard area, or area of similar characterization or wetlands areas, but the foregoing representation and warranty shall not apply to any violation which requires the expenditure of less than $100,000 to correct or cure.

          (xiii) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

          (xiv) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which any of the Operating Companies leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. Parents have provided Buyer with access to true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Operating Companies' interests thereunder are free of all Liens.

          (xv) Except as set forth in Schedule 5.1.12, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     5.1.13 Environmental Matters.

     Other than as set forth on Schedule 5.1.13:

          (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or Environmental Law or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in amounts that either violate or reasonably could be expected to give rise to Liability under applicable Environmental Laws in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Operating Company has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. None of the Operating Companies have transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect prior to or as of the Closing Date, nor has any Operating Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Material Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Operating Companies currently hold in full force and effect all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Hazardous Material Activities and other activities of the Operating Companies as such activities are currently being conducted. The Operating Companies (A) are in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder including, but not limited to, the Resource Conservation and Recovery Act of 1976, U.S.C. Sections 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812; the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and any substantially similar state and local environmental laws and common law principles of tort liability (collectively, as may be amended from time to time prior to the Closing, the "Environmental Laws"). To the Parents' Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parents' Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Material Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that would be expected to involve the Operating Companies (or any person or entity whose liability the Operating Companies have retained or assumed, either by contract or operation of law) in any litigation under the Environmental Laws, or impose upon the Operating Companies (or any person or entity whose liability the Operating Companies have retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     5.1.14 Contracts.

     (a) Schedule 5.1.14(a) lists all currently effective written contracts or arrangements, or in the case of (viii) below, oral contracts or arrangements (collectively, the "Contracts") to which any Operating Company is a party and which:

          (i) relate to a reseller contract involving more than 500 paging units or a direct contract involving more than 500 paging units;

          (ii) provide for the Operating Companies to resell the services of third parties and pursuant to which the Operating Companies purchased at least $30,000 of services in the first three months of calendar year 1998;

          (iii) require the payment by any Operating Company after the date hereof of more than $100,000;

          (iv) cannot be terminated by an Operating Company within one year after the Closing Date without incurring any cost in excess of $25,000 individually or $100,000 in the aggregate;

          (v) are financing documents for borrowed money;

          (vi) are for the purchase, sale or license of goods or services not in the ordinary course of business consistent with past practice;

          (vii) relate to the provision of products or services between the Operating Companies and Parents after the Closing; or

          (viii) oral contracts or arrangements which require the payment by any of the Operating Companies of $50,000 or more annually or $200,000 in the aggregate after the date hereof.

True and complete copies of all such written contracts have been provided to the Buyer or its counsel.

     (b) None of the Operating Companies or, to the Parents' Knowledge, any other party to any Contract is in material default in the performance of, or is not in material compliance with any material provision of, any Contract relating to the Business. The Operating Companies have no intention, and Parents have no knowledge of any intention by any other party, not to perform in all material respects its obligations under any Contract.

     5.1.15 Liabilities and Obligations.

     (a) None of the Operating Companies is liable for or subject to any Liabilities except for:

          (i) those Liabilities reflected on the Audited Financial Statements or disclosed on the Schedules hereto;

          (ii) those Liabilities arising in the ordinary course of the Business consistent with past practice; and

          (iii) those Liabilities for which Parents will indemnify Buyer fully.

     (b) As of the Closing Date, none of the Operating Companies will be liable to Parents or their Affiliates for any advances or notes payable (as defined in the Audited Financial Statements).

     (c) Schedule 5.1.15(c) includes a summary description of 1998 budgeted Operating Company capital expenditures for projects currently in progress and which, if pursued after the Closing Date, are budgeted to require any additional expenditures of capital after the Closing.

     5.1.16 Labor Matters and Employee Plans.

     (a) Benefit Plans; ERISA. All Benefit Plans are listed in Schedule 5.1.16(a), and a summary of each Benefit Plan, including, where applicable, a summary plan description, has been delivered or made available to Buyers. Except as disclosed in Schedule 5.1.16(a):

          (i) to Parents' Knowledge, each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code;

          (ii) no Benefit Plan is a "defined benefit plan" within the meaning of section 414(j) of the Code, other than a Benefit Plan described in section 401(a)(1) of ERISA;

          (iii) no Benefit Plan is a multiemployer plan, and the Parents and/or Operating Companies have never sponsored or maintained a multiemployer plan covering Operating Company employees, within the meaning of section 3(37) of ERISA;

          (iv) no direct, contingent or secondary liability has been incurred or is expected to be incurred by Parents and/or Operating Companies under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate which could be expected to result in any liability to the Buyer;

          (v) neither Parents nor Operating Companies have any knowledge of any investigation, proceedings, administrative review or other administrative process which could result in imposition on Buyer or Operating Companies of any penalty or other assessment in connection with any of the Benefit Plans listed in Schedule 5.1.16(a);

          (vi) all Benefit Plans are sponsored by Wireless and neither McCaw nor any Operating Company sponsors any Benefit Plan;

          (vii) the Operating Companies have not incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

          (viii) no benefit under any Benefit Plan for which the Operating Companies or the Buyer would be liable, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

          (ix) neither the Parents nor the Operating Companies have any post retirement benefit obligations, within the meaning of, and determined in accordance with, FAS 106 with respect to Operating Company employees;

          (x) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the knowledge of Parents and/or Operating Companies, threatened against or with respect to any Benefit Plan affecting the benefits of Operating Company employees, and there are no facts or circumstances known to Parents and/or Operating Companies that could reasonably be expected to give rise to any such suit, action or other litigation; and

          (xi) all contributions to Benefit Plans that were required to be made under such Benefit Plans with respect to Operating Company employees have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved, all of which accruals under unfunded Benefit Plans are as disclosed in Schedule 5.1.16(a), and Parents and Operating Companies have performed all material obligations required to be performed under all Benefit Plans.

     (b) Labor and Employee Matters.

          (i) Schedule 5.1.16(b)(i) hereto lists separately the job title, location, annual base wages, targeted commissions (if applicable), targeted performance bonus (if applicable), accrued vacation hours, date of hire, status (i.e. on leave or active; type of leave) of all employees of each Operating Company.

          (ii) Schedule 5.1.16(b)(ii) hereto lists separately the names and locations of the principal offices of each contractor or independent contractor that provides workers to perform services for Operating Companies at Operating Companies' U.S. premises and with respect to each, the number of its personnel and a description of the services being performed.

          (iii) To Parents' Knowledge, each Operating Company is in material compliance with all applicable laws respecting labor, employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws respecting minimum wage and overtime payments, child labor, employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; and no sex, age, disability, gender, race, religious, or other discrimination claim is pending against Parents and/or Operating Companies except as set forth on Schedule 5.1.16(b)(iii). No complaint or grievance against Parents and/or Operating Companies is pending or, to the best of the knowledge of Parents and/or Operating Companies, threatened, before any labor relations board or comparable governmental authority or entity with respect to the business other than as set forth on Schedule 5.1.16(b)(iii).

          (iv) Other than as set forth on Schedule 5.1.16(b)(iv), no employee of any Operating Company has any agreement as to length or terms of notice required to terminate his or her employment, or the circumstances under which employment may be terminated, other than such as results by law from the employment of an employee without an expressed or implied employment agreement.

          (v) Other than as set forth on Schedule 5.1.16(b)(v), all vacation pay (including all banked vacation pay),bonuses, commissions and other employee benefit payments are reflected and have been accrued and reflected on the Audited Financial Statements.

          (vi) No payments have been made or authorized since December 31, 1997 by any Operating Company to its officers, directors, former directors, shareholders or employees or to any person not dealing at arm's length with any of the foregoing, except in the ordinary course of the business and in accordance with past practices and at the regular rate payable to them of salary, pension, bonuses, rents or other remuneration of any nature.

          (vii) The employees of Operating Companies are not represented by any labor union or association and no collective bargaining agreement is binding and in force against Parents or Operating Companies; no collective bargaining agreement, or any part thereof, or any other agreement with a labor union that is binding upon any Affiliate of Parents or of Operating Companies will, in any way be binding upon Operating Companies or expose Operating Companies to liability of any type relating to such agreement or agreements after the Closing Date; no collective bargaining agreement is currently being negotiated or is required to be negotiated by Parents or Operating Companies with respect to any employees of Operating Companies. No union or association representation question or demand for recognition or representation exists respecting the employees of Operating Companies. There is not now, nor within the past three years has there been, any labor or association picketing, boycotting, handbilling, strike, dispute, lockout, work slowdown or work stoppage pending or involving or, to the best of the knowledge of Parents or Operating Companies, threatened against or directly affecting the Operating Companies, except as set forth in
     Schedule 5.1.16(b)(vii).

          (viii) Except as set forth in Schedule 5.1.16(b)(viii), no labor or association representation organization effort exists, nor to Parents' Knowledge has there been any such activity within the past three years.

          (ix) Except as set forth in Schedule 5.1.16(b)(ix), no litigation, administrative proceeding, mediation or arbitration proceeding arising out of employment with the Operating Companies is pending, and no claims therefor exist or have been threatened.

          (x) The Operating Companies have fully and accurately reported the compensation of all persons classified by the Operating Companies as independent contractors on IRS forms 1099 when required to do so.

     (c) As used in this Agreement, the following terms have the meanings set forth below.

          (i) "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time prior to the Closing Date been made by Parents or Operating Company, or any predecessor of any of the foregoing, for the benefit of any employee, former employee, director, agent or independent contractor of the Messaging Division or any Operating Company or any beneficiary thereof, on the day prior to the Closing Date.

          (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          (iii) "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of section 412(n)(6) of the Code) that includes, or at any time included, one or more of the Parents or Operating Companies, or any predecessor of any of the foregoing.

          (iv) "Multiemployer Plan" means a multiemployer plan within the meaning of section 4001(a)(3) of ERISA with respect to which one or more of the Parents and/or Operating Companies or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under section 4201 of ERISA.

          (v) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA.

     5.1.17 [Intentionally Omitted.]

     5.1.18 Transactions with Affiliates. Except as set forth on Schedule 5.1.18, since January 1, 1997, there have been no transactions, contracts or agreements ("Affiliated Transactions") of any kind relating to the Business in excess of $100,000 between the Operating Companies and any Affiliate of the Operating Companies.

     5.1.19 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth on Schedule 5.1.19, the Business has been operated only in the ordinary course (except as expressly contemplated by this Agreement), and there has not been any:

          (a) Material Adverse Change;

          (b) sale, assignment or transfer, other than in the ordinary course of business and consistent with past practice, of any assets which are material, individually or in the aggregate, to the Business;

          (c) acquisition by merger, consolidation with, purchase of substantially all of the assets or capital stock of, or any other acquisition of any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

          (d) change in accounting methods or practices by the Operating Companies, except as required by GAAP;

          (e) entry into, or termination, amendment or modification of, any contract, agreement, commitment, transactions, License, permit or other instrument (including, without limitation, any borrowing, capital expenditure, capital contribution or capital financing) which is or was material to the Business other than in the ordinary course of business consistent with past practices;

          (f) any action taken by either Parent or any Operating Company that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.7;

          (g) creation, amendment or termination of a Benefit Plan;

          (h) other than in the ordinary course of business consistent with past practices, increase, or obligation to increase or enhance, the rate of wages, salaries, bonuses or other remuneration, or other benefits payable to any of its officers, directors or employees, or initiation of new benefit programs or policies beyond those disclosed in Schedule 5.1.19, or grant of any severance or termination pay, or entry into any employment agreement or other agreement (written or oral) with any officers, directors or employees;

          (i) labor union or association organizing, strike, lockout, work slowdown or stoppage, or petition for election or demand for recognition or representation;

          (j) recognition of a labor union or association as the lawful representative for collective bargaining for current employees;

          (k) entry into any collective bargaining negotiations or agreements or other negotiations with a labor union or association;

          (l) bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of any Benefit Plan or material contract or Parents' or Operating Companies' policy in respect of discretionary bonuses; or

          (m) agreement or authorization by Parents or Operating Companies to do any of the foregoing.

     5.1.20 Government Contracts.

     (a) To the Parents' Knowledge, none of the Operating Companies has been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, has any suspension or debarment action been threatened or commenced. There is no valid basis for any Operating Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

     (b) Except as set forth in Schedule 5.1.20, to Parents' Knowledge, none of the Operating Companies has been, nor is any now being, audited, investigated or subject to an employment practice related contract compliance review, by any government agency or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor has any such audit or investigation been threatened.

     (c) To the Parents' Knowledge, each of the Operating Companies' government contracts has been properly issued, awarded or novated to the Operating Companies in the Operating Companies' name.

     5.1.21 Intellectual Property.

     (a) The Operating Companies do not own any Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country. For purposes of this
Section 5.1.21, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Operating Companies, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Operating Companies, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Operating Companies in the United States or any foreign country.

     (b) The Operating Companies do not own any Patent or Copyright registrations. For purposes of this Section 5.1.21, the term "Patent" shall mean any United States or foreign patent to which the Operating Companies have title as of the date of this Agreement, as well as any application for a United States or foreign patent filed by the Operating Companies as of the date of this Agreement, the term "Copyright" shall mean any United States or foreign copyright owned by the Operating Companies as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Operating Companies as of the date of this Agreement.

     (c) The execution and delivery of this Agreement by the Operating Companies will not infringe upon any Mark, Patent or Copyright of any third party ("Third Party Intellectual Property"). The Operating Companies are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any material Third Party Intellectual Property license, sublicense or agreement. Except as set forth on
Schedule 5.1.21, no claims with respect to Third Party Intellectual Property are currently pending or, to Parents' Knowledge, are threatened by any Person, nor, to Parents' Knowledge, do any grounds for any claims exist: (i) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Operating Companies infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Operating Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Business as currently conducted by the Operating Companies; or (iii) challenging the Operating Companies' license or legally enforceable right to use of the Third Party Intellectual Property. None of the Operating Companies has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated.

     5.1.22 [Intentionally Omitted.]

     5.1.23 Year 2000 Compliance. The Operating Companies have performed the testing as described on Schedule 5.1.23, which includes all material software and computer systems used in the Business. To the extent that such testing indicated that the Operating Companies' software or computer systems are not Year 2000 Compliant, such software and/or computer systems were modified or will be modified prior to Closing so that they are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means that the Operating Companies' software or computer systems receive, record, store, process, route, transfer or present calendar dates and any related information falling on or after January 1, 2000 with similar functionality, in all material respects, as such software or computer systems perform such functions for calendar dates and related information falling prior to January 1, 2000.

     5.1.24 Series C Preferred Stock. McCaw is acquiring the Series C Preferred Stock hereunder without a present intention of resale or distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), and shall not sell or otherwise transfer such Series C Preferred Stock except when such sale or transfer is made in compliance with the Securities Act and all applicable state laws.

     5.1.25 Accounts Receivable. Attached as Schedule 5.1.25 is a complete and accurate list, as of a date not more than twelve (12) business days prior to the date hereof, of the accounts and notes receivable of the Operating Companies (including without limitation receivables from and advances to employees and stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and have been executed on terms consistent with past practices of the Business.

5.2 REPRESENTATIONS AND WARRANTIES OF BUYER.

     To induce Parents to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Parents, as of the date hereof (unless another date or period of time for a representation or warranty is specifically stated herein), as follows:

          5.2.1 Qualification of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its business as it currently is being conducted, to own and lease the properties and assets owned or leased by it and to enter into this Agreement and perform the obligations hereunder. Buyer is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so qualified or licensed would or would be reasonably likely to have a material adverse effect to the business, results of operations, properties, financial condition, assets and liabilities of the Buyer and its subsidiaries, taken as a whole (a "Buyer Material Adverse Effect" or "Buyer Material Adverse Change").

          5.2.2 Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the other agreements, certificates, documents and instruments contemplated hereby or referred to herein, the filing of the Series C Certificate of Designation, the issuance of the Series C Preferred Stock and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery hereof by the Parents, is a legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditors rights.

          5.2.3 No Conflicts. Except as set forth on Schedule 5.2.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

             (a) conflict with, or result in a breach or violation of, the provisions of the charter or bylaws of the Buyer;

             (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under or require notice under any material document, material agreement or other material instrument to which Buyer is a party or by which Buyer is bound (the "Buyer Third Party Contracts") or, require any third party consent, waiver or approval in order that any Buyer Third Party Contract remain in effect without material modification after the Closing Date and without giving rise to any right to termination, cancellation, acceleration or loss of any material right or benefit;

             (c) result in the creation or imposition of any Lien, on the Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any its property is subject;

             (d) result in termination or any material impairment of any material license held by Buyer; or

             (e) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject or bound.

     5.2.4 Licenses, Compliance with Law.

     (a) Buyer holds all licenses issued or required by the FCC and any other governmental agency of the United States Government or any state or local government that are required for an/or used in and are material to the operation of Buyer's business as currently conducted. Each of Buyer's material licenses is in full force and effect, and Buyer is in compliance in all material respects with the terms and requirements of the material licenses used in the operation of its business as currently conducted and all the Communications Laws and other governmental regulations pertaining thereto. There is not pending or, to Buyer's Knowledge, threatened, any action, investigation, complaint or other proceeding by the FCC, or any other governmental agency of the United States Government or any state or local government to revoke, cancel, suspend, modify in any material respect or refuse to renew, any of the material licenses used in the operation of its business as currently conducted (except such actions, investigations, complaints, or other proceedings which relate to the paging industry generally and do not relate to any specific licenses). Except as set forth on Schedule 5.2.4(a), there is not issued, pending or, to Buyer's Knowledge, threatened, any notice of violation or complaint by the FCC or any other governmental agency of the United States Government or any state or local government against Buyer with respect to the Buyer's business or the transactions contemplated hereby, except violations or complaints that would not have a Buyer Material Adverse Effect.

     (b) All of Buyer's existing licenses contain, and Buyer's licenses granted by the FCC after the date hereof and prior to Closing will contain, no defects which would cause a Buyer Material Adverse Effect. No present or former officer, manager, member or employee of Buyer or any Affiliate thereof, or any other Person, owns material interest in any of Buyer's material licenses.

     (c) Buyer has complied with, and are in compliance with, all federal, state, county and local laws, regulations and orders that are applicable to Buyer's business, including, but not limited to the Communications Laws and the rules and regulations of the state and municipalities in which Buyer's business is located, and have timely filed with proper authorities all statements and reports required by the laws, regulations and orders to which Buyer and Buyer's business are subject, except where noncompliance or failure to file would not have a Buyer Material Adverse Effect. The transactions contemplated by this Agreement will not result in a material default under, or a material breach or material violation of, or materially adversely affect the rights and benefits afforded Buyer, of Buyer's material licenses.

     5.2.5 Financial Capabilities. Buyer has the financial ability to consummate the transactions contemplated hereby, and has uncommitted cash or cash equivalents or commitments from financial institutions or its shareholders for funds in amounts equal to or greater than the Cash Consideration.

     5.2.6 Capital Stock of Buyer. The duly authorized capital stock of Buyer consists of 80,000,000 shares of common stock, par value $.01 per share, ("Metrocall Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share ("Metrocall Preferred Stock"). As of May 15, 1998, 197,206 shares of Metrocall Preferred Stock were issued and outstanding and 40,866,548 shares of Metrocall Common Stock were issued and outstanding. Since May 15, 1998, no Metrocall Common Stock has been issued except pursuant to Buyer's stock option plans and no Metrocall Preferred Stock has been issued. All of the issued and outstanding shares of capital stock of Buyer have been duly and validly issued and are fully paid and nonassessable. Except pursuant to Buyer's stock option plans or as disclosed in the SEC Filings (as hereinafter defined) or as set forth on Schedule 5.2.6, there are no outstanding options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock (or securities directly or indirectly convertible into or exchangeable or exercisable for shares of capital stock) of Buyer.

     5.2.7 Financial Statements and Reports. Buyer has furnished Parents copies of (i) Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and (ii) all other reports, statements and registration statements filed by Buyer with the Securities and Exchange Commission ("SEC") since January 1, 1998 (collectively, the "SEC Filings"). The SEC Filings were prepared and filed in accordance with the rules and regulations of the SEC. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Filings were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis (except as otherwise noted in such financial statements) and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Buyer as of the dates and for the periods indicated, subject, in the case of interim financial statements, to normal year end audit adjustments. Since December 31, 1997, (a) Buyer has conducted its business in a manner consistent with prior practice and in the ordinary course, and (b) there has not been any Buyer Material Adverse Change.

     5.2.8 Metrocall Preferred Stock. The Metrocall Preferred Stock to be issued to McCaw pursuant to the Series C Preferred Stock, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, free and clear of any preemptive rights or Liens.

     5.2.9 Spectrum Caps. Except as set forth on Schedule 5.2.9, the Buyer has no attributable interests in CMRS spectrum in the broadband PCS, cellular or SMR services which is subject to the CMRS spectrum aggregation limit in Section 20.6 of the FCC's rules. Schedule 5.2.9 lists all narrowband PCS licenses in which the Buyer has an attributable interest or is considered a narrowband PCS licensee determined pursuant to applicable FCC's rules.

                                   ARTICLE 6

                            CONDUCT PRIOR TO CLOSING

6.1 FILING OF ASSIGNMENT APPLICATIONS.

     As soon as practicable, Buyer, Parents and Operating Companies shall join in and file the Assignment Applications with the FCC and any similar applications required by other agencies. The parties will cooperate and use reasonable efforts to prosecute such applications diligently and expeditiously to a favorable conclusion. The Parents, Operating Companies and Buyer mutually agree to provide, in a timely manner, whatever additional information the FCC or other agency may request in processing such applications.

6.2 ANTITRUST LAWS AND PARENTS.

     Parents will, or will cause their "ultimate parent" to, timely and promptly make all filings which are required under the HSR Act. Parents will furnish to Buyer such information and assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Parents will supply Buyer with a copy of any correspondence, filing or communication (or memorandum setting forth the substance thereof) between Parents or their "ultimate parent" or their respective representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by Buyer to meet its obligations under the HSR Act.

6.3 ANTITRUST LAWS AND BUYER.

     Buyer will timely and promptly make all filings which are required under the HSR Act. Buyer will furnish to Parents such information and assistance as Parents may reasonably request in connection with their preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Buyer will supply Parents with a copy of any correspondence, filing or communication (or memorandum setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by Parents to meet their obligations under the HSR Act.

6.4 ACCESS TO INFORMATION CONCERNING BUSINESS.

     Prior to the Closing Date, subject to compliance with Laws (including, without limitation, not providing competitively sensitive information concerning the Business) and any confidentiality restrictions, Parents shall, upon reasonable request, afford to Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all plants, properties, books, accounts, contracts, documents and records of Parents and the Operating Companies to the extent they relate to the Business or the transactions contemplated hereby in order that they may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Business. Parents will furnish to Buyer, subject to compliance with Laws (including, without limitation, not providing competitively sensitive information concerning the Business) and any confidentiality restrictions, such existing data and information concerning the Business, finances and properties that Buyer may reasonably request and such additional existing financial, operating data and billing information as Buyer shall from time to time reasonably request to facilitate the efficient transfer of billing and other accounting and management functions. Prior to Closing, subject to compliance with Laws (including, without limitation, not providing competitively sensitive information concerning the Business) and any confidentiality restrictions, Parents will afford Buyer with reasonable access to the vendors, employees and officers of Parents and the Operating Companies and will otherwise cooperate and use commercially reasonable efforts to assist Buyer in achieving the uninterrupted continuation of the Business under Buyer's control after the Closing, provided that Buyer will give Parents reasonable notice prior to Buyer's contacting any vendor, employee, or officer. At the request of Buyer for a period of two years after the Closing Date, Parents shall provide to Buyer any historical financial information requested by Buyer concerning the Business in the possession of Parents, and shall cooperate with Buyer and assist Buyer, at Buyer's reasonable request and at Buyer's expense, in preparing any such financial information that is not in the possession of Parents, in each case to permit Buyer (or an Affiliate of Buyer) to meet any requirements that are or may become applicable to Buyer (or such Affiliate) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act and/or any other Law. Buyer shall use commercially reasonable efforts to coordinate its requests and activities under this Section 6.4 with Parents' and the Operating Companies' need for security and to assist Parents and the Operating Companies in minimizing disruption to the Business.

6.5 STOCKHOLDER APPROVAL.

     (a) Buyer will take all action necessary in accordance with applicable law, the rules of Nasdaq, this Agreement and Buyer's charter and bylaws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon a proposal to approve the issuance of Metrocall Preferred Stock in connection with the transactions contemplated hereby (the "Proposal"), and will use its reasonable best efforts to cause the Stockholders Meeting to occur as promptly as practicable after the date hereof. Buyer will (i) recommend that its stockholders vote in favor of the Proposal and (ii) use its reasonable best efforts to cause to be solicited proxies from stockholders to be voted at the Stockholders Meeting in favor of the Proposal and to take all other actions necessary or advisable to secure the vote or consent of the minimum number of shares required to approve the Proposal ("Buyer Stockholder Approval").

     (b) Within fifteen (15) business days after the date hereof, Buyer shall prepare and file the preliminary proxy statement for the Stockholders Meeting (the "Proxy Statement") with the SEC. Buyer shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter promptly mail the definitive Proxy Statement to its stockholders. Parents shall furnish Buyer with all information and shall take such other action as Buyer may reasonably request in connection with the Proxy Statement and the Stockholders Meeting. The Proxy Statement shall contain the unanimous recommendation of the Board of Directors of Buyer that Buyer's stockholders approve and adopt the Proposal.

     (c) Buyer shall notify Parents of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information.

     (d) From the date hereof until the Stockholders Meeting, Buyer will not enter into any transaction that would result in any material delay in convening the Stockholders Meeting, nor will Buyer take any action that would be reasonably likely to have an adverse effect on obtaining the Buyer Stockholder Approval.

6.6 CONTROL OF THE BUSINESS.

     The transactions contemplated by this Agreement shall not be consummated until the Closing Date. Between the date of this Agreement and the Closing Date, Buyer and its employees or agents shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the conduct or operation of the Business, and notwithstanding any other provision of this Agreement, such operation and conduct shall be the sole responsibility, and in the complete discretion, of Parents and the Operating Companies; provided, however, that this Section 6.6 shall not limit the specific rights and obligations of Buyer and Parents set forth in this Agreement, which are not intended to confer control of the Operating Companies or of the Business to Buyer prior to the Closing Date.

6.7 PARENTS' PRE-CLOSING COVENANTS.

     Except as otherwise consented to in writing by Buyer, each Parent covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall, and it shall cause the Operating Companies to:

          (a) conduct the Business only in the ordinary course, including maintaining, consistent with past practices, its material properties, machinery and equipment used in the Business, taken as a whole, in the same condition in all material respects as at present, except for ordinary wear and tear;

          (b) use their reasonable efforts (without the obligation to pay money) to facilitate Buyer's discussions with certain agreed upon employees with respect to such employees entering into non-competition agreements;

          (c) not enter into any agreement for the purchase, sale or other disposition, or purchase, sell or dispose of, any equipment, supplies, inventory, investments or other assets, except in the ordinary course of the Business consistent with past business practices;

          (d) in the ordinary course, consistent with its past business practices, (i) perform all its material obligations under material contracts, leases and documents relating to or affecting the Business and,
     (ii) pay accounts payable which become due prior to the Closing Date; provided, that, for purposes hereof, "ordinary course" shall mean payment of accounts payable within forty-five (45) days;

          (e) in the ordinary course, consistent with its past business practices, use its reasonable efforts to maintain and preserve the Business including, but not limited to, maintaining and preserving the Licenses and prosecuting diligently all currently filed applications for Licenses, including any renewal applications;

          (f) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities;

          (g) maintain its existence as a corporation validly existing and in good standing under the laws of its state of incorporation;

          (h) use its reasonable efforts to satisfy, to the extent within its control, as soon as is reasonably practicable, the conditions required to consummate the transactions contemplated hereby, including but not limited to, the filing and prosecution of all requests for regulatory approvals;

          (i) use its reasonable efforts to obtain, as soon as practicable after the date hereof, the Third Party Consents;

          (j) continue to operate the Business in compliance, in all material respects, with the Licenses and the Communications Laws, including without limitation, the timely filing of any required reports, notices or fees;

          (k) at its sole cost and expense, attempt to cure all material noncompliance as set forth on Schedule 5.1.4(a) by Parents and the Operating Companies with the terms and conditions of Licenses issued by the FCC or noncompliance with the Communications Laws;

          (l) promptly notify Buyer upon the Parents' Knowledge thereof of any fact, event, circumstance or action (i) which, if known on the date hereof would have been required to be disclosed to Buyer pursuant to this Agreement, or (ii) the existence or occurrence of which would cause Parents' representations or warranties not to be correct and complete in all material respects; and

          (m) provide Buyer no later than thirty (30) business days after the first day of each calendar month, an unaudited consolidated balance sheet of Operating Companies as of the last day of the preceding calendar month, and unaudited statements of operations for the period ended on such date.

6.8 BUYER'S PRE-CLOSING COVENANTS.

     Except as otherwise consented to in writing by Parents, Buyer covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall:

          (a) maintain its existence as a corporation validly existing and in good standing under the laws of its state of incorporation;

          (b) use its reasonable efforts to satisfy, to the extent within its control, as soon as is reasonably practicable, the conditions required to consummate the transactions contemplated hereby, including but not limited to, the filing and prosecution of all requests for regulatory approvals, and obtaining necessary third party consents;

          (c) in the ordinary course, consistent with its past business practices, use its reasonable efforts to maintain and preserve its business including, but not limited to, maintaining and preserving the material licenses used in its business as currently conducted and prosecuting diligently all currently filed applications for material licenses, including any renewal applications;

          (d) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities;

          (e) maintain its existence as a corporation validly existing and in good standing under the laws of its state of incorporation;

          (f) continue to operate its business in compliance, in all material respects, with the material licenses its used in business as currently conducted and the Communication Laws, including without limitation, the timely filing of any required reports, notices or fees;

          (g) at its sole cost and expense, attempt to cure all material noncompliance as set forth on Schedule 5.2.4(a) by Buyer with the terms and conditions of material licenses issued by the FCC or noncompliance with the Communications Laws; and

          (h) promptly notify Parents upon Buyer's Knowledge thereof of any fact, event, circumstance or action (i) which, if known on the date hereof would have been required to be disclosed to Parents pursuant to this Agreement, or (ii) the existence or occurrence of which would cause Buyer's representations and warranties not to be correct and complete in all material respects. For these purposes, the term "Buyer's Knowledge" means the actual knowledge of the individuals listed on Schedule 6.8(c).

6.9 NO SOLICITATION OF OFFERS.

     Unless and until this Agreement shall have been terminated by either party pursuant to Article 9 hereof, each Parent covenants that following the date hereof it will not (and shall use its best efforts to ensure that none of its officers, directors, agents, representatives or Affiliates) take or cause, directly or indirectly, any of the following actions with any party other than Buyer or its designees: (i) solicit, initiate, or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or a significant part of the Business, assets of the Business or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Proposal") provided that in response to inquiries from third parties, Parents may inform such parties that Parents have entered into this Agreement with Buyer for the sale of the Business; (ii) disclose, in connection with an Acquisition Proposal, any Confidential Information (except to the extent that such party would be permitted to do so under the provisions of
Section 12.18 hereof) with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other Person to do or seek any of the foregoing; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the transactions contemplated by this Agreement.

6.10 RISK OF LOSS.

     Parents will bear the risk of loss or damage to the assets of the Operating Companies resulting from fire, theft, or other casualty at all times prior to Closing net of any insurance proceeds.

6.11 TITLE INSURANCE AND SURVEYS.

     Except as set forth on Schedule 6.11:

          (a) With respect to the Owned Real Property, Parents will obtain and deliver to Buyer (i) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to such Owned Real Property and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier that the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record (the "Title Commitment"), and (ii) at or prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which the Real Property is located, issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the Real Property (as reasonably determined by Buyer), insuring title to such property to be in the name of a party designated by Buyer, subject only to Permitted Real Property Liens (each a "Title Policy").

          (b) Each Title Policy obtained and delivered to Buyer pursuant to this Agreement shall, except to the extent that title insurers in the state in which the applicable property is located are not lawfully permitted to issue such policies (i) insure title to the property described in the policy and all recorded easements benefitting such property, (ii) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (iii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered with respect to such property, (iv) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, (v) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Owned Real Property, (vi) contain any special endorsements reasonably required by Buyer, including, without limitation, an endorsement insuring that the improvements included in the Real Property are a permitted use under the zoning designation applicable to the Owned Real Property, and (vii) not be subject to any exception for matters disclosed by any survey delivered with respect to such property other than matters which do not constitute a breach of the representations and warranties contained in Section 5.1.12 (b)(ii), (iii) and (vii).

          (c) With respect to each Owned Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, Parents will obtain and deliver to Buyer as soon as practicable after the date of this Agreement a current survey of the relevant parcel, prepared and certified to Buyer and to the title insurer of such Owned Real Property interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

          (d) Parents shall be responsible for all costs associated with obtaining the title commitments and surveys described above, and Buyer shall be responsible for the costs of purchasing the Title Policies described above.

6.12 EMPLOYEE MATTERS.

     (a) The parties shall identify in a side letter all those employees ("the Non-Transitioned Employees") of the Operating Companies who will be transferred out of the Operating Companies and will no longer be employed prior to the Closing Date.

     (b) Parents and the Operating Companies shall assure that individuals on long term disability are no longer employees of the Operating Companies on the day prior to the Closing Date. Parents shall be solely responsible for any and all liability in connection with the employment of all such individuals. For those employees of the Operating Companies on leave of absence or on short-term disability on the Closing Date ("Employees on Leave"), Parents shall be solely responsible for any and all liability for short-term and long term disability benefits. An Employee on Leave shall be entitled to return to the active service of the Operating Companies, if he or she reports for active service with Buyer on or immediately after the expiration of his or her short-term disability leave or leave of absence, with employment (as a "Transitioned Employee" as described in Section 7.1.1(a)) effective on the date he or she reports; however, in no event, shall such individual report for active service later than 90 days following the Closing Date. Notwithstanding the foregoing, if such individual reports for active service within the time required in the preceding sentence, but no employment position meeting the requirements of Section 7.1.1(d) is available when he or she so reports for active service, then he or she will be eligible for benefits under the Transition Severance Pay Plan described in
Section 7.1.1 (b)(1), and Parents shall be responsible for their share of the costs of such benefits, as provided in Section 7.1.1(b)(1). Schedule 5.1.16(b)(i) shall be updated by the Operating Companies three weeks prior to the scheduled Closing Date.

     (c) In addition to any other obligations relating to Wireless's Tuition Assistance Plan, Parents shall pay tuition and other costs, pursuant to the Tuition Assistance Plan, for classes in which employees of the Operating Companies are enrolled as of the Closing Date.

     (d) Except as may be required by Law or with the written consent of Buyer or as disclosed in Schedule 6.12(d), Parents and/or Operating Companies will, until after the Closing Date, refrain from directly or indirectly:

          (i) making any representation or promise, oral or written, to any employee of the Operating Companies promising or guaranteeing: (A) any additional benefits under any Benefit Plan, or (B) the creation, amendment, or termination of a Benefit Plan that would affect any employees of the Operating Companies;

          (ii) other than in the ordinary course of business consistent with past practices, increasing, or creating the obligation to increase or enhance, the rate of wages, salaries, bonuses or other remuneration, or other benefits payable to any of its officers, directors or employees, or initiating of new benefit programs or policies beyond those disclosed in
     Schedule 5.1.19, or granting any severance or termination pay, or entering into any employment agreement or other agreement (written or oral) with any officers, directors or employees;

          (iii) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment contract or other compensation arrangement with or for employees of the Operating Companies or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment contract or other compensation arrangement with or for employees of the Operating Companies;

          (iv) making a bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of any Benefit Plan or material contract or Parents' or Operating Companies' policy in respect of discretionary bonuses;

          (v) without limiting the generality of Section 6.12(d), entering into, amending, modifying or terminating (partially or completely), any contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Schedule 6.12(d);

          (vi) recognizing a labor union or association as the lawful representative for collective bargaining for any Operating Company employees; or

          (vii) entering voluntarily into any collective bargaining negotiations or agreements or other negotiations or agreements with a labor union or association.

     (e) Prior to the Closing Date, Buyer will communicate with the employees of the Operating Companies, other than the Non-Transitioned Employees, regarding the human resources policies and procedures of the Buyer, and the employee benefit programs that will be available to those employees who continue in employment with the Operating Companies following the Closing Date.

     (f) Parents and/or Operating Companies will administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Parents and/or Operating Companies will promptly notify Buyer in writing of each receipt by Parents and/or Operating Companies (and furnish Buyer with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, or other Person affecting the benefits of the employees of the Operating Companies under any Benefit Plan.

6.13 NOTICE TO BARGAINING AGENTS.

     Prior to Closing Date, Parents shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by Buyer, and shall provide Buyer with proof that any required notice has been sent.

6.14 THIRD PARTY CONSENTS AND GOVERNMENTAL LICENSES.

     Parents shall use their good faith commercially reasonable efforts to obtain Third Party Consents and consents to transfer Governmental Licenses. Buyer shall cooperate with Parents in obtaining Third Party Consents and consents to transfer Governmental Licenses.

6.15 FINANCIAL STATEMENTS.

     Parents shall deliver to Buyer, within forty-five (45) days following the close of each calendar quarter after the date hereof through the last quarter that ends on or before forty-six (46) days prior to the Closing, quarterly financial statements prepared by Coopers & Lybrand, L.L.P. in accordance with SAS 71 review procedures. All of the costs associated with such reviews shall be paid by Parents and not the Operating Companies.

                                   ARTICLE 7

                      EMPLOYMENT, BENEFITS AND TAX MATTERS

7.1 EMPLOYEE MATTERS.

     7.1.1 Employment of Operating Company Employees.

     (a) Employees of the Operating Companies who are not listed on the side letter referred to in Section 6.12(a) and who are in active employment on the Closing Date ("Transitioned Employees") shall, in addition to the requirements set forth in Section 7.1.2 and 7.1.3 hereof, be placed in positions comparable to the positions held by such employees of the Operating Companies immediately prior to the Closing Date. Employees not listed on the side letter referred to in Section 6.12(a) and who are on short term disability or on leave of absence on the Closing Date shall, in addition to the requirements set forth in Sections
7.1.2 and 7.1.3 hereof, be placed in positions comparable to the positions held by such employees of the Operating Companies immediately prior to the Closing Date, if such positions are available, only if such employees report for active service with Buyer consistent with the terms set forth in Section 6.12(b).

     (b) (i) A Transitioned Employee may become eligible for certain "Transition Severance Benefits," provided that he or she meets all requirements of Buyer's Transition Severance Pay Plan. In general, to be eligible for benefits under the Transition Severance Pay Plan, an employee of the Operating Companies must be involuntarily terminated by the Buyer prior to the end of the twelve-month period following the Closing Date, other than for Cause, must not have refused an offer of a comparable position of employment with Buyer, and must sign a release of employment-related claims against the Buyer, its affiliates, and their directors, officers, employees, and agents. An eligible employee of the Operating Companies who meets the requirements of the Transition Severance Pay Plan shall receive a severance benefit equal to one month's salary, for each year of employment, taking into account all service with Parents and Operating Companies prior to the Closing Date as set forth on Schedule 5.1.16(b)(i), and all service with the Buyer or any of its Affiliates after the Closing Date, up to a maximum of 6 months' salary, less any amounts that the individual would be entitled to under the Worker Adjustment Retraining and Notification Act. In addition, such employee will, upon election of health care continuation (COBRA) coverage under ERISA, and for the number of months (not to exceed 6) equal to the number of years of employment as described in the preceding sentence, be required to pay only that portion of the monthly COBRA premium for which an active employee of Buyer covered under the same health care plan would be responsible. Subject to Section 7.1.1(d), the definition of a "month's salary," "comparable position of employment," and all other terms used in the Transition Severance Pay Plan shall be as set forth in such Plan. Parents shall reimburse Buyer for one-half of the costs of all benefits under the Transition Severance Pay Plan paid to, or on behalf of, any individual who was involuntarily terminated during the six-month period immediately following the Closing Date, and who was entitled to receive a bonus payment under either the AT&T Wireless Services Messaging Division Group I Key Employees Bonus Plan or the AT&T Wireless Services Messaging Division Group II Key Employees Bonus Plan (jointly referred to as the "Parents' Completion Bonus Program").

          (ii) For purposes of this Agreement, "Cause" for termination shall mean (i) conviction (including a plea of guilty or nolo contendere) of a crime involving violence, theft, fraud, dishonesty or moral turpitude; (ii) intentional or negligent disclosure of confidential or trade secret information of Buyer or Operating Companies (or any of their Affiliates) to anyone who is not entitled to receive such information, (iii) omission or dereliction of any statutory or common law duty of loyalty to Buyer or Operating Companies or any of their Affiliates, (iv) violation of the Buyer's or Operating Companies' Code of Conduct or other written policies or procedures, or (v) repeated failure to carry out the duties of the employee's position despite specific instruction to do so. Buyer reserves the right to determine, in its sole discretion, whether Cause exists to terminate an employee (or otherwise take other appropriate action, which may or may not lead to termination).

     (c) Each employee of the Operating Companies eligible to participate in the Parents' Completion Bonus Plan (other than Non-Transitioned Employees), as listed on Schedule 7.1.1(c) shall be entitled to receive from the Plan such amounts, if any, as are payable under the Plan.

     (d) For purposes of Section 7.1.1(a) and (b), a position shall be considered to be "comparable to the position held by such employee of the Operating Companies immediately prior to the Closing Date," a "comparable employment position," and to be a "comparable position of employment," if the position: (1) offers cash compensation of not less than 100% of the employee's monthly salary (excluding any target bonus opportunity, commission or fringe benefits) which such employee of the Operating Companies was receiving immediately prior to the Closing Date as listed on Schedule 5.1.16(b)(i) (as it may be updated) and, if applicable, an opportunity to earn commissions; and (2) has duties and responsibilities which are not significantly less than the duties and responsibilities of such employee immediately prior to the Closing Date , and is at a work location which (i) is not located more than 50 highway miles from such employee's current work site, and (ii) does not add more than 50 highway miles to such employee's daily commute, and (iii) does not result in a daily round-trip commute in excess of 100 highway miles from such employee's principal residence.

     7.1.2 Employee Plans.

     (a) Parents shall retain all liabilities with respect to benefits accrued and claims incurred with respect to all employees of the Operating Companies under any Benefit Plan of Parents and/or Operating Companies (but not including accrued vacation) as of the last moment of the day before the Closing Date, or, to the extent the third sentence of Section 7.1.4 applies, as of the last moment of the last day of the month in which the Closing occurs, including, but not limited to, with respect to individuals who are receiving short-term disability benefits on the day prior to the closing Date, the remainder of any short-term disability benefits to which such individuals would be entitled under the Parents' plan (but for the transaction set forth in this Agreement). Except as otherwise provided in this Agreement, as of the last moment of the Closing Date, all Transitioned Employees will cease to participate as active employees in or accrue benefits under Parents' Benefit Plans. Thereafter, neither the Buyer nor any of its Affiliates nor any employee of the Operating Companies shall assume or be entitled to participate in any of Parents' Benefit Plans, except to the extent such plans provide by their terms for participation after the Closing Date, Parents are required to provide certain benefits pursuant to this Agreement, or as otherwise required by law. Except as otherwise expressly provided herein, Parents shall be solely responsible for any and all costs, liabilities and obligations under any Benefit Plan relating to any period of employment with the Operating Companies prior to the Closing Date, whether arising as a matter of contract, Law or otherwise.

     (b) As of the first moment of the Closing Date, all Transitioned Employees shall be eligible to participate in the 401(k) plan and the health and welfare benefit plans, programs and practices of the Buyer generally applicable to other similarly-situated employees of the Buyer (the "Buyer Plans").

     (c) Parents and Operating Companies will effectuate the Transitioned Employees' participation in the Buyer's 401(k) plan through a trustee to trustee transfer of account balances to Buyer's 401(k) plan upon Closing. Buyer's 401(k) plan will be amended prior to the trustee to trustee transfer to preserve the protected benefits of the Transitioned Employees.

     7.1.3 Recognition of Prior Service. The Buyer shall recognize, from and after the Closing Date, each Transitioned Employee's service with the Operating Companies, as set forth on Schedule 5.1.16(b) of this Agreement with respect to each such employee, for purposes of determining eligibility to participate in and vesting, and, if applicable, eligibility to commence retirement benefits, but not benefit accruals, under the 401(k) plan in which Transitioned Employees may participate, or such other qualified pension or profit-sharing plans maintained by Buyer or established on or after the Closing in which Transitioned Employees participate, and for purposes of determining eligibility to participate in, and the schedule of benefits provided by any group health plans, vacation and other paid time-off plans and policies, severance, disability and other welfare benefit plans established or maintained by the Buyer or its Affiliate on or after the Closing Date; provided, that, each Transitioned Employee will be credited with: (a) the lesser of (1) his or her accrued sick leave under the Parents' and/or Operating Companies' sick leave policy in effect immediately prior to the Closing Date, or (2) 80 hours of sick leave; and (b) his or her accrued (but unused) vacation under the Parents' and/or Operating Companies' vacation policy in effect immediately prior to the Closing Date. Notwithstanding the foregoing, for the calendar year in which the Closing Date takes place, each Transitioned Employee shall be entitled to take only the number of vacation days which he or she had accrued during 1998, and had not used as of the Closing Date.

     7.1.4 Health, Welfare and Fringe Benefit Plans.

     (a) Without limiting the scope of the Section 7.1.2(a) hereto Parents shall be responsible for all claims regarding all injuries or illnesses occurring prior to the Closing, and shall be responsible for providing continuation health coverage as required under Part 6 of Title I of ERISA and Code Section 4980B with respect to any qualifying event that occurred on or prior to the Closing Date.

     (b) For at least the one-year period after the Closing Date, Buyer shall provide to all Transitioned Employees (who continue in active employment with the Operating Companies for such entire one-year period) medical, dental, vision care, life insurance, accidental death and dismemberment and disability insurance benefits that are available to similarly situated employees of the Buyer, and which shall contain no restrictions or limitations with respect to pre-existing conditions, except to the extent any such restrictions or limitations actually applied to such Transitioned Employees prior to Closing Date. Parents shall not have any liabilities or obligations with respect to benefit claims under any such Buyer Plans, or any other plans sponsored, maintained or contributed to the Buyer for or in respect of any Transitioned Employee after the end of the day before the Closing Date or, to the extent the following sentence applies, after the last day of the month in which the Closing occurs. To the extent that the Closing takes place on a date other than the last day of a month, and as a result, Transitioned Employees remain covered by the Parents' group health plans through the last day of the month in which the Closing occurs, coverage of Transitioned Employees under the corresponding group health plans of the Buyer following the Closing shall not commence until the first day of the month following Closing.

     (c) For purposes of determining whether any Transitioned Employee or his or her covered dependents have satisfied any required co-payments, annual deductibles and out-of-pocket maximums from and after the Closing under the terms of the Buyer's or their Affiliate's group health plan for the calendar year in which the Closing occurs, Transitioned Employees and their covered dependents shall be credited with the amount of deductibles and co-payments made by, or on behalf of, such Transitioned Employees and their covered dependents under Parents' and/or Operating Companies' group health plan for such year prior to the Closing Date.

     7.1.5 Flexible Spending Arrangements. With respect to flexible spending arrangements in which Transitioned Employees participate, to the extent permitted under ERISA or the Code, Parents shall continue to apply amounts credited to the accounts of Transitioned Employees for covered medical expenses to the extent that such expenses are incurred on or before the Closing Date and with respect to dependent care expenses to the extent such expenses are incurred on or before December 31, 1998.

     7.1.6 No Solicitation. Until the second anniversary of the Closing Date, Parents shall not, on their own behalf or on behalf of any of their Affiliates, directly or indirectly, solicit (with the exception of any general solicitation of employment through some general advertising medium in the ordinary course of business) the employment of any Transitioned Employee who is employed by the Operating Companies, the Buyer or its Affiliate on the date of such solicitation, and shall not employ any Transitioned Employee included on Buyer's list of Key Employees set forth in Schedule 7.1.6. The foregoing restrictions shall not apply to any individual whose employment with the Operating Companies, Buyer or its Affiliate has been involuntarily terminated.

7.2 WAGE AND WITHHOLDING REPORTING OBLIGATIONS.

     Parents, Operating Companies and Buyer agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing forms W-2, W-3, and 941, (a) Parents and/or Operating Companies and Buyer shall each report on a predecessor-successor basis as set forth therein, (b) Parents and/or Operating Companies shall be relieved from furnishing Forms W-2 to the Transferred Employees, and
(c) Buyer shall assume the obligations of Parents and/or Operating Companies to furnish Forms W-2 to the Transferred Employees (without regard to the actual length of employment with Buyer) for the full calendar year in which the Closing occurs. Parents and/or Operating Companies shall fully cooperate with Buyer to allow Buyer to fulfill its obligations hereunder.

7.3 TAX RETURNS.

     (a) Parents shall (i) cause AT&T to include the Operating Companies in its consolidated federal income Tax Returns for all Taxable periods through and including the Closing Date; (ii) cause the Operating Companies to be included in state and local income Tax Returns of Parents or their Affiliates that are filed on a consolidated, combined or unitary basis for all Taxable periods through and including the Closing Date; and (iii) prepare or cause to be prepared and file or cause to be filed on a timely basis all other Tax Returns that are required to be filed by or with respect to the Operating Companies for Taxable periods ending on or before the Closing Date, including such Tax Returns as are due after the Closing Date. Parents shall pay or cause to be paid all Taxes due with respect to the Tax Returns described in the immediately preceding sentence.

     (b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Operating Companies for any Taxable period that includes but does not end on the Closing Date ("Straddle Periods"). Buyer shall pay or cause to be paid all Taxes shown as due on the Tax Returns described in the preceding sentence; provided, however, that Parents shall reimburse Buyer, in accordance with the procedure set forth in Section 7.3(b)(i) and (b)(ii), for the portion of any such Taxes that relates to the portion of the Straddle Period ending on the Closing Date.

          (i) With respect to any Tax Return for a Straddle Period, Buyer shall deliver, at least thirty (30) Business Days prior to the due date for filling of such Tax Return (including extensions), to Parents a statement setting forth the amount of Taxes for which Parents have a reimbursement obligation pursuant to this Section 7.3(b) (the "Statement"), and copies of such Tax Return. Parents shall have the right to review and approve or disapprove such Tax Return and Statement prior to the filing of such Tax Return. Parents and Buyer agree to negotiate and resolve in good faith any issue arising as a result of the review of such Tax Return and the Statement and mutually consent to the filling as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within ten (10) business days following the delivery of such Tax Return and the Statement, Parents and Buyer shall jointly select a public accounting firm with nationally recognized tax expertise ("Tax Arbitrator") to resolve the dispute. If the Tax Arbitrator has not resolved the dispute within five
     (5) business days prior to the due date (including extensions) for the filing of the Tax Return in question, the Buyer may file such Tax Return without Parent's consent. Notwithstanding the filing of such Tax Return, the Tax Arbitrator shall make a determination with respect to any disputed issue, and the amount of Taxes for which Parents have a reimbursement obligation under this Section 7.3(b) shall be as determined by the Tax Arbitrator. The fees and expenses of the Tax Arbitrator shall be shared equally by the Buyer and the Parents.

          (ii) Not later than (x) five (5) business days before the due date for the payment of Taxes with respect to a Tax Return for a Straddle Period or
     (y) in the event of a dispute, five (5) business days after notice to Parents of resolution thereof, Parents shall pay to Buyer an amount equal to the Taxes shown on the Statement or determined by the Tax Arbitrator as being the responsibility of the Parents under this Section 7.3(b). Notwithstanding the foregoing, in the case of a dispute, Parents shall pay to Buyer not later than five (5) business days before the due date for the payment of Taxes with respect to such Tax Return, the amount of Taxes that Parents reasonably believe at such time is properly the responsibility of Parents under this Section 7.3(b). No payment pursuant to this Section 7.3(b) shall excuse Parents from their indemnification obligations pursuant to this Agreement if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of Parents exceeds the amount of Parents' payment under this
     Section 7.3(b).

     (c) All Tax Returns for Taxable periods ending on or before the Closing Date or for Straddle Periods shall, insofar as they relate to any Operating Company, be prepared on a basis consistent with the last previous such Tax Returns filed in respect of such Operating Company, unless Parents or Buyer, as the case may be, conclude that there is no reasonable basis for such position.

7.4 APPORTIONMENT.

     For purposes of apportioning any Taxes to the portion of a Straddle Period that ends on the Closing Date, the determination shall be made assuming that there was a closing of the books as of the close of business on the Closing Date, and, in the case of Taxes attributable to any Operating Company's ownership of any interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date; provided, however, that real property, personal property and intangible property Taxes shall be apportioned ratably on a daily basis between the periods in question.

7.5 TAX COOPERATION.

     Parents and Buyer shall, and shall cause their Affiliates to, (a) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to Section 7.3 and in any Tax Proceeding; (b) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Operating Companies for all periods ending prior to or including the Closing Date; and (c) preserve information, records or documents relating to Tax matters pertinent to the Operating Companies that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof, and give the other party reasonable notice and an opportunity to take possession of such information, records or documents prior to destroying or discarding them.

7.6 TAX SHARING AGREEMENTS.

     Any Tax sharing agreements or arrangements (other than this Agreement), written or unwritten, binding any of the Operating Companies shall be terminated as of the Closing Date and none of the Operating Companies will as of the Closing Date have any further obligations or liabilities under such Tax sharing agreements or arrangements.

7.7 ALLOCATION OF PURCHASE PRICE.

     The parties have agreed that the portion of the Purchase Price that is allocable to the 50/50 License is $30,000,000, and that the portion of the Purchase Price that is allocable to the noncompetition covenant contained in
Section 10.5 is $20,000,000.

7.8 TAX PROCEEDINGS.

     (a) If any party receives written notice from any governmental authority of a Tax Proceeding with respect to any Tax for which the other party is obligated to provide indemnification under this Agreement, such party shall give prompt written notice thereof to the other party; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the failure to give such notice materially prejudices the indemnifying party.

     (b) Whenever any taxing authority sends a notice of an audit, initiates an examination of an Operating Company or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (i) for any Taxable period for which Parents are or may be liable under this Agreement, or (ii) for any Taxable period that involves an issue that could potentially affect a Taxable period for which Parents are or may be liable under this Agreement, Buyer shall promptly inform Parents pursuant to the procedures in Section 7.8(a), and Parents shall have the right to control, at their cost, any resulting Tax Proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such Tax Proceedings or determinations affect the amount of Taxes for which Parents are liable under this Agreement; provided, that Parents shall indemnify Buyer if such settlement increases the past, present or future Tax liability of Buyer or any of its Affiliates, or any Tax liability of any Operating Company for any Taxable period or portion thereof beginning after the Closing Date provided that Parents shall not be liable to indemnify Buyer pursuant to this sentence if Parents obtain consent from Buyer for such settlement, which consent will not be unreasonably withheld. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Operating Companies or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (i) for any taxable period for which Buyer is liable under this Agreement or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Buyer is or may be liable under this Agreement, Parents shall promptly inform Buyer pursuant to the procedures in Section 7.8(a), and Buyer shall have the right to control, at its cost, any resulting Tax Proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such Tax Proceedings or determinations affect the amount of Taxes for which Parents are liable under this Agreement.

     (c) Parents and Buyer shall jointly control the conduct of any Tax Proceeding relating to Taxes of any Operating Company for any Straddle Period, and neither party shall settle such a Tax Proceeding without the prior written consent of the other.

     (d) Except as otherwise provided in this Section 7.8, Buyer shall control all Tax Proceedings relating the Operating Companies.

     (e) In the event that the provisions of this Section 7.8 and Sections 11.4 and 11.5 conflict or otherwise each apply by their terms, this Section 7.8 shall exclusively govern all matters concerning Tax Proceedings.

7.9 FIRPTA COMPLIANCE.

     Parents shall deliver to Buyer at the Closing a certificate or certificates in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereunder from withholding under section 1445 of the Code.

                                   ARTICLE 8

                              CONDITIONS PRECEDENT

8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES.

     The respective obligations of Buyer, on the one hand, and Parents on the other, to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          8.1.1 No Injunction, Etc. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits in any material respects the transactions contemplated hereby and shall remain in effect.

          8.1.2 FCC and Other Approvals. The FCC shall have granted its consent and approval, in all material respects, to the assignment or transfer of the Licenses to Buyer. This condition shall be deemed to be satisfied once all such consents and approvals have become Final Orders.

          8.1.3 HSR Act. Any waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired.

          8.1.4 No Proceeding or Litigation. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any governmental or regulatory authority, no investigation by any governmental or regulatory authority shall have been commenced and be pending, against any of the parties hereto or any of their Affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking material damages in connection with any such transactions.

          8.1.5 Stockholder Approval. Buyer Stockholder Approval shall have been obtained.

8.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

     In addition to the conditions set forth in Section 8.1, the obligations of Buyer to consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below:

          8.2.1 Accuracy of Representations and Warranties. The representations and warranties of Parents contained herein or any certificate delivered pursuant to this Agreement shall be true and correct in all material respects on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct in all material respects on the Closing Date as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct in all material respects as of such date).

          8.2.2 Performance of Agreements. Each of Parents shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

          8.2.3 Certificates. Buyer shall have received a certificate from each Parent, dated the Closing Date, signed by the President or any authorized Vice President of such Parent, in his capacity as an officer of such Parent, to the effect that, to the best of their knowledge, information and belief, the conditions specified in Section 8.2.1 and Section 8.2.2 have been satisfied.

          8.2.4 Opinion of Counsel for Parents. Buyer shall have received an opinion of Parents' Counsel and Parents' FCC Counsel, in each case dated the Closing Date, addressed to Buyer and in each case in a form agreed to by the parties.

          8.2.5 Other Deliveries. Parents shall have delivered to Buyer at the Closing the following:

             (a) a certificate of incumbency for the officers executing documents on behalf of Parents and certified copies of the resolutions duly adopted by the directors of each Parent, and signed by the Secretary or Assistant Secretary, each authorizing the transactions contemplated by this Agreement;

             (b) a certificate of the Secretary or Assistant Secretary certifying the resolutions referred to in Section 8.2.5(a) have not been rescinded, modified, or withdrawn and that such resolutions are in full force and effect as of the Closing Date;

             (c) a complete and accurate list, in all material respects, as of a date no more than ten (10) business days prior to the Closing Date, of the Accounts Receivable;

             (d) accurate and complete copies of all Licenses listed on Schedule 5.1.4(b) and all Licenses acquired after the date hereof and prior to the Closing;

             (e) evidence reasonably satisfactory to Buyer of the release of any and all Liens not constituting Permitted Liens; and

             (f) such further certificates and documents evidencing consummation by Parents of the transactions contemplated hereby as Buyer shall reasonably request.

          8.2.6 Consents and Filings. Parents shall have made each of the notice filings set forth in Schedule 5.1.3.

          8.2.7 Transition Services Agreements. Parents shall have entered into transition services agreements in the forms provided in Exhibit 8.2.7 (the "Transition Services Agreements").

          8.2.8 Distribution Agreement. Parents shall have entered into a distribution agreement with Buyer in the form provided in Exhibit 8.2.8 (the "Distribution Agreement").

          8.2.9 No Material Adverse Change. There shall have been no Material Adverse Changes since the date hereof, and Buyer shall have received a certificate dated the Closing Date to such effect. For purposes of this Agreement, a reduction of Net Revenue and/or EBITDA in an amount up to 20% of the Net Revenue Target and/or the EBITDA Target, respectively, shall be excluded from any determination of Material Adverse Effect or Change.

          8.2.10 Financial Conditions.  Closing Net Revenue, as defined in
     Section 4.2(a)(i), shall be at least 80% of the Net Revenue Target and Closing EBITDA, as defined in Section 4.2(a)(i), shall be at least 80% of the EBITDA Target.

8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENTS.

     In addition to the conditions set forth in Section 8.1, the obligations of Parents to consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below:

          8.3.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein or any certificate delivered pursuant to this Agreement shall be true and correct in all material aspects on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct in all material respects on the Closing Date as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct in all material respects as of such date).

          8.3.2 Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

          8.3.3 Certificates. Parents shall have received a certificate from Buyer, dated the Closing Date, signed by the President or any authorized Vice President of Buyer, in his capacity as an officer of Buyer, to the effect that, to the best of his knowledge, information and belief, the conditions specified in Section 8.3.1 and Section 8.3.2 have been satisfied.

          8.3.4 Payment of Purchase Price. McCaw shall have received satisfactory evidence of payment of the Purchase Price at Closing in accordance with Article 4.

          8.3.5 Opinion of Counsel for Buyer. Parents shall have received an opinion of Buyer's Counsel and Buyer's FCC Counsel, dated the Closing Date, in each case in a form agreed to by the parties.

          8.3.6 Other Deliveries. Buyer shall have delivered to Parents at the Closing the following:

             (a) a certificate of incumbency for the officers executing the documents on behalf of Buyer and certified copies of the resolutions duly adopted by the directors of Buyer, and signed by the Secretary or Assistant Secretary, each authorizing the transactions contemplated by this Agreement;

             (b) a certificate of the Secretary or Assistant Secretary certifying that the resolutions referred to in Section 8.3.6(a) have not been rescinded, modified or withdrawn and that such resolutions are in full force and effect as of the Closing Date; and

             (c) such further certificates and documents evidencing the consummation by Buyer of the transactions contemplated hereby as Parents shall reasonably request.

          8.3.7 No Buyer Material Adverse Change. There shall have been no Buyer Material Adverse Change since the date hereof, and Parents shall have received a certificate dated the Closing Date to such effect.

        8.3.8 No Change of Control.

             (a) No Change of Control of Buyer shall have occurred. For purposes of this Agreement, "Change of Control" of Buyer will be deemed to have occurred at such time as (i) any Telecom Competitor becomes or enters into an agreement to become the beneficial owner (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended) of twenty-five percent (25%) or more of the total voting power of Buyer's voting securities,
        (ii) Buyer becomes a Telecom Competitor, or becomes or enters into an agreement to become the beneficial owner (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended) of twenty-five (25%) or more of the total voting power of the voting securities of any Telecom Competitor, (iii) there shall be consummated, or an agreement shall be entered into for, any consolidation or merger involving Buyer in which Buyer will not be the continuing or surviving entity or pursuant to which the voting securities of Buyer will be converted into cash, securities or other property, and any Telecom Competitor becomes or will become the beneficial owner of twenty-five percent (25%) or more of the voting securities of the surviving entity after such consolidation or merger, or (iv) any Telecom Competitor has the right to nominate and elect or cause to be nominated and elected a director or an individual to a comparable position of Buyer or any of its Affiliates or any officer, director, employee or other representative of any Telecom Competitor is elected or appointed as a director or comparable position of Buyer or any of its Affiliates.

             (b) For purposes of this Agreement, "Telecom Competitor" means the Persons set forth in a side letter between the parties, and any other Person (other than AT&T and its Affiliates) that derives annual revenue in excess of $1 billion (adjusted annually to account for inflation based on changes in the Consumer Price Index, as adjusted by the U.S. Department of Labor, bureau of Labor Statistics) from the offering of telecommunications services (excluding Paging and Messaging Services) and their Affiliates.

          8.3.9 Certificate of Designation. Buyer shall have filed with the Secretary of State of the State of Delaware a certificate of designation for the Series C Preferred Stock in the form provided in Exhibit 8.3.9.

          8.3.10 Registration Rights Agreement. Buyer shall have entered into a registration rights agreement with Parents in the form provided in Exhibit 8.3.10.

8.4 WAIVER OF CONDITIONS.

     Buyer, in its discretion, may waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to its obligations set forth herein. Parents may, in their discretion, waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to their obligations set forth herein. No such waiver by Buyer or Parents shall be effective unless made in writing.

                                   ARTICLE 9

                            TERMINATION AND DEFAULT

9.1 GENERAL.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as set forth below:

          9.1.1 Mutual Consent. This Agreement may be terminated by the mutual consent of Buyer and Parents.

          9.1.2 Order or Decree. This Agreement may be terminated by Parents or Buyer if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting in any material respects the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

          9.1.3 Failure of Conditions.

          (a) The Agreement may be terminated by Parents upon five (5) days written notice to Buyer, in the event that any of the conditions precedent to the Parents' obligations set forth in Section 8.1 and Section 8.3 with respect to Buyer are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by Parents of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by Buyer within five (5) days after Parents give Buyer such notice, or (ii) waived by Parents at or prior to the Closing Date.

          (b) This Agreement may be terminated by Buyer upon five (5) days written notice to Parents, in the event that any of the conditions precedent to Buyer's obligations set forth in Section 8.1 and Section 8.2 with respect to Parents are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by Buyer of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by Parents within five
     (5) days after Buyer gives Parents such notice, or (ii) waived by Buyer at or prior to the Closing Date.

          9.1.4 Outside Date. This Agreement may be terminated by Parents or Buyer (a) if the Closing shall not have occurred within nine months following the date hereof (the "Outside Date") or (b) if one or more of the conditions to such party's obligation to consummate the transactions contemplated hereby cannot be satisfied within nine months following the date hereof; provided however, that no party may exercise its rights under this Section 9.1.4 if such party is in material breach or default under this Agreement.

          9.1.5 Union Activity. This Agreement may be terminated by Buyer if any of the Operating Companies enters into collective bargaining negotiations or an agreement or other negotiations or agreement with a labor union or association.

          9.1.6 Stockholder Approval. This Agreement may be terminated by Parents if (x) Buyer's stockholders fail to approve the Proposal at the Stockholders Meeting, or (y) the Stockholders Meeting has not occurred within one hundred fifty (150) days of the date hereof, unless any delay beyond such date is the result of a breach of this Agreement by either Parents or their Affiliates.

9.2 PROCEDURE UPON TERMINATION.

     In the event of the termination of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate, all further obligations of the parties hereunder to satisfy the conditions precedent to the Closing shall terminate, and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto except that Section 12.18 (Confidentiality) shall survive such termination.

9.3 EFFECT OF TERMINATION.

     Nothing in this Article 9 shall relieve any party hereto of any liability for intentional or willful breach of this Agreement. The parties shall have no liability for termination of this Agreement for any reason other than an intentional or willful breach of this Agreement; provided, that, Buyer shall promptly pay Parents a termination fee of $9,000,000 by wire transfer of immediately available funds if this Agreement is terminated by Parents pursuant to Section 9.1.6, unless (x) the failure of the Stockholders Meeting to occur is due to events beyond the reasonable control of Buyer, or (y) Buyer has the right to terminate this Agreement pursuant to any provision of Section 9.1, without regard to any requirement of notice.

                                   ARTICLE 10

                           POST-CLOSING TRANSACTIONS

10.1 TRANSITION.

     Parents shall cooperate with Buyer, at Buyer's expense, and agree to use their reasonable efforts to assist Buyer in a smooth transition of the ownership of the Operating Companies on the Closing Date, including the preservation of the continued services of employees that Buyer wishes to retain and the preservation for Buyer of the goodwill of the Operating Companies' suppliers, customers and others having business relations with the Operating Companies.

10.2 ACCESS TO BOOKS AND RECORDS.

     After the Closing, Parents shall allow representatives of Buyer reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Business prior to the Closing Date and which are not transferred to Buyer hereunder. After the Closing, Buyer shall allow representatives of Parents reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Business prior to the Closing Date and which are transferred to Buyer hereunder.

10.3 [INTENTIONALLY OMITTED.]

10.4 CONFIDENTIALITY OF CUSTOMER LISTS.

     All documents and computer files containing the names and addresses of the paging customers of the Operating Companies shall become Buyer's property as of the Closing, and all copies thereof shall be turned over to Buyer, and shall not be retained or used in whole or part by Parents or any of their Affiliates after the Closing; provided, however, that Parents and their Affiliates may retain any information obtained (a) by Parents and their Affiliates in the ordinary course of business prior to the Closing which is integrated with information related to Persons not customers of the Operating Companies or (b) pertaining to common customers.

10.5 NONCOMPETITION.

     (a) For purposes of this Agreement, the term "Restricted Period" shall mean the period from the Closing Date until the earliest of:

          (i) the date that is five (5) years from the Closing Date;

          (ii) a Change of Control; or

          (iii) the Distribution Agreement shall have been terminated by Parents because Buyer is in material breach thereunder (other than any such breach which is the result of a Force Majeure Event).

     (b) As further consideration for the transactions contemplated hereby, neither Parent nor its Affiliates will during the Restricted Period, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, engage in any business that involves the selling of Paging or Messaging Services anywhere in the United States (the "Territory"), except as expressly permitted pursuant to this Agreement or the Distribution Agreement.

     (c) During the Restricted Period, Parents and their Affiliates will not, directly or indirectly, purchase the stock or assets of any entity which derives a majority of its revenues from Paging and Messaging Services. If Parents or any of their Affiliates purchase the stock or assets of an entity with a business providing Paging and Messaging Services during the Restricted Period, they shall offer to sell such Paging and Messaging Services business to Buyer upon such terms and conditions as Buyer and Parents may mutually agree. If Buyer and Parents cannot agree upon the price for such a transaction, Parents shall obtain a valuation for the business from a nationally recognized investment banker and offer to sell the business to Buyer on terms and conditions in accordance with such valuation. The cost of obtaining such valuation shall be borne by Parents; provided, that, for any Paging and Messaging Services business with annual net revenues of less than $20,000,000, such cost shall be borne equally by Parents, on the one hand, and Buyer, on the other hand. Parents may operate a Paging and Messaging Services business acquired subject to the limitations described herein until Buyer purchases such business from Parents or, if Buyer elects not to purchase the business from Parents, Parents may operate such business (or sell to third parties such business) for any time thereafter. Notwithstanding anything to the contrary, Parents and their Affiliates ("Parent Group") may own and/or acquire, solely as an investment, securities of any entity which is publicly traded if Parent Group does not, directly or indirectly, beneficially own five percent (5%) or more of any class of securities of such entity.

     (d) For purposes of this Agreement, "Paging and Messaging Services" means wireless telecommunications services:

          (i) which use a one-way signaling path, or a non-symmetrical two-way signal path having an inbound (i.e., return path) signaling speed of 9.6kbps or less, and

          (ii) which are transmitted to portable, battery-powered devices which devices are used solely, and not in conjunction with other devices, to transmit and receive messages, and

          (iii) where messages transmitted to and from such devices are read directly by individuals.

     The parties' intent in defining "Paging and Messaging Services" as set forth above is to restrict Parents and their Affiliates, pursuant to this
Section 10.5, from competing in the traditional paging market. "Paging and Messaging Services" shall expressly exclude any paging or messaging services in cellular, digital cellular, ESMR and/or CDPD applications, or in other services used for the transmission of voice communications.

     (e) Because of the difficulty of measuring economic losses to Buyer as a result of a breach of any of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Parent agrees that the foregoing covenants may be enforced by Buyers in the event of breach by such Parent, by injunctions and restraining orders.

     (f) The parties agree that the foregoing covenants impose a reasonable restraint on each Parent in light of the Business on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby.

     (g) The covenants in this Section 10.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (h) It is specifically agreed that the period of five (5) years stated at the beginning of this Section 10.5 during which the agreements and covenants of Parents made in this Section 10.5 shall be effective, shall be computed by excluding from such computation any time during which Parents are found by a court of competent jurisdiction to have been in violation of any provision of this Section 10.5. The covenants contained in this Section 10.5 shall not be affected by any breach of any other provision hereof by any party hereto except as provided in this Section 10.5.

10.6 INTERCOMPANY AGREEMENTS

     Except for this Agreement, the Distribution Agreement, the Transition Agreements and the agreements set forth on Schedule 5.1.4(a), each and every agreement, whether written or oral, in effect exclusively between one or more of the Operating Companies, on the one hand, and one or more of the Parents or any subsidiary of parents (other than the Operating Companies), on the other hand, shall automatically terminate effective as of the Closing.

10.7 PROVISION OF RECIPROCAL EMPLOYEE PLANS FOR PAGING AND CELLULAR SERVICE

     Parents and Buyer each agree to reciprocally extend employee and dependent rate plans for Paging and Messaging Services and cellular services to existing employees on those accounts in place at Closing; provided, that, Buyer shall not be obligated to pay for any cellular services received by employees under such plans. The parties' respective obligations will terminate the earlier of (a) two years from the Closing Date or (b) upon notification of employee's termination of employment with Parent/Buyer.

                                   ARTICLE 11

                          INDEMNIFICATION AND SURVIVAL

11.1 INDEMNIFICATION BY PARENTS.

     Each Parent shall, jointly and severally, indemnify, defend, protect and hold harmless Buyer and its officers, directors, employees, stockholders, assigns, successors and Affiliates (each a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by Buyer Indemnified Parties to the extent resulting from or arising out of, directly or indirectly:

             (i) any breach of any representation or warranty of Parents set forth in this Agreement or any Schedule or certificate delivered by or on behalf of Parents in connection herewith; or

             (ii) any non-fulfillment of any covenant or agreement by Parents under this Agreement; or

             (iii) any liabilities of the Operating Companies with respect to unpaid accounts payable on the Closing Date that had not been paid within forty-five (45) days, Litigations disclosed on Schedule 5.1.7, other than such matters described in (a)(v) below, and liabilities not expressly disclosed in the Financial Statements, this Agreement or the Schedules hereto to the extent relating to the business, operations or assets of the Operating Companies prior to the Closing Date; provided, that, Parents shall not be liable for any such liabilities with respect to Litigations disclosed on Schedule 5.1.7, other than such matters described in (a)(v) below, or undisclosed liabilities which are incurred in the ordinary course of business (e.g., liability for workers compensation claims), unless such liabilities exceed $50,000 individually or, for such liabilities that do not exceed $50,000, Parents shall be liable to Buyer solely to the extent they exceed $500,000 in the aggregate; or

             (iv) all payments due pursuant to the terms of the Parent's Completion Bonus Program, and except as otherwise expressly provided herein, all payments due pursuant to the terms of any Benefit Plan with respect to employment prior to the Closing Date and to the extent all events requiring such payment occurred prior to the Closing Date; or

             (v) any liability with respect to the Interconnection Litigation set forth on Schedule 5.1.7; or

             (vi) the existence or release of any Hazardous Material from, at, on, or under any Owned Real Property or Leased Real Property prior to the Closing Date, and any activities or circumstances associated with the Operating Companies' operations prior to the Closing Date which constituted Hazardous Material Activities regardless of whether such releases, Hazardous Material Activities, or circumstances were in compliance with Environmental Laws or were disclosed to Buyer hereunder; or

             (vii) any noncompliance prior to the Closing Date by any Operating Company with applicable Environmental Laws, regardless of whether such activities or circumstances were disclosed to Buyer hereunder; or

             (viii) any Liability of any Operating Company for Taxes (A) for any Taxable period or portion thereof ending on or before the Closing Date,
        (B) resulting from or attributable to such Operating Company having been a member of any Affiliated Group on or prior to the Closing Date or as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes or (C) resulting from an inclusion of any adjustment in taxable income for any Tax period or portion thereof that ends after the Closing Date under Section 481(c) of the Code as a result of a change in method of accounting for a Tax period ending prior to the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of any of the Operating Companies for any Tax period ending prior to the Closing Date; and, without limiting any of the foregoing and for the avoidance of doubt, any liability or other amount payable as a result of or in connection with any of the Tax Proceedings described on Schedule 5.1.6(d).

          (b) [Intentionally Omitted.]

11.2 INDEMNIFICATION BY BUYER.

     Buyer shall indemnify, defend, protect and hold harmless Parents and their officers, directors, employees, stockholders, assigns, successors and Affiliates (each a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") from, against and in respect of:

          (a) any and all Damages suffered, sustained, incurred or paid by the Parent Indemnified Parties to the extent resulting from or arising out of, directly or indirectly:

             (i) any breach of any representation or warranty of Buyer in this Agreement or any Schedule or certificate delivered by or on behalf of Buyer in connection herewith; or

             (ii) any non-fulfillment of any covenant or agreement by Buyer under this Agreement; or

             (iii) the business, assets, operations and activities of the Operating Companies, except for Damages against which Parents have expressly agreed to indemnify Buyer pursuant to this Article 11. Without limiting Buyer's obligations under this Section 11.2(a)(iii), if, with respect to the Interconnection Litigation set forth on Schedule 5.1.7, it is finally adjudicated that the LECs are entitled to compensation for Dedicated Transmission Facilities (as defined in Schedule 5.1.7), the Parents shall be obligated to indemnify Buyer only for Damages resulting from the use of those facilities prior to Closing.

          (b) [Intentionally Omitted.]

11.3 LIMITATION.

     Notwithstanding the foregoing:

          (a) there shall be no liability for indemnification under this Article 11 unless, and solely to the extent that, the aggregate amount of Damages to Buyer Indemnified Parties on the one hand, and Parent Indemnified Parties on the other, exceeds $500,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to
     (i) adjustments to the Purchase Price as set forth in Sections 4.2 and 4.3; (ii) Damages described in Sections 11.1(a)(ii)-(viii) or Sections 11.2(a)(ii) or (iii);

          (b) the aggregate amount of Buyer's liability on the one hand, and Parents' liability on the other, under this Article 11 shall not exceed $8,000,000; provided, however, that Parents' liability for Damages described in Sections 11.1(a)(ii)-(viii) and Buyer's liability for Damages described in Sections 11.2(a)(ii) and (iii) shall not be subject to, or count toward, such limitation; and

          (c) for purposes of the indemnity in this Article 11, (i) all representations and warranties contained in Article 5 are made without any limitations as to materiality and (ii) the limitations set forth in Sections 11.3(a), 11.3(b) and 11.7 with respect to the representations and warranties contained in Article 5 shall in no way limit the obligations to indemnify for Damages described in Sections 11.1(a)(ii)-(viii) or Sections 11.2(a)(ii) and (iii).

11.4 CLAIMS FOR INDEMNIFICATION.

     Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party.

11.5 DEFENSE BY INDEMNIFYING PARTY.

     In connection with any claim giving rise to a right of indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation with the written consent of the indemnifying party, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

11.6 MANNER OF INDEMNIFICATION.

     Subject to Section 11.5 above, the obligations of the indemnifying party hereunder shall be effected by payment of cash or delivery of a certified or cashier's check or redemption of Metrocall Preferred Stock, with accreted stated value, plus accrued dividends, in the amount of the indemnification liability.

11.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All covenants and obligations to be performed after the Closing Date contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing. All representations and warranties contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months.

11.8 INDEMNIFICATION NET OF INSURANCE AND COLLATERAL BENEFITS.

     The liability of an indemnifying party under this Agreement shall be determined after taking into account insurance proceeds received by the indemnified party, and no insurer of an indemnified party shall be entitled to subrogation to the indemnified party's indemnification rights against the indemnifying party. In addition, the liability of an indemnifying party shall be
(a) reduced to take into account any net Tax benefit arising from the deductibility of any Damages to which an indemnification payment relates, and,
(b) increased to take into
account any net Tax cost, which does not result from an adjustment to asset basis (whether tangible or intangible), arising from the receipt of indemnity payments thereunder. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be reduced to reflect any net Tax benefit or increased to reflect any net Tax cost only after the indemnified party has actually realized such benefit or such cost. For purposes of this Agreement, an indemnified party shall be deemed to have actually realized a net Tax benefit or net Tax cost to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is (i) reduced below the amount of Taxes that such Indemnified Party would have been required to pay but for deductibility of such Damages, and (ii) increased above the amount of Taxes that such indemnified party would have been required to pay but for the receipt of such indemnification payments. The amount of any reduction or increase hereunder shall be adjusted to reflect any Final Determination with respect to the indemnified party's liability for Taxes and, if necessary, Parents or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a Final Determination with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

11.9 EXCLUSIVITY OF REMEDY.

     Parents and Buyer acknowledge that, following the Closing, this Article 11 and the respective indemnification rights provided for herein shall, to the extent permitted by law, be the exclusive remedy of each of them with respect to this Agreement and the transactions contemplated hereby, except to the extent expressly provided otherwise.

                                   ARTICLE 12

                                 MISCELLANEOUS

12.1 BROKERS.

     Except as disclosed on Schedule 12.1, the transactions contemplated hereby have been and shall be carried on by Buyer and Parents in such manner as not to give rise to any valid claims against Parents or Buyer for a brokerage commission, finder's fee or other like payment and each party agrees to indemnify and hold the other harmless from and against any claims for brokerage commissions or finder's fees insofar as such claims shall be alleged to be based upon arrangements or agreements made by the indemnifying party or on its behalf. Such indemnity shall include the cost of reasonable counsel fees in connection with the defense of any such claims.

12.2 NOTICES.

     Except as otherwise provided, all notices which are permitted or required under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) if by fax upon transmission with confirmation of receipt by the receiving party's facsimile terminal, (c) if sent by documented overnight delivery service on the date delivered or (d) if sent by mail, five
(5) business days after being mailed by registered or certified mail, postage prepaid, addressed as follows, or to such other person or address as may be designated by notice to the other party:

          If to Buyer, to:

     Metrocall, Inc.
     6677 Richmond Highway
     Alexandria, Virginia 22306
     Attn: Vincent D. Kelly, Chief Financial Officer and Treasurer Fax Number: (703) 768-9625
     with a copy (which shall not constitute notice) to:

     Wilmer, Cutler & Pickering,
     2445 M Street, NW
     Washington, DC 20037-1420
     Attn: George P. Stamas or John B. Watkins
     Fax Number: (202) 663-6363

     or if to Parents, to both:

     AT&T Corp.
     295 North Maple Avenue
     Basking Ridge, NJ 07920
     Attention: Michael Waks, Director, Mergers and Acquisitions
     Facsimile Number: (908) 221-2150

     and

     AT&T Corp.
     295 North Maple Avenue
     Basking Ridge, NJ 07920
     Attention: Marilyn Wasser, Esq.
     Facsimile Number: (908) 221-4408

     With copies (which shall not constitute notice) to:

     AT&T Wireless Services, Inc.
     Suite 200
     110 110th Avenue, N.E.
     Bellevue, Washington 98004
     Attn: Michael C. Schwartz, Esq.
     Facsimile Number: (425) 990-4634

     and

     Frank C. Woodruff
     Graham & James LLP/Riddell Williams P.S.
     Suite 4500
     1001 Fourth Avenue Plaza
     Seattle, Washington 98154
     Facsimile Number: (206) 389-1708

12.3 FEES AND EXPENSES.

     Buyer and Parents shall share equally all transfer, documentary, recordation, sales or other taxes or fees assessed or levied in connection with the transactions contemplated hereby, regardless of whether Parents or Buyer is obligated for collection and remittance of such taxes or fees. Parents shall cooperate with Buyer in the filing for any available exemptions from such taxes or fees. Parents and Buyer shall share equally the filing fees, if any, required by the FCC. Each Party shall pay the filing fee relating to any filing required by it, if any, in accordance with the HSR Act. All other expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the party incurring such expenses.

12.4 ALTERNATIVE DISPUTE RESOLUTION.

     12.4.1 If a dispute arises out of or relating to this Agreement or the Transition Services Agreements, the Distribution Agreement or the Property Transition Agreements (collectively, without this Agreement, the "Ancillary Agreements") or the transactions contemplated hereby or thereby or the construction, interpretation, performance, breach, termination, enforceability or validity thereof, whether such claim is based on rights, privileges or interests recognized by or based upon contract, tort, fraud, misrepresentation, statute, common law or any other legal or equitable theory, and whether such claim existed prior to or arises on or after the date hereof (a "Dispute"), the dispute resolution processes set forth in this Section
12.4 shall govern the resolution of such dispute.

     12.4.2 If a Dispute cannot be resolved by the executives having primary managerial responsibility for the matter to which the Dispute pertains, the parties shall attempt in good faith to resolve such Dispute promptly by negotiation between executives who have authority to settle the Dispute and who are at the level of the executives who have negotiated this Agreement ("Senior Party Representatives").

     12.4.3 A party may provide any other party notice (a "Dispute Notice") of any Dispute that has not been resolved in the normal course of business. Within ten (10) business days after delivery of the Dispute Notice, the receiving party shall submit to each other party a response (the "Response"). The Dispute Notice and the Response shall each include (a) a statement setting forth the position of the party providing such notice and a summary of arguments supporting such position, and (b) the name and title of such party's Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty
(30) business days after delivery of the Dispute Notice, the Senior Party Representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to another will be honored.

     12.4.4 If the Dispute has not been resolved within fifty (50) business days after delivery of the Dispute Notice, or if the parties fail to meet within thirty (30) business days after delivery of the Dispute Notice, any party may initiate arbitration of the Dispute as provided below. If no party initiates arbitration within sixty (60) business days after delivery of the Dispute Notice, then the parties shall automatically be released from any and all liability for the Dispute.

     12.4.5 All negotiations pursuant to this Section 12.4 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

     12.4.6 If the Dispute is not resolved as provided in Sections 12.4.2 through 12.4.4, then any party may initiate arbitration proceedings by providing each other party notice of such initiation of arbitration. The Dispute shall then be settled by arbitration in accordance with the CPR Non-Administered arbitration Rules in effect on the date hereof, by a panel of three arbitrators. Each Party shall select one of the three arbitrators and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be chosen by the three arbitrators. The arbitrators shall be empowered to award only damages that are recoverable under the provisions of Article 11, and each party hereby irrevocably waives any right to recover any other damages with respect to any Dispute. The arbitrators shall not order pre-hearing discovery of documents or the taking of depositions, although the arbitrators may compel the attendance of witnesses and the production of documents at the hearing to the extent permitted by the CPR Non-Administered Arbitration Rules. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties from seeking injunctive or other equitable relief from a court with regard to any breach of this Agreement.

     12.4.7 If a party does not provide a Dispute Notice within one (1) year following the time the party first knows of the existence of the acts or omissions that give rise to the Dispute, the party shall be forever estopped from asserting the Dispute against any other party.

12.5 ASSIGNMENT.

     This Agreement and the transactions contemplated hereby may not be assigned or otherwise transferred, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party;

provided, however, that Buyer may assign any or all of its rights under this Agreement to a subsidiary of Buyer but such assignment shall not release, affect or reduce in any way Buyer's obligations to Parents hereunder.

12.6 COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which when so executed and delivered, shall be an original instrument, but such counterparts together shall constitute a single agreement.

12.7 ENTIRE AGREEMENT.

     This Agreement, including all Schedules and Exhibits hereto, and all certificates and documents executed and delivered in connection with this Agreement, when executed and delivered, together with the Confidentiality Agreement dated November 25, 1997, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof.

12.8 GOVERNING LAW.

     This Agreement and the rights and obligations of the parties hereunder shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, without reference to the principles of conflicts of laws.

12.9 HEADINGS.

     The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.10 SEVERABILITY.

     Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained, such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

12.11 MODIFICATION AND AMENDMENT.

     This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and signed by the parties hereto.

12.12 WAIVER.

     No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

12.13 PARTIES OBLIGATED AND BENEFITED.

     Subject to the limitations set forth below, this Agreement will be binding upon the parties hereto and their respective assignees and successors in interest and will inure solely to the benefit of such parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement.

12.14 RIGHTS TO SPECIFIC PERFORMANCE.

     Parents acknowledge that the unique nature of the transactions contemplated hereby renders money damages an inadequate remedy for the breach by Parents of their obligations under this Agreement, and

Parents agree that in the event of such breach, Buyer will, upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement in lieu of any monetary damages for such breach.

12.15 ACTIONS.

     Each party will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, (without incurring any obligation to pay money) such further assignments, certificates, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

12.16 TERMS.

     Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The words "include" and "exclude" and derivatives of those words are used in this Agreement in an illustrative sense rather than limiting sense.

12.17 CONSTRUCTION.

     This Agreement and the Ancillary Agreements have been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement and the Ancillary Agreements or any provision hereof or thereof against the party drafting will not apply in any construction or interpretation hereof or thereof.

12.18 CONFIDENTIALITY.

     (a) Buyer agrees that it will, and will cause its associates, Affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all Confidential Information, and not disclose such information to others without the prior written consent of Parents; provided, that, Buyer and such other Persons may provide such information (i) to lenders, subject to the same requirements of confidentiality as set forth in this Agreement, or (ii) which is legally required to be furnished, and provided that Buyer or such other person, as the case may be, notifies Parents in advance of its obligation to provide such Confidential Information and fully cooperates with Parents to protect the confidentiality of such information. The parties acknowledge that the Confidentiality Agreement dated November 25, 1997 remains in full force and effect.

     (b) Each Parent agrees that it will, and will cause its associates, Affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all Confidential Information related to Buyer's business, and not, disclose such information to others without the prior written consent of Buyer; provided, that, such Parent and such other Persons may provide such information which is legally required to be furnished, and provided that such Parent or such other Person, as the case may be, notifies Buyer in advance of its obligation to provide such Confidential Information and fully cooperates with Buyer to protect the confidentiality of such information.

     (c) Notwithstanding the foregoing provisions of this Section 12.18, the parties have agreed that any press release or public announcement with respect to the transactions contemplated hereby will be issued at such time after the execution of the Agreement and in such manner as Buyer and Parents shall mutually determine, subject to compliance with all applicable Laws.

                           [EXECUTION PAGE FOLLOWING]

     IN WITNESS WHEREOF, each of the Parents, AT&T Two Way and Buyer has caused this Agreement to be executed under seal individually or by its duly authorized representatives, officers or agents on the date first written above.

                                  MCCAW COMMUNICATIONS COMPANIES, INC.

                                  By: /s/ DAVID J. PESTER                 (SEAL)

                                     -------------------------------------------
                                  Its: Authorized Signatory
                                     -------------------------------------------

                                  AT&T WIRELESS SERVICES, INC.

                                  By: /s/ DAVID J. PESTER                 (SEAL)

                                     -------------------------------------------
                                  Its: Authorized Signatory
                                     -------------------------------------------

                                  AT&T TWO WAY MESSAGING COMMUNICATIONS, INC.

                                  By: /s/ DAVID J. PESTER                 (SEAL)
                                     -------------------------------------------
                                  Its: Authorized Signatory
                                     -------------------------------------------

                                  METROCALL, INC.

                                  By: /s/ WILLIAM L. COLLINS III          (SEAL)
                                     -------------------------------------------
                                  Its: President & CEO
                                     -------------------------------------------

                                                                       EXHIBIT C

                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                METROCALL, INC.

     Metrocall, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, adopted the following resolution by unanimous written consent as of June 19, 1998:

     WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                             -----------------------------------
                                             Shirley B. White
                                             Assistant Secretary
ATTEST:

------------------------------------------------------
Vincent D. Kelly
Chief Financial Officer

                                                                         ANNEX A

                      SERIES C CONVERTIBLE PREFERRED STOCK

     The powers, designations, preferences and relative, participating, optional or other rights of the Series C Convertible Preferred Stock of Metrocall, Inc. (the "Corporation") are as follows:

1.  DESIGNATION AND AMOUNT.

     This series of preferred stock shall be designated as "Series C Convertible Preferred Stock," and shall have $0.01 par value per share. The number of authorized shares constituting this series shall be 25,000 shares. Shares of the Series C Convertible Preferred Stock shall have a stated value of $10,000.00 per share (the "Stated Value"). The Corporation may issue fractional shares of Series C Convertible Preferred Stock.

2.  DIVIDENDS.

     (a) Right to Receive Dividends. Holders of the Series C Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day whether or not earned or declared, provided, that dividends shall accrue on any shares of Series C Convertible Preferred Stock issued pursuant to Section 4.3(b) of that certain Stock Purchase Agreement dated June 26, 1998 by and among AT&T Wireless Services, Inc., et al. and the Corporation from the date of the initial issuance of Series C Convertible Preferred Stock by the Corporation (the "Initial Issuance Date").

     (b) Form of Dividend. Any dividend payment made with respect to the Series C Convertible Preferred Stock may be made, at the sole discretion of the Board of Directors, in cash out of funds legally available for such purpose or by issuing the number of shares of Series C Convertible Preferred Stock equal to the amount of the dividend divided by the Stated Value. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in shares of Series C Convertible Preferred Stock determined in accordance with the preceding formula; provided, that, in the event that any such dividend payment is made partially in cash and partially in shares of Series C Convertible Preferred Stock, each holder of Series C Convertible Preferred Stock shall receive a ratable amount of cash and Series C Convertible Preferred Stock that is proportionate to the amount of Series C Convertible Preferred Stock held by such holder on which such dividend is paid. All shares of Series C Convertible Preferred Stock issued as a dividend shall be fully paid and nonassessable.

     (c) Dividend Rate. The dividend rate on the Series C Convertible Preferred Stock shall be 8% of the Stated Value per share per annum.

     (d) Payment of Dividends. Dividends shall be payable in arrears, when and as declared by the Board of Directors, on May 15 and November 15 of each year (each such semiannual payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series C Convertible Preferred Stock as set forth in Section 2(a), and, after payment of a dividend as required hereunder, from and after each Dividend Payment Date based on the number of days elapsed and a 365-day year. If a payment of a dividend as required hereunder is not made, dividends shall accrue from the date of the last payment in full of the required dividend. The dividend payable on each Dividend Payment Date after issuance of any share of Series C Convertible Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the date of issuance or the last Dividend Payment Date, as the case may be, up to and including such Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation on such record date, not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

     (e) Dividend Preference. Dividends in cash on the Series C Convertible Preferred Stock shall be payable after dividends are paid on the Series A Convertible Preferred Stock, $.01 par value, of the Corporation (the "Series A Preferred Stock"), on the Series B Junior Convertible Preferred Stock, $.01 par value of the Corporation (the "Series B Preferred Stock"), and on any other class or series of preferred stock of the Corporation that by its terms is senior to the Series C Convertible Preferred Stock in right of payment of dividends or liquidation preference (together with the Series A Preferred Stock and the Series B Preferred Stock, "Senior Stock") and before any dividends or distributions or other payments shall be paid or set aside for payment upon the Common Stock or any other stock ranking on liquidation or as to dividends or distributions junior to the Series C Convertible Preferred Stock (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. If at any time dividends on the outstanding Series C Convertible Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any class of Junior Stock, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash on or prior to the Final Redemption Date (as defined in Section 7) or is redeemable for cash at the option of the holder thereof at any time prior to the Final Redemption Date.

     If there shall be outstanding shares of any Parity Securities (as defined below), no full dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum or additional shares of Series C Convertible Preferred Stock as permitted hereunder sufficient for the payment thereof set apart for such payment on the Series C Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series C Convertible Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series C Convertible Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series C Convertible Preferred Stock in any distribution of assets; provided that Parity Securities shall not include any shares of Series C Convertible Preferred Stock issued as dividends pursuant to this Section 2.

     If dividends on the Series C Convertible Preferred Stock and on any other series of Parity Securities are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably (and ratably as to cash, in-kind or other payments) upon all outstanding shares of the Series C Convertible Preferred Stock and shares of such other Parity Securities in proportion to the respective aggregate amounts of dividends in arrears on the Series C Convertible Preferred Stock and on such other series of Parity Securities to the date of such dividend payment.

     (f) Common Stock Dividends.  If prior to           , 2003 [fifth
anniversary of closing], the Corporation pays or sets aside for payment any dividend or distribution on the Common Stock (a "Common Stock Dividend") (other than dividends or distributions paid solely in shares of Common Stock or rights, options or warrants to purchase Common Stock), the Series C Convertible Preferred Stock will be entitled to receive Common Stock Dividends, as and when paid on the Common Stock, in an amount per share equal to (i) the Accreted Stated Value (as defined below) per share divided by the Conversion Price, times
(ii) the amount of the Common Stock Dividend payable per share of Common Stock. Any Common Stock Dividend shall be paid to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation on such record date as shall be fixed by the Board of Directors for the payment of the Common Stock Dividend. If the Corporation declares any Common
Stock Dividend on or after           ,

2003 [fifth anniversary of closing], the Corporation will provide notice of the record date for such dividend to the holders of record of shares of the Series C Convertible Preferred Stock as they appear on the books of the Corporation, such notice to be provided no later than at least fifteen (15) business days prior to the record date and no later than the date on which the Corporation is required to give notice of the record date for such dividend under Rule 10b-17 of the Securities and Exchange Commission or any successor rule or applicable law.

3.  LIQUIDATION PREFERENCE.

     In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series C Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, but after payment to holders of the Senior Stock of any amounts to which they are entitled, an amount per share of Series C Convertible Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series C Convertible Preferred Stock shall be insufficient to permit the payment to the holders of the full preferential amount, then the assets and funds shall be distributed ratably among holders of Series C Convertible Preferred Stock in proportion to the number of shares of Series C Convertible Preferred Stock owned by each holder. If any Parity Securities are outstanding, and the assets and funds legally available for distribution among the Series C Convertible Preferred Stock and the Parity Securities shall be insufficient to permit the payment to holders of Series C Convertible Preferred Stock the full preferential amount and the preferential amount payable upon liquidation to any outstanding Parity Securities, the holders of Series C Convertible Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

4.  VOTING RIGHTS.

     The holders of the Series C Convertible Preferred Stock shall have no voting rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation") or as provided by applicable law, and except for the following:

          (a) Changes in Organizational Documents. So long as the Series C Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock, voting as a single class, amend, repeal, modify or supplement (i) any provision of the Certificate of Incorporation or the Bylaws of the Corporation, each as in effect on the Initial Issuance Date, or any successor bylaws, if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series C Convertible Preferred Stock, provided, that nothing contained herein shall be construed to prohibit the Corporation from issuing any debt or equity securities, regardless of ranking, or (ii) this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series C Convertible Preferred Stock ("Certificate of Designation").

          (b) Means of Voting. The rights of the holders of Series C Convertible Preferred Stock under this Section 4 may be exercised (i) at a meeting of the holders of shares of such Series C Convertible Preferred Stock, called for the purpose by the Corporation; or (ii) by written consent signed by the holders of the requisite percentage of the then outstanding shares of the Series C Convertible Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein or to the extent that holders of a majority of the Series C Convertible Preferred Stock decide otherwise, any meeting of the holders of Series C Convertible Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this
     Section 4, the terms of this Certificate of Designation shall prevail.

5.  CONVERSION

     Shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

     (a) Optional Conversion.  Beginning on           , 2003 [fifth anniversary
of closing] (except as to any shares which shall have been called for redemption
prior to           , 2003 [fifth anniversary of closing]), each holder of Series
C Convertible Preferred Stock shall have right, at any time and from time to time thereafter, to convert all, but not less than all, of the shares of Series C Convertible Preferred Stock held by such holder or its affiliates into that number of shares of Common Stock equal to the Accreted Stated Value of the shares converted divided by the Conversion Price, provided, that in the event
that on or after           , 2003 the Corporation delivers a notice of
redemption of Series C Convertible Preferred Stock pursuant to Section 6(c), the right to convert may be exercised with respect to shares of Series C Convertible Preferred Stock called for redemption in such notice only during the period ending fifteen (15) days prior to the redemption date specified in such notice.

     (b) Change of Control.  (i) If a Change of Control occurs prior to
          , 2003 [fifth anniversary of closing], each holder of shares of Series C Convertible Preferred Stock may, at its option, at times specified below, convert all, but not less than all, such shares held by such holder into the number of fully paid and nonassessable shares of Common Stock determined by dividing (x) the Stated Value multiplied by the number of shares surrendered plus any accrued but unpaid dividends on such shares by (y) the Conversion Price.

     (ii) For the purposes of this Section 5(b), "Change of Control" means the occurrence of one or more of the following events:

          (A) a person or entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities (in each case, a "Beneficial Owner") shall have become the beneficial owner of a majority (by voting power or otherwise) of the securities of the Corporation ordinarily having the right to vote in the election of directors;

          (B) during any consecutive three-year period commencing on or after , 1998 [closing date], individuals who at the beginning of such period constituted the Board of Directors (together with any director elected by the Series A Preferred Stock and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation to any Beneficial Owner (other than any wholly owned subsidiary of the Corporation);

          (D) the merger or consolidation of the Corporation with or into another corporation or the merger of another corporation into the Corporation with the effect that immediately after such transaction any Beneficial Owner shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or

          (E) the adoption of a plan leading to the liquidation or dissolution of the Corporation;

     (iii) (A) The Corporation shall give the holders notice pursuant to Section 5(g) of a Change of Control within five business days after the occurrence of such Change of Control. Except as set forth in Section 5(b)(iii)(B), the right to convert set forth in this Section 5(b) shall be exercised by any holder only within 10 business days after such notice has been given of the occurrence of the Change of Control.

     (B) If the Corporation agrees to enter into a transaction that, when consummated, would result in a Change of Control defined in Sections 5(b)(ii)(C) or (D), the Corporation shall give notice to the holders of such transaction at least 15 business days prior to the consummation of the transaction, and the holders may, within 10 business days after the date of such notice, exercise the right to convert the Series C Convertible Preferred Stock into Common Stock, such conversion to take effect at or immediately prior to the record date for holders of Common Stock to receive the consideration to be paid to such holders in the transaction. In addition, if the transaction results is a Going Private Transaction (as defined below), then the Conversion Price for purposes of conversion as described in the preceding sentence shall be the lesser of (x) the Conversion Price in effect immediately prior to the notice by the Corporation given to holders pursuant to the preceding sentence and (y) the value of the consideration per share of Common Stock (determined by the Board of Directors, in good faith, as of the date of the first public announcement of the transaction) to be paid to holders of Common Stock in the transaction times 1.1, provided, that in no event shall the Conversion Price for this purpose be less than $7.40 (as such amount may be adjusted pursuant to that certain Warrant Agreement between the Corporation and The First National Bank of Boston dated as of November 15, 1996, which adjustment provisions are substantially similar to the adjustment provision in 5(i)). For purposes hereof, a "Going Private Transaction" shall mean a Change of Control defined in Sections 5(b)(ii) (C) or
(D), as a result of which, immediately after consummation of such transaction, the securities into which the Series C Convertible Preferred Stock would be convertible are not listed on a national securities exchange or the NASDAQ National Market System or, even if such securities are so listed, the number of issued and outstanding shares of such securities (excluding (x) shares owned by any beneficial owner of a majority of such shares and (y) "restricted" shares within the meaning of Rule 144 under the Securities Act of 1933, or any successor rule (that cannot be sold without limitation under Rule 144)) is less than three (3) times the number of shares into which all outstanding shares of the Series C Convertible Preferred Stock would be convertible after giving effect to the transaction.

     (c) Conversion Price. The Conversion Price of the shares of Series C Convertible Preferred Stock shall be $10.40, adjusted as set forth herein.

     (d) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

     (e) Procedures for Conversion. (i) In order to convert shares of Series C Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied (or preceded as required by Section 5(a)) by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any cash payment required pursuant to Section 5(e)(iii). As promptly as practicable after the surrender for conversion of any share of the Series C Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(e)(iii), but in any event within three Trading Days of such surrender for payment, the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such share as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

     (ii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series C Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

     (iii) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

     (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, 11,500,000 shares of Common Stock.* If at any time the number of authorized and unissued shares of Common Stock that are reserved for issuance upon conversion of the shares of Series C Convertible Preferred Stock, shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock.

     (g) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series C Convertible Preferred Stock shall be deemed given five days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, or the next business day after such notice is delivered to a recognized overnight courier service with next-business day delivery specified.

     (h) Reorganization, Merger or Sale of the Corporation.

             (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any merger or consolidation of the Corporation, that in any such case results in the Common Stock being converted into other securities or property, or the right to receive other securities or property, then, to the extent the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series C Convertible Preferred Stock, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests of the holders of the Series C Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock thereafter deliverable upon the conversion of the shares of Series C Convertible Preferred Stock.

             (ii) In case of any merger, consolidation, reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, and the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series C Convertible Preferred Stock, the Series C Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series C Convertible Preferred Stock had immediately prior to such transaction. In the case the Corporation is not the surviving entity, the Conversion Price shall be adjusted at the closing of the transaction to equal the Conversion Price in

---------------

*[Subject to approval of increase in authorized shares by the Corporation's
  Stockholders.]

        effect immediately prior to the closing divided by the fair market value of the common stock immediately prior to the closing multiplied by the fair market value of the common stock of the surviving entity at the closing.

     (iii) References in this Section 5 to "Common Stock" shall include all stock or other securities or property (including cash) into which Common Stock is converted following any merger, reorganization or reclassification of the capital stock of the Corporation.

     (i) Adjustments. The number of shares of Common Stock issuable upon conversion of shares of the Series C Convertible Preferred Stock that are then outstanding and the Conversion Price shall be subject to adjustment from time to time as follows:

          (i) Stock Dividends; Stock Splits; Reverse Stock Splits. In case the Corporation shall (A) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding Common Stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares or reclassify its outstanding Common Stock, or (C) combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series C Convertible Preferred Stock shall be adjusted so that the holder of each such share shall thereafter be entitled to receive the kind and number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such share been converted in full immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, the number of shares of Common Stock issuable upon conversion of each such share shall be subject to further adjustments under this Section 5(i). An adjustment made pursuant to this Section 5(i)(i) shall become effective at the record date, if any, for such event.

          (ii) Distributions to Stockholders. In case the Corporation shall issue to holders of its Common Stock rights, options, warrants or convertible or exchangeable securities (collectively, the "rights") entitling them to subscribe for or purchase Common Stock at a price per share of Common Stock (determined by dividing (A) the total amount receivable by the Corporation in consideration of the issuance of such rights plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights) that is lower than the Current Market Price per share of Common Stock in effect immediately prior to such issuance, then the number of shares of Common Stock issuable upon conversion of all shares of Series C Convertible Preferred Stock shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all shares of Series C Convertible Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation in connection with such issuance (as defined in the following sentence) would purchase at the then Current Market Price per share of Common Stock. For purposes of this Section 5(i), the "Current Market Price" per share of Common Stock for any date shall mean average of the closing prices of the Common Stock for the 10 trading days prior to such date. For purposes of this Section 5(i)(ii), the "aggregate consideration to be received by the Corporation" in connection with any issuance of such rights shall be deemed to be the consideration received by the Corporation for such rights plus any consideration or premiums stated in such rights to be paid for the shares of Common Stock covered thereby.

          (iii) Issuance of Common Stock at Lower Values. In case the Corporation shall, in a transaction to which Section 5(i)(i) is inapplicable (and, in any event, other than upon conversion of Series A Preferred Stock, Series B Preferred Stock, or Series C Convertible Preferred Stock, or upon exercise of any warrants or employee stock options that were outstanding on the Initial Issuance Date or pursuant to contractual commitments to which the Corporation was bound on the Initial Issuance Date), issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by the Corporation in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower (at the date of such sale or issuance) than the Current Market Price per share of Common Stock in effect immediately prior to such sale or issuance or for no consideration, then in each case the number of shares of Common Stock thereafter issuable upon the conversion of the shares of Series C Convertible Preferred Stock shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all shares of Series C Convertible Preferred Stock by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance, plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation (as defined in the following paragraph) in connection with such sale or issuance would purchase at the then Current Market Price per share of Common Stock.

          For the purpose of such adjustments the "aggregate consideration to be received by the Corporation" therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities plus any consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

          In case the Corporation shall issue or sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(i)(ii) and 5(i)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of such property. In case the Corporation shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(i)(ii) and 5(i)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

          Any increase of the number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock pursuant to this Section 5(i)(iii) shall be allocated among such Series C Convertible Preferred Stock on a pro rata basis.

          (iv) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any rights, options, warrants or conversion or exchange rights that have previously resulted in an adjustment under this Section 5(i), if any thereof shall not have been exercised, the number of shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock shall be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of shares issuable upon conversion of Series C Convertible Preferred Stock by a number that is in excess of the amount or number of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights or shall have the effect of decreasing the number of shares of Common Stock that have been issued upon conversion of any shares of Series C Convertible Stock prior to the date of such readjustment.

          (v) De minimis Adjustments. No adjustment in the number of shares of Common Stock issuable under any Series C Convertible Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon a conversion of Series C Convertible Preferred Stock; provided, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

          (vi) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of Series C Convertible Preferred Stock is adjusted, as herein provided, the Corporation shall deliver to the holders thereof a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock or other stock or property issuable upon the conversion of each share of Series C Convertible Preferred Stock after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made and shall promptly mail by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

          (vii) Adjustment of Conversion Price. Whenever the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock is adjusted as provided in this Section 5(i), the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares issuable upon conversion of a share of Series C Convertible Preferred Stock immediately prior to such adjustment, and the denominator of which is the number of shares so issuable immediately thereafter.

6.  OPTIONAL REDEMPTION

     (a) Redemption Price.  Beginning on           , 2001 [third anniversary of
closing], the Corporation, at its sole option, may redeem all, but not less than all, shares of the Series C Convertible Preferred Stock for cash, at any time or from time to time, for the redemption price per share set forth below:

         DATE OF REDEMPTION                    REDEMPTION PRICE
-------------------------------------   -------------------------------
       , 2001 to       , 2002           105.0% of Redemption Value
       , 2001 to       , 2002           105.0% of Redemption Value
       , 2002 to       , 2003           102.5% of Redemption Value
After        , 2003                     100.0% of Accreted Stated Value

     For purposes hereof, "Redemption Value" for a share of Series C Convertible Preferred Stock shall equal the greater of (i) Accreted Stated Value, and (ii) if the Current Market Price of the Common Stock on the date of the notice of redemption is greater than the Conversion Price, then an amount determined in accordance with the following formula:

          RV = (CMP)(SV)/CP

     For purposes of this formula:

          RV = Redemption Value per share

          SV = Accreted Stated Value per share

          CMP = Current Market Price

          CP = Conversion Price

     "Accreted Stated Value" per share means the Stated Value per share plus accrued and unpaid dividends, if any, on such share through the date of redemption.

     (b) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, not less than 20 nor more than 60 business days prior to the redemption date or, if such notice period is not feasible in connection with a transaction described in Section 5(g), such notice period as is practicable in the circumstances, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iii) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

     (c) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series C Convertible Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

     (d) Status of Redeemed or Converted Shares. Upon redemption or conversion, any shares of the Series C Convertible Preferred Stock which have been so redeemed or converted shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

7.  MANDATORY REDEMPTION.

     On          , 2010 [twelfth anniversary of closing] (the "Final Redemption
Date"), the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section 6(c) above, all of the shares of the Series C Convertible Preferred Stock then outstanding at a redemption price equal to the Stated Value per share, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends per share to the Final Redemption Date.

8.  PREEMPTIVE RIGHTS.

     No shares of Series C Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

9.  TRANSFERABILITY.

     No shares of Series C Convertible Preferred Stock shall be transferable
without the consent of the Corporation until           ,     [18 months after
closing]; provided, however, this provision shall terminate and be of no further force or effect immediately upon the occurrence of a Problematic Regulatory Change of Control. A "Problematic Regulatory Change of Control" is a Change of Control which causes the Holder and/or its affiliates to receive an attributable interest in any radio spectrum or FCC Service with respect to which the FCC or applicable law imposes a spectrum cap (including, without limitation, spectrum caps imposed on the holding of broadband CMRS or narrowband PCS spectrum), multiple ownership restriction, or other material limitation. "FCC Service" shall mean any service subject to FCC (or successor agency) regulation or oversight.

                                                                       EXHIBIT D

                           PROPOSED AMENDMENT TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     The proposed amendment to Section 4.1 of the Company's Amended and Restated Certificate of Incorporation that would be effective if Proposal Two is approved by the stockholders is set forth below. Additions are underlined and in bold type and deletions are in brackets and italicized type.

4. CAPITAL STOCK

  4.1 Authorized Shares.

     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 101,000,000 [81,000,000] shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock") and 100,000,000 [80,000,000] shall be classified as shares of Common Stock par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

                                                                      APPENDIX A

                    BUSINESS OF ADVANCED MESSAGING DIVISION

     AMD, a division of AT&T Wireless (which, in turn, is a wholly owned subsidiary of AT&T), conducts AT&T's paging and messaging operations. AMD has operated under the AT&T brand name since 1994. With approximately 1.3 million subscribers, industry reports indicate that AMD is one of the ten largest paging companies in the United States. AMD is geographically organized into 24 service areas within six regions: Northwest, West, Southwest, Mountain, Central and East. AMD provides service on its owned-and-operated networks in the Northwest, West, Mountain, Southwest and Central regions. The core areas covered by AMD's networks include service areas in Alaska, Washington, Oregon, California, Colorado, Utah, Texas, Oklahoma, Arkansas, Kansas and Minnesota. AMD also resells local paging services in the Eastern United States, and offers nationwide services by virtue of resale agreements.

     AMD's core services include numeric and alphanumeric paging. AMD provides its services to subscribers for a monthly, quarterly, semi-annual or annual fee, which typically includes a fixed number of pages and additional pages beyond this are charged on a per page basis. Subscribers either rent pagers from AMD for an additional fee or buy their own pagers from AMD or from another vendor. The fee is generally determined based upon the type of service provided, the geographic area covered, the number of pagers to which service is provided and the number of pages. AMD also provides enhanced and ancillary services such as voicemail, computer-based messaging, pager protection on leased pagers and maintenance service on leased and customer-owned equipment (through third-party repair facilities).

     AMD owns numerous licenses of various frequencies. Its three primary owned and operated frequencies are 931.2125 MHz, 931.5125 MHz and 931.6125 MHz. Additional paging systems operate on various VHF and UHF frequencies. The customer interface to AMD's systems is provided by paging terminals supplied by Glenayre, a supplier of network equipment and services to the paging industry. These terminals are networked through AT&T Wireless' enterprise TCP/IP network utilizing the TNPP network protocol. Redundant terminals are in use where the subscriber database exceeds 80,000 customers. The RF plant consists of Ericsson, Glenayre and Motorola transmitters, 80% of which are capable of 4 level FLEX encoding. The control system for the three primary frequencies is either Glenayre C2000 or Motorola C-Net. Distribution networks include terrestrial point to multi-point RF link and FM(3) and SCPC satellite control. Network monitoring is provided by use of C-Nets BOS network management package.

     AMD has approximately 950 transmitter sites in its service area. The majority of the transmitter sites are leased. About 17% of the sites are co-located with AT&T Wireless. AMD occupies a total of approximately 250,000 square feet of commercial space in 32 locations (excluding sites provided by AT&T Wireless).

     AMD's business customers are served by a direct sales organization while consumers and small businesses are reached via retail distribution, resellers and AMD direct sales.

     AMD employs approximately 1,000 full-time employees, none of whom is represented by a labor union.

     AT&T Wireless acquired the NPCS License from the FCC at auction in 1994 for $80 million. The NPCS License offers Metrocall the potential to expand capacity for the provision of enhanced services, including two-way paging services. AMD has not constructed any base stations that operate over the NPCS License. The NPCS License requires that its holder construct base stations that (a) provide coverage to a composite area of 750,000 square kilometers or serve 37.5% of the U.S. population by September 29, 1999, and (b) provide coverage to a composite area of 1.5 million square kilometers or serve 75% of the U.S. population by September 29, 2004. Non-compliance with the license requirements may result in forfeiture of the license.

               SELECTED HISTORICAL COMBINED FINANCIAL STATEMENTS
                          AT&T WIRELESS SERVICES, INC.
                          ADVANCED MESSAGING DIVISION

     The following table presents selected historical financial data of AMD for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998. The historical financial data for each of the three years in the period ended December 31, 1997 have been derived from the audited Combined Financial Statements of AMD. The historical financial data for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 have been derived from AMD's unaudited Condensed Combined Financial Statements. The following information should be read in conjunction with the "Summary Historical Combined Financial Data" and AMD's Combined Financial Statements and notes thereto presented elsewhere in this Proxy Statement. Operating results for interim periods are not necessarily indicative of the results that might be expected for an entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this Proxy Statement.

                                                                                                        SIX MONTHS
                                                                                                      ENDED JUNE 30,
                                                                                                 ------------------------
                                                                1995       1996        1997        1997           1998
                                                              --------   ---------   ---------   ---------      ---------
                                                                     (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
    Service, activation and other revenues..................  $126,268   $ 155,119   $ 173,048   $  83,322      $  94,197
    Equipment sales.........................................    14,352      12,231      12,820       5,287          3,823
                                                              --------   ---------   ---------   ---------      ---------
        Total revenues......................................   140,620     167,350     185,868      88,609         98,020
    Cost of equipment sales.................................   (11,520)    (10,015)     (8,980)     (3,708)        (2,824)
                                                              --------   ---------   ---------   ---------      ---------
                                                               129,100     157,335     176,888      84,901         95,196
    Operating expenses:
    Cost of paging service..................................    30,557      43,073      48,686      23,487         29,022
    Selling, general and administrative.....................    90,421      91,775      99,501      49,720         46,587
    Depreciation and amortization...........................    34,186      39,277      40,036      18,584         23,428
    Reorganization (5)......................................        --          --       3,097       3,097             --
                                                              --------   ---------   ---------   ---------      ---------
    Loss from operations....................................   (26,064)    (16,790)    (14,432)     (9,987)        (3,841)
    Interest expense affiliate..............................    (1,343)     (1,371)     (1,020)       (681)            --
    Gain on sale of equipment, net..........................        --          --          --          --            155
                                                              --------   ---------   ---------   ---------      ---------
    Loss before income tax provision........................   (27,407)    (18,161)    (15,452)    (10,668)        (3,686)
    Provision for state income taxes........................      (151)       (230)       (255)       (124)          (137)
                                                              --------   ---------   ---------   ---------      ---------
    Net loss................................................  $(27,558)  $ (18,391)  $ (15,707)  $ (10,792)     $  (3,823)
                                                              ========   =========   =========   =========      =========
OPERATING AND OTHER DATA:
    Units in service (end of period)........................   983,668   1,162,843   1,300,341   1,230,941      1,345,012
    EBITDA (1)..............................................  $  8,122   $  22,487   $  28,701   $  11,694      $  19,587
    EBITDA margin (2).......................................       6.3%       14.3%       16.2%       13.8%          20.6%
    Net cash provided by operating activities...............  $ 18,619   $  17,920   $  35,571   $  13,081      $  15,846
    Net cash used in investing activities...................  $ 35,784   $  50,751   $  54,565   $  21,822      $  17,829
    Net cash provided by financing activities...............  $ 17,165   $  32,831   $  18,994   $   8,741      $   1,983
    ARPU (3)................................................  $  12.35   $   12.04   $   11.71   $   11.60      $   11.87
    Average monthly operating expense per unit (4)..........  $  11.83   $   10.47   $   10.03   $   10.19      $    9.53
    Capital expenditures....................................  $ 35,784   $  50,751   $  54,565   $  21,822      $  18,229

                                                                                                                  AS OF
                                                                                                                JUNE 30,
                                                                                                                  1998
                                                                                                                ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit).................................................................................      $ (14,273)
    Cash and cash equivalents.............................................................................             --
    Total assets..........................................................................................        105,881
    Total debt............................................................................................             --
    Net assets............................................................................................         71,513

---------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization, and certain one-time charges), while not a measure under generally accepted accounting principles ("GAAP"), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA excludes non-recurring charges of approximately $3.1 million for reorganization in 1997.

(2) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues less the cost of equipment sales.

(3) ARPU (average monthly paging revenue per unit) is calculated by dividing (a) service, activation and other revenues for the period by (b) the average number of units in service for the period.

(4) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period.

(5) In 1997, AMD recorded a reorganization charge of approximately $3.1 million for employee termination and facility closures in connection with the termination of east coast operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMD

                       (SEE "FORWARD LOOKING STATEMENTS")

     The following discussion and analysis of the financial condition and results of operations of AMD should be read in conjunction with the financial statements and the notes thereto which appear elsewhere in this report.

     All statements contained herein that are not historical facts, including but not limited to, statements regarding the Company's anticipated future capital requirements, the Company's future development plans, the Company's ability to obtain additional debt, equity or other financing, and the Company's ability to generate cash from operations, are based on the Company's current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following : the availability of sufficient capital to finance the Company's business plan on terms sufficient to the Company; competitive factors such as the introduction of new technologies and competitors into the paging and wireless communications industry; pricing pressures which could affect demand for the Company's services; changes in labor, equipment and capital costs; future acquisitions, dispositions and strategic partnerships; general business and economic conditions; and other risk factors. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

OVERVIEW

     Industry reports indicate that AMD is currently the tenth largest paging company in the United States, based on number of subscribers, with approximately
1.3 million subscribers as of June 30, 1998.

     AMD derives the majority of its revenues through the provision of paging services to subscribers for a fixed, periodic (monthly, quarterly, semi-annual or annual) fee, which typically includes a fixed number of pages. Additional pages are charged on a per page basis based on usage. Subscribers either rent pagers from AMD for an additional monthly fee or purchase their own pagers from AMD or from another vendor.

     AMD offers a variety of paging products and services, including enhanced and ancillary services such as dispatch, voicemail, computer-based messaging, pager protection on rental pagers and maintenance service. Most recently AMD introduced AlphaTrak(SM) 1.5 way paging and PreferredCity(SM), a nationwide roaming service. Although a significant amount of revenue is generated from the sale of nationwide service, AMD does not own its own nationwide network and thus resells nationwide service on the network of other paging companies.

     AMD utilizes a variety of distribution channels, characterized as either direct or indirect. The direct channels utilize a direct sales force to procure business from mainly large and medium business customers by providing relationship-oriented, value-added solutions and to a lesser extent from small businesses and consumers. The direct channels generate the majority of customer business, most of which is rental business in nature. The indirect channels are used for the acquisition of consumers through three principal outlets -- AWS owned-and-operated stores and kiosks, third party retail and outside service vendors. Outside service vendors purchase network service for resale and provide billing, collections and customer service under their own brands. AMD has not historically allocated significant resources in support of outside service vendors due to AMD's strategy of providing high-value service via direct relationships.

RESULTS OF OPERATIONS

  Six months ended June 30, 1998 and 1997

SALES AND REVENUES

     Total sales and revenues increased approximately $9.4 million (10.6%), from $88.6 million for the six months ended June 30, 1997 to $98.0 million for the six months ended June 30, 1998. The increase is primarily due to an increase in paging service and activation and other revenues as a result of an increase in AMD's subscriber base coupled with higher average monthly paging service, activation and other revenue per unit ("ARPU"), partly offset by a decline in pager sales due to fewer customer owned and maintained ("COAM") sales.

     ARPU increased by $0.27 (2.3%), from $11.60 for the six months ended June 30, 1997 to $11.87 for the six months ended June 30, 1998, a movement that is not expected to continue as the subscriber base continues to grow.

     Equipment sales decreased primarily due to a decline in COAM sales. The decline is a continuation of the change in customer mix from COAM to rental. Cost of equipment sales also decreased with the decline in equipment sales. Gross profit on equipment sales decreased approximately $0.58 million (36.7%), from $1.58 million for the six months ended June 30, 1997 to $1.0 million for the six months ended June 30, 1998. Gross profit as a percentage of equipment sales declined from 29.9% for the six months ended June 30, 1997 to 26.1% for the six months ended June 30, 1998.

OPERATING EXPENSES

     Total operating expenses (excluding cost of equipment sales, depreciation and amortization and non-recurring charges) increased by $2.4 million (3.3%), from $73.2 million for the six months ended June 30, 1997 to $75.6 million for the six months ended June 30, 1998 but decreased as a percentage of total sales and revenues from 82.6% for the six months ended June 30, 1977 to 77.1% for the six months ended June 30, 1998. The growth in total operating expenses (excluding cost of equipment sales, depreciation and amortization and non-recurring charges) is due to an increase in the cost of paging service which is mainly due to growth in outside service vendor costs which are directly attributable to the expansion of the nationwide customer base. AMD does not own its own nationwide network and thus resells nationwide service on the network of other paging companies for which it pays these companies. Lower general and administrative costs and lower sales and marketing costs partly offset the increase in cost of paging service.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased $4.8 million (25.8%), from $18.6 million for the six months ended June 30, 1997 to $23.4 million for the six months ended June 30, 1998 and increased as a percentage of total sales and revenues from 21.0% for the six months ended June 30, 1997 to 23.9% for the six months ended June 30, 1998 due to the purchase of additional subscriber paging equipment and other plant and operating equipment.

REORGANIZATION

     In 1997, AMD closed certain facilities in its East District (New York, Pennsylvania and Florida) as part of its plan to abandon the buildout of its nationwide two-way paging network and incurred non-recurring charges of approximately $3.1 million as a result of these closures.

INTEREST EXPENSES

     Interest expense declined by $0.68 million (100.0%) from 0.68 million for the six months ended June 30, 1997 to zero for the six months ended June 30, 1998 as a $15 million demand note payable to an affiliate was converted into a non-interest bearing intercompany payable in September 1997.

  Years ended December 31, 1997 and 1996

SALES AND REVENUES

     Total sales and revenues increased approximately $18.5 million (11.1%), from $167.4 million for 1996 to $185.9 million for 1997. This increase is primarily due to an increase in paging service, activation and other revenue resulting from an increase in AMD's subscriber base.

     ARPU declined by $0.33 (2.7%), from $12.04 for 1996 to $11.71 for 1997. The decline in ARPU is attributed to rate compression resulting from competitive pressures, and from a continuing shift in the account mix toward larger accounts.

     Equipment sales increased and cost of equipment sales decreased as more equipment with a lower net book value was sold than in the previous year. Gross profit on equipment sales increased approximately $1.6 million (72.7%), from $2.2 million for 1996 to $3.8 million for 1997. Gross profit as a percentage of equipment sales increased from 18.1% for 1996 to 30.0% for 1997.

OPERATING EXPENSES

     Total operating expenses (excluding cost of equipment sales, depreciation and amortization and non-recurring charges) increased by $13.4 million (9.9%), from $134.8 million for 1996 to $148.2 million for 1997 and decreased as a percentage of total sales and revenues from 80.6% for 1996 to 79.7% for 1997. The primary reason for this increase is the growth in interconnect (800 number costs) and outside service vendor costs which are directly attributable to the expansion of the nationwide customer base. Additional reasons include an increase in administrative and sales and marketing expenses as a result of the increase in the overall subscriber base.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased by $0.7 million (1.8%), from $39.3 million for 1996 to $40.0 million for 1997 and decreased as a percentage of total sales and revenues from 23.5% for 1996 to 21.5% for 1997. The increase in depreciation and amortization is due to the purchase of additional subscriber paging equipment and other plant and operating equipment.

REORGANIZATION

     In Q1 97, AMD closed certain facilities in its East District as part of its plan to abandon the buildout of its nationwide two-way paging network and incurred non-recurring charges of $3.1 million as a result of these closures.

INTEREST EXPENSES

     Interest expense decreased by $0.4 million (28.6%), from $1.4 million for 1996 to $1.0 million for 1997 as a $15 million demand note payable to an affiliate was converted into a non-interest bearing intercompany payable in September 1997.

  Years ended December 31, 1996 and 1995

SALES AND REVENUES

     Total sales and revenues increased approximately $26.8 million (19.0%), from $140.6 million for 1995 to $167.4 million for 1996. This increase is primarily due to an increase in paging service, activation and other revenue resulting from an increase in AMD's subscriber base.

     ARPU declined by $0.31 (2.5%), from $12.35 for 1995 to $12.04 for 1996. The decline in ARPU is attributed to rate compression resulting from competitive pressures, and from a continuing shift in the account mix toward larger accounts.

     Equipment sales decreased as a result of fewer unit sales in 1996 than in 1995. Cost of equipment sales decreased in tandem with the decline in equipment sales. Gross profit on equipment sales decreased approximately $0.6 million (21.4%), from $2.8 million for 1995 to $2.2 million for 1996. Gross profit as a percentage of equipment sales decreased from 19.7% for 1995 to 18.1% for 1996.

OPERATING EXPENSES

     Total operating expenses (excluding cost of equipment sales, depreciation and amortization and non-recurring charges) increased by $13.8 million (11.4%), from $121.0 million for 1995 to $134.8 million for 1996 and decreased as a percentage of total revenue from 86.0% for 1995 to 80.6% for 1996. The primary reason for this increase is the growth in interconnect (800 number costs) and outside service vendor costs which are directly attributable to the expansion of the nationwide customer base. Additional reasons include an increase in administrative expenses as a result of the increase in the overall subscriber base, partly offset by lower sales and marketing expenses.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased by $5.1 million (14.9%), from $34.2 million for 1995 to $39.3 million for 1996 and decreased as a percentage of revenue from 24.3% to 23.5%. The increase in depreciation and amortization is due to the purchase of additional subscriber paging equipment and other plant and operating equipment.

INTEREST EXPENSES

     Interest expense was $1.4 million for both 1995 and 1996.

LIQUIDITY AND CAPITAL RESOURCES

     AMD utilizes capital to operate and expand its messaging systems and to fund a base of rental pagers included in fixed assets, operating losses, working capital and general corporate requirements. As customers are added and usage increases, it will be necessary to make additional capital expenditures for the purchase of additional switch capacity and transmitter sites and to add pagers to the base for customers that rent.

     Net cash provided by operating activities increased by $2.7 million (20.6%) from $13.1 million for the six months ended June 30, 1997 to $15.8 million for the six months ended June 30, 1998. At June 30, 1998 AMD had a working capital deficit of $14.3 million, down $4.8 million from $19.1 million at December 31, 1997. AMD has experienced working capital deficits in prior periods.

     Net cash used in investing activities amounted to $17.8 million in the six months ended June 30, 1998 and included $18.2 million for the purchase of property and equipment, offset by $0.4 million in proceeds from the sale of equipment. Net cash used in investing activities in the six months ended June 30, 1997 amounted to $21.8 million for the purchase of property and equipment.

     Cash flows provided by financing activities are comprised of net advances from AMD's Parent, AT&T Wireless, and totaled $2.0 million for the six months ended June 30, 1998 and $8.7 million for the six months ended June 30, 1997, a decrease of $6.7 million (77.0%). AMD does not generate sufficient cash to meet its expenditure requirements and finances its internal growth through its operating cash flows and advances from AT&T Wireless. AMD is a wholly owned subsidiary of AT&T Wireless. The cash accounts of AMD are swept on a regular basis.

INFLATION

     Inflation is not a material factor affecting AMD's business. Paging system equipment and operating costs have not increased while pager costs have declined significantly in recent years. This reduction in costs has been reflected in lower prices charged to AMD's subscribers. General operating expenses such as salaries, employee benefits and occupancy costs and site leases are, however, subject to inflationary pressures.

YEAR 2000 COMPLIANCE

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to produce erroneous results unless corrective actions are taken. AMD utilizes software and related computer technologies essential to its operations that will be affected by the Year 2000 issue. Many of AMD's computer systems, including AMD's primary billing system, have been enhanced to meet Year 2000 compliance. AMD is continuing to review other computer systems and is developing plans for addressing the remaining Year 2000 compliance issues. The expense associated with these plans cannot presently be determined, but could be material.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)

     The following unaudited pro forma condensed combined balance sheet under the heading "Pro Forma Metrocall and AMD" gives effect to the acquisition of the paging and messaging operations of the Advanced Messaging Division ("AMD", "AMD Acquisition") of AT&T Wireless Services, Inc. for consideration of (i) cash of $115.0 million (including direct acquisition costs, professional fees and other costs of approximately $5.0 million) and (ii) Series C Preferred having a stated value of $95.0 million bearing dividends at 8% per year, as if the transaction had occurred June 30, 1998.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 under the heading "Pro Forma Metrocall and Page America" give effect to the acquisition of substantially all the assets of Page America Group, Inc. ("Page America") completed on July 1, 1997 (the "Page America Acquisition"); the Page America Acquisition and the sale of $200.0 million senior subordinated notes bearing interest at 9.75% on October 21, 1997 (the "Notes Offering") under the heading "Pro Forma Metrocall, Page America and Notes Offering"; the Page America Acquisition, the Notes Offering and the merger with ProNet Inc. ("ProNet") completed on December 30, 1997 ( the "ProNet Merger") under the heading "Pro Forma Metrocall"; and the Page America Acquisition, the Notes Offering, the ProNet Merger and the AMD Acquisition under the heading "Pro Forma Metrocall and AMD" as if each transaction had occurred on January 1, 1997.

     The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1998 under the heading "Pro Forma Metrocall and AMD" give effect to the AMD Acquisition as if the transaction had occurred on January 1, 1997.

     The Page America Acquisition and the ProNet Merger were each accounted for by the purchase method of accounting. The AMD Acquisition will also be accounted for by the purchase method of accounting. The purchase prices for the Pro Net Merger and the AMD Acquisition have been allocated on a preliminary basis to the assets acquired or to be acquired based upon the estimated value of such assets. The final allocation of intangible assets will be based upon appraised values of acquired assets on the closing date.

     This information should be read in conjunction with the notes herein and the Metrocall Consolidated Financial Statements (incorporated by reference herein), the AMD Combined Financial Statements (included herein) and the ProNet Consolidated Financial Statements (incorporated by reference herein). The unaudited pro forma condensed combined financial data do not purport to represent what Metrocall's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project Metrocall's results of operations of financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of the management of Metrocall, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                       PRO FORMA
                                              METROCALL      AMD      ADJUSTMENTS           TOTAL
                                              ----------   --------   -----------         ----------
Cash and cash equivalents...................  $    4,456   $     --    $     --           $    4,456
Accounts receivable.........................      35,046     18,474          --               53,520
Prepaid expenses and other assets...........      20,700        155          --               20,855
                                              ----------   --------    --------           ----------
          Total current assets..............      60,202     18,629          --               78,831
                                              ----------   --------    --------           ----------
Property and equipment, net.................     222,640     78,300          --              300,940
Intangible assets, net......................     745,161      8,883     177,435(B)           931,479
Other assets................................         976         69          --                1,045
                                              ----------   --------    --------           ----------
          Total assets......................  $1,028,979   $105,881    $177,435           $1,312,295
                                              ==========   ========    ========           ==========
Current liabilities.........................  $   73,339   $ 34,368    $     --           $  107,707
Capital lease obligations...................       3,831         --          --                3,831
Credit facility and other long-term debt....     158,142         --     115,000(D)           273,142
Senior subordinated notes...................     452,534         --          --              452,534
Deferred income taxes.......................     162,658         --      38,948(B)           201,606
Minority interest...........................         510         --          --                  510
                                              ----------   --------    --------           ----------
          Total liabilities.................     851,014     34,368     153,948            1,039,330
Series A convertible preferred stock........      41,566         --          --               41,566
Series B junior convertible preferred
  stock.....................................      17,188         --          --               17,188
Series C convertible preferred stock........          --         --      95,000(E)            95,000
Total stockholders' equity/net assets.......     119,211     71,513     (71,513)(L)          119,211
                                              ----------   --------    --------           ----------
          Total liabilities and
            stockholders' equity............  $1,028,979   $105,881    $177,435           $1,312,295
                                              ==========   ========    ========           ==========

              See accompanying notes to this unaudited statement.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                               PRO FORMA
                                                            PAGE AMERICA                                       METROCALL,
                                                        PRO FORMA ADJUSTMENTS        PRO FORMA                    PAGE
                                   HISTORICAL         -------------------------      METROCALL                  AMERICA
                             ----------------------   OPERATIONS     OTHER PRO          AND                       AND
                                            PAGE          NOT          FORMA           PAGE       NOTES          NOTES
                             METROCALL   AMERICA(F)   ACQUIRED(A)   ADJUSTMENTS       AMERICA    OFFERING       OFFERING
                             ---------   ----------   -----------   -----------      ---------   --------      ----------
Service, rent and
 maintenance...............  $249,900     $ 8,669       $   --        $    --        $258,569         --        $258,569
Product sales..............    39,464         658           --             --          40,122         --          40,122
                             --------     -------       ------        -------        --------    -------        --------
   Total revenues..........   289,364       9,327           --             --         298,691         --         298,691
Net book value of products
 sold......................   (29,948)       (425)          --             --         (30,373)        --         (30,373)
                             --------     -------       ------        -------        --------    -------        --------
                              259,416       8,902           --             --         268,318         --         268,318
                             --------     -------       ------        -------        --------    -------        --------
Service, rent and
 maintenance expense.......    61,392       2,635           --             --          64,027                     64,027
Selling, marketing, general
 and administrative........   127,555       4,849           --             --         132,404                    132,404
Depreciation and
 amortization..............    91,699       2,310           --          4,361(H)       98,370         --          98,370
Other......................        --          --           --             --              --                         --
                             --------     -------       ------        -------        --------    -------        --------
   Total operating
     expenses..............   280,646       9,794           --          4,361         294,801         --         294,801
                             --------     -------       ------        -------        --------    -------        --------
Loss from operations.......   (21,230)       (892)          --         (4,361)        (26,483)        --         (26,483)
Interest and other income
 (expense).................       156        (165)          --             --              (9)        --              (9)
Interest expense...........   (36,248)     (3,046)       3,046         (1,013)(I)     (37,261)    (3,666)(K)     (40,927)
                             --------     -------       ------        -------        --------    -------        --------
   Net (loss) income before
     taxes.................   (57,322)     (4,103)       3,046         (5,374)        (63,753)    (3,666)        (67,419)
Income tax benefit
 (provision)...............     4,861         (26)          --             --           4,835         --           4,835
                             --------     -------       ------        -------        --------    -------        --------
   Net (loss) income.......   (52,461)     (4,129)       3,046         (5,374)        (58,918)    (3,666)        (62,584)
Preferred dividends........    (7,750)         --           --         (1,050)(C)      (8,800)        --          (8,800)
                             --------     -------       ------        -------        --------    -------        --------
   Loss attributable to
     common stockholders...  $(60,211)    $(4,129)      $3,046        $(6,424)       $(67,718)   $(3,666)       $(71,384)
                             ========     =======       ======        =======        ========    =======        ========
Net loss per share
 attributable to common
 stockholders..............  $  (2.22)                                               $  (2.33)                  $  (2.46)
                             ========                                                ========                   ========
Shares used in computing
 net loss per share........    27,087                                                  29,043                     29,043
                             ========                                                ========                   ========


                                      PRONET
                             ------------------------                                              PRO FORMA
                             HISTORICAL    PRO FORMA    PRO FORMA                  PRO FORMA       METROCALL
                             PRONET(F)    ADJUSTMENTS   METROCALL        AMD      ADJUSTMENTS       AND AMD
                             ----------   -----------   ---------      --------   -----------      ---------
Service, rent and
 maintenance...............   $ 98,846     $     --     $ 357,415      $173,048    $     --        $ 530,463
Product sales..............     18,963           --        59,085        12,820          --           71,905
                              --------     --------     ---------      --------    --------        ---------
   Total revenues..........    117,809           --       416,500       185,868          --          602,368
Net book value of products
 sold......................    (12,423)          --       (42,796)       (8,980)     (6,500)(G)      (58,276)
                              --------     --------     ---------      --------    --------        ---------
                               105,386           --       373,704       176,888      (6,500)         544,092
                              --------     --------     ---------      --------    --------        ---------
Service, rent and
 maintenance expense.......     29,687           --        93,714        48,686          --          142,400
Selling, marketing, general
 and administrative........     44,961           --       177,365        99,501          --          276,866
Depreciation and
 amortization..............     62,171       64,059(H)    224,600        40,036       1,116(H)       265,752
Other......................      6,350           --         6,350         3,097          --            9,447
                              --------     --------     ---------      --------    --------        ---------
   Total operating
     expenses..............    143,169       64,059       502,029       191,320       1,116          694,465
                              --------     --------     ---------      --------    --------        ---------
Loss from operations.......    (37,783)     (64,059)     (128,325)      (14,432)     (7,616)        (150,373)
Interest and other income
 (expense).................        340           --           331            --          --              331
Interest expense...........    (18,153)          --       (59,080)       (1,020)     (8,295)(I)      (68,395)
                              --------     --------     ---------      --------    --------        ---------
   Net (loss) income before
     taxes.................    (55,596)     (64,059)     (187,074)      (15,452)    (15,911)        (218,437)
Income tax benefit
 (provision)...............       (199)      30,270(J)     34,906          (255)      8,439(J)        43,090
                              --------     --------     ---------      --------    --------        ---------
   Net (loss) income.......    (55,795)     (33,789)     (152,168)      (15,707)     (7,472)        (175,347)
Preferred dividends........         --           --        (8,800)           --      (7,752)(E)      (16,552)
                              --------     --------     ---------      --------    --------        ---------
   Loss attributable to
     common stockholders...   $(55,795)    $(33,789)    $(160,968)     $(15,707)   $(15,224)       $(191,899)
                              ========     ========     =========      ========    ========        =========
Net loss per share
 attributable to common
 stockholders..............                             $   (3.95)                                 $   (4.71)
                                                        =========                                  =========
Shares used in computing
 net loss per share........                                40,748                                     40,748
                                                        =========                                  =========

              See accompanying notes to this unaudited statement.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      HISTORICAL                            PRO FORM
                                                  -------------------    PRO FORMA          METROCALL
                                                  METROCALL     AMD     ADJUSTMENTS          AND AMD
                                                  ---------   -------   -----------         ---------
Service rent and maintenance....................  $185,135    $94,197     $    --           $279,332
Product sales...................................    21,449      3,823          --             25,272
                                                  --------    -------     -------           --------
          Total revenues........................   206,584     98,020          --            304,604
Net book value of products sold.................   (14,459)    (2,824)     (2,000)(G)        (19,283)
                                                  --------    -------     -------           --------
                                                   192,125     95,196      (2,000)           285,321
                                                  --------    -------     -------           --------

Operating expenses:
     Service, rent and maintenance..............    45,035     29,022          --             74,057
     Selling, marketing general and
       administrative...........................    90,330     46,587          --            136,917
     Depreciation and amortization..............   104,552     23,428      (1,602)(H)        126,378
                                                  --------    -------     -------           --------
          Total operating expenses..............   239,917     99,037      (1,602)           337,352
                                                  --------    -------     -------           --------

     Loss from operations.......................   (47,792)    (3,841)       (398)           (52,031)
Interest and other income.......................       612        155                            767
Interest expense................................   (31,024)        --      (4,658)(I)        (35,682)
                                                  --------    -------     -------           --------
Net loss before taxes...........................   (78,204)    (3,686)     (5,056)           (86,946)
Income tax benefit (provision)..................    21,270       (137)      4,220(J)          25,353
                                                  --------    -------     -------           --------
     Net loss...................................   (56,934)    (3,823)       (836)           (61,593)
Preferred dividends.............................    (4,771)        --      (1,900)(E)         (6,671)
                                                  --------    -------     -------           --------
     Loss attributable to common stockholders...  $(61,705)   $(3,823)    $(2,736)          $(68,264)
                                                  ========    =======     =======           ========
Loss per share attributable to common
  stockholders..................................  $  (1.51)       N/A                       $  (1.67)
                                                  ========                                  ========
Shares used in computing net loss per share.....    40,867        N/A                         40,867
                                                  ========                                  ========

              See accompanying notes to this unaudited statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements assume consideration in the AMD Acquisition consisting of (i) cash of $115.0 million, including direct acquisition costs, professional fees and other expenses of approximately $5.0 million and (ii) issuance of Series C Preferred with stated value of $95.0 million bearing dividends at 8% per year. The actual consideration for the AMD Acquisition is subject to change (either upward or downward), which may be material, based upon AMD's financial performance prior to closing.

(A) Reflects interest expense on debt of Page America not assumed in the Page America Acquisition.

(B) Reflects fair values assigned to intangible assets to be acquired in the AMD Acquisition (in thousands):

                                                                AMD
                                                              --------
     FCC Licenses...........................................  $ 78,685
     Subscriber Lists.......................................    48,685
     Noncompete Agreement...................................    20,000
     Goodwill...............................................    38,948
     Less: Historical Intangibles...........................    (8,883)
                                                              --------
                                                              $177,435
                                                              ========

     The deferred income tax liability represents the tax effect of the difference between the amounts allocated to assets and their tax basis. Final allocations may differ based upon appraisals.

(C) Reflects the payment of dividends in the form of additional shares related to 1,500 shares of Series B Junior Convertible Preferred Stock having a stated value of $15.0 million and an annual dividend rate of 14% per year issued in connection with the Page America Acquisition.

(D) Reflects cash consideration for AMD Acquisition of $115.0 million (including direct acquisition costs of approximately $5.0 million) financed with borrowings under the Metrocall Credit Facility.

(E) Reflects the issuance of 9,500 shares of Series C Preferred with a stated value of $95.0 million and an annual dividend rate of 8% in connection with the AMD Acquisition.

(F) Historical financial statements for Page America and ProNet are through July 1, 1997 and December 30, 1997, respectively, which are the dates the respective acquisitions were completed.

(G) Reflects the estimated difference in the net book value of products sold based upon Metrocall's estimated useful lives of subscriber equipment of 3 years, compared to AMD's useful life of 2 years.

(H) Reflects incremental depreciation and amortization based upon the preliminary allocation of depreciable and amortizable assets and assumed useful lives of 10 years for FCC licenses, 3 years for subscriber lists, 5 years for noncompete agreements and 10 years for goodwill, offset for the estimated differences in useful lives of subscriber equipment.

     Fair values assigned to intangibles in the Page America Acquisition and the ProNet Merger were as follows (in thousands):

                                                            PAGE
                                                           AMERICA    PRONET
                                                           -------   --------
     FCC licenses........................................  $29,759   $ 71,475
     Subscriber lists....................................   29,533    205,582
     Goodwill............................................       --     46,403
                                                           -------   --------
                                                           $59,292   $323,460
                                                           =======   ========

(I) Represents the estimated incremental increase in interest expense at an average rate of approximately 8.1% per year under the Metrocall Credit Facility that would have been incurred assuming the Page America and the AMD Acquisition were completed January 1, 1997.

(J) Represents the tax benefit resulting from the amortization of acquired intangibles in connection with the ProNet Merger and the AMD Acquisition assuming an effective tax rate of 40%.

(K) Reflects the estimated incremental increase to interest expense as a result of the Notes Offering as if it had been completed at January 1, 1997 including the amortization of deferred debt offering costs associated with the Notes Offering.

(L)  Elimination of net assets of AMD.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Combined Statements of Net Assets as of December 31, 1997
  and 1996..................................................   F-3
Combined Statements of Operations and Changes in Net Assets
  for the years ended December 31, 1997, 1996 and 1995......   F-4
Combined Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................   F-5
Notes to Combined Financial Statements......................   F-6
Unaudited Condensed Combined Statements of Net Assets as of
  June 30, 1998 and 1997....................................  F-13
Unaudited Condensed Combined Statements of Operations and
  Changes in Net Assets for the six months ended June 30,
  1998 and 1997.............................................  F-14
Unaudited Condensed Combined Statements of Cash Flows for
  the six months ended June 30, 1998 and 1997...............  F-15
Notes to Unaudited Condensed Combined Financial
  Statements................................................  F-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management of AT&T Wireless
Services, Inc. -- Messaging Division:

     We have audited the accompanying combined statements of net assets of AT&T Wireless Services, Inc. -- Messaging Division (the "Company"), a business unit of AT&T Wireless Services, Inc., (as defined in Note 1) as of December 31, 1997 and 1996 and the related combined statements of operations and changes in net assets and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined net assets of the Company as of December 31, 1997 and 1996, and the combined results of their operations and changes in net assets and cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                                        Coopers & Lybrand L.L.P.
Seattle, Washington
February 27, 1998, except for
the last paragraph in Note 1
as to which the date
is July 10, 1998

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

                       COMBINED STATEMENTS OF NET ASSETS
                        AS OF DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                1997       1996
                                                              --------   --------
                                     ASSETS
Current assets:
     Accounts receivable, less allowance of $1,765 and
      $1,972, respectively..................................  $ 20,023   $ 19,437
     Inventories............................................     1,933      4,409
     Prepaid expenses and other.............................       184        167
                                                              --------   --------
          Total current assets..............................    22,140     24,013
Property and equipment, net.................................    83,218     74,276
Intangible assets, net......................................     9,160      9,536
Other assets................................................        81         76
                                                              --------   --------
          Total assets......................................   114,599    107,901
                                                              --------   --------

                           LIABILITIES AND NET ASSETS
Current liabilities:
     Accounts payable and accrued expenses..................    24,421     21,116
     Unearned revenues and customer deposits................    16,825     16,719
     Note payable to affiliate..............................        --     15,000
                                                              --------   --------
          Total current liabilities.........................    41,246     52,835
Commitments and contingencies
                                                              --------   --------
          Net assets........................................  $ 73,353   $ 55,066
                                                              ========   ========

    The accompanying notes are an integral part of these combined financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

          COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                1997       1996       1995
                                                              --------   --------   --------
Sales and revenues:
     Paging service revenues................................  $165,899   $148,338   $120,949
     Equipment sales........................................    12,820     12,231     14,352
     Activation fees and other..............................     7,149      6,781      5,319
                                                              --------   --------   --------
          Total sales and revenues..........................   185,868    167,350    140,620
                                                              --------   --------   --------
Operating costs and expenses:
     Cost of paging service.................................    48,686     43,073     30,557
     Cost of equipment sales................................     8,980     10,015     11,520
     General and administrative.............................    67,184     63,928     58,852
     Sales and marketing....................................    32,317     27,847     31,569
     Depreciation and amortization..........................    40,036     39,277     34,186
     Reorganization.........................................     3,097         --         --
                                                              --------   --------   --------
          Total operating costs and expenses................   200,300    184,140    166,684
                                                              --------   --------   --------
Interest expense, affiliate.................................     1,020      1,371      1,343
                                                              --------   --------   --------
Loss before income taxes....................................    15,452     18,161     27,407
Provision for income taxes..................................       255        230        151
                                                              --------   --------   --------
Net loss....................................................    15,707     18,391     27,558
Net assets, beginning of period.............................    55,066     40,626     51,019
Conversion of note payable to affiliate.....................    15,000         --         --
Advances from AT&T Wireless Services, Inc., net.............    18,994     32,831     17,165
                                                              --------   --------   --------
Net assets, end of period...................................  $ 73,353   $ 55,066   $ 40,626
                                                              ========   ========   ========

    The accompanying notes are an integral part of these combined financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                1997       1996       1995
                                                              --------   --------   --------
OPERATING ACTIVITIES:
     Net loss...............................................  $(15,707)  $(18,391)  $(27,558)
     Adjustments to reconcile net loss to net cash provided
       by operating activities:
          Depreciation and amortization.....................    40,036     39,277     34,186
          Cost of pager equipment sold......................     3,819      4,097      5,064
          Non cash reorganization charge....................     1,627         --         --
          Changes in current assets and liabilities:
               Accounts receivable..........................      (586)    (3,954)      (636)
               Inventories..................................     1,796     (1,797)       293
               Prepaid expenses and other...................       (17)       179       (230)
               Accounts payable and accrued expenses........     4,497     (3,134)     4,642
               Unearned revenues and customer deposits......       106      1,643      2,858
                                                              --------   --------   --------
                    Net cash provided by operating
                      activities............................    35,571     17,920     18,619
                                                              --------   --------   --------
INVESTING ACTIVITIES:
     Purchase of property and equipment.....................   (54,565)   (50,751)   (35,784)
                                                              --------   --------   --------
                    Net cash used in investing activities...   (54,565)   (50,751)   (35,784)
                                                              --------   --------   --------
FINANCING ACTIVITIES:
     Advances from AT&T Wireless Services, Inc., net........    18,994     32,831     17,165
                                                              --------   --------   --------
                    Net cash provided by financing
                      activities............................    18,994     32,831     17,165
                                                              --------   --------   --------
Net change in cash during year..............................  $     --   $     --   $     --
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
     Income taxes paid......................................  $    255   $    230   $    151
     Interest paid..........................................     1,020      1,371      1,343
     Non-cash investing activities:
          Purchase of system operating equipment............     1,211        903      2,334

    The accompanying notes are an integral part of these combined financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND REORGANIZATION

  Description of Business

     AT&T Wireless Services, Inc. -- Messaging Division (the "Company") is a business unit of AT&T Wireless Services, Inc. ("AWS"), a wholly owned subsidiary of AT&T Corp. The Company is a provider of one-way paging and wireless messaging services on a local, regional and national basis and its core service offerings include two types of paging services: numeric and alphanumeric. The Company provides one-way paging services to both business customers and consumers and offers its customers both customer owned and maintained equipment or rental options for equipment. The Company is regionally-focused with its primary service areas located in the Northwest, West Coast, Mountain, Central and Southwest regions of the United States.

     The Federal Communications Commission ("FCC") sold several new licenses in public auctions to provide wireless services, which includes nationwide narrowband paging licenses in the Company's markets. As a result, competition in the wireless industry is continuing to evolve and the Company may experience increased competition from new products or services.

  Basis of Presentation

     The combined financial statements include the operating accounts of McCaw RCC Communications, Inc., a wholly owned subsidiary of AWS, and its wholly owned subsidiaries. The operating accounts include only those related to the one-way paging and wireless messaging services business. All material inter-entity transactions and account balances have been eliminated.

     As a business unit of AWS, the accompanying combined financial statements have been prepared from the historical financial records of AWS and reflect the assets, liabilities, revenues and expenses directly attributable to the Company, including all allocations deemed necessary by management to present the financial position, results of operations and cash flows of the Company on a stand-alone basis. The financial position, results of operations and cash flows of the Company may differ from those that may have been achieved had the Company operated as an entity independent of AWS. The allocation methodologies have been described within the respective notes to the combined financial statements and management considers the allocations to be reasonable.

     The Company has experienced substantial net losses and has had insufficient internally generated funds to cover capital and operating expenditures. The ability of the Company to achieve profitability and generate sufficient cash flows from operations to fund its investing needs depends on many factors, including the future costs of operations and technological and industry developments. Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties. Depending on their extent and timing, these factors, individually or in the aggregate, could have a material adverse impact on the Company's financial position, financial results or competitive position. AWS is committed to fund any working capital requirements or operational deficit of the Company through March, 1999, subject to earlier termination upon a change in control of the Company.

  Reorganization

     During March 1997, AWS announced its plan to abandon the buildout of its nationwide two-way paging network. As part of this plan, the Company closed certain facilities in Florida, New York, and Pennsylvania in 1997 that were providing one-way paging services to customers under reseller arrangements pending completion of the two-way paging network. The Company continues to serve customers in Florida, New York and Pennsylvania and maintains a limited distribution network in these states. As a result of these closures, the

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND
REORGANIZATION -- (CONTINUED)
Company recorded $1,470 in severance costs and $1,627 to write down the net book value of property and equipment and inventories which had no future utility.

     In November 1997, AT&T Corp. confirmed its plan to solicit offers for the purchase of the Company and its operations. In January 1998, and in connection with this proposed transaction, the Company entered into compensation arrangements with certain key employees that provide for cash bonuses in the event a sale is consummated. The aggregate amount of bonuses available to those employees is approximately $5,000 and payment is contingent upon the consummation of a sale agreement and continued employment through a transition period from the closing date of the sale. In the event a sale agreement is not reached by December 31, 1998 or the closing of such sale is not consummated by December 31, 1999, the compensation arrangements terminate.

     During June 1998, AWS and AT&T Corp., entered into a stock purchase agreement for the sale of the Company to Metrocall, Inc. Consummation of the sale is subject to regulatory and Metrocall, Inc. shareholder approval.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     Paging service revenues are comprised of air time for paging services and pager rentals and are recognized as the services are performed and ratably over the rental periods, respectively. Revenues related to prebilled services to subscribers are deferred and are included in unearned revenues.

     Sales of equipment are recorded as revenue when the goods are delivered.

  Advertising Costs

     The Company expenses direct advertising costs as incurred. Advertising and promotion expenses were $2,837, $2,710 and $2,831 for the years ended December 31, 1997, 1996 and 1995 respectively.

  Internal Use Software

     The Company expenses the cost of purchased or developed software for internal use purposes as incurred. During March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for fiscal years ending after December 15, 1998 and requires the capitalization of the costs of certain purchased or developed software used for internal purposes. The impact of the adoption of SOP 98-1 is not expected to have a material impact on the financial position or results of operation of the Company.

  Inventories

     Inventories consist of pagers and are stated at the lower of cost or market. Cost is determined using the specific identification method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally twelve years for operating equipment, two years for

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) pagers, and three to five years for office furniture and equipment. Leasehold improvements are amortized using the straight-line method over the term of the lease or estimated useful lives.

     The costs of normal maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized at cost. Gains or losses on the disposition of assets are included in the statement of operations at the time of disposition.

     Retired pagers are removed from property and equipment at net book value using the first-in, first-out method of accounting.

  Intangible Assets

     Intangible assets are principally comprised of FCC licensing costs and goodwill. FCC licensing costs represent direct costs to acquire paging licenses. Goodwill represents the difference between the purchase price and the estimated fair values of the identifiable net assets acquired in business combinations treated as purchases. Intangible assets are amortized over their estimated useful lives, which is generally 40 years.

     Amortization expense related to intangible assets totaled $400, $807 and $1,442 for the years ended December 31, 1997, 1996 and 1995, respectively. Accumulated amortization totaled $6,890 and $6,670 as of December 31, 1997 and 1996, respectively.

  Income Taxes

     The Company is included in the consolidated Federal and certain combined state income tax returns of AT&T Corp. and its subsidiaries. The Company also files separate state income tax returns in certain states which require income tax returns to be prepared on a separate entity basis. For financial statement purposes, the Company provides for Federal income taxes on a separate return basis, as if it were a stand alone entity. State income taxes are provided based on tax returns filed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management of the Company will continue to evaluate the estimated useful lives of its operating equipment and intangible assets based upon changes in industry conditions.

  Concentration of Risks

     The Company currently purchases all of its significant terminal equipment from a single vendor, other system operating equipment from three vendors and its pagers from two vendors. Although there are a limited number of manufacturers of the terminals, other system operating equipment and pagers, management believes that the Company could secure reasonably similar equipment from other vendors on comparable terms. Additionally, the Company currently has one primary provider of nationwide paging services. While there are a limited number of nationwide carriers, management believes that other carriers could provide similar services on comparable terms. However, a change in vendors or reseller could cause a delay in service provisioning or possible loss of revenues, which could adversely affect operating results.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31 are as follows:

                                                          1997        1996
                                                        ---------   ---------
Pagers................................................  $ 105,374   $  93,728
System operating equipment............................     57,399      52,065
Office furniture and equipment........................     22,280      20,267
Leasehold improvements and other......................      3,680       3,790
                                                        ---------   ---------
                                                          188,733     169,850
Less accumulated depreciation and amortization........   (107,862)   (100,583)
                                                        ---------   ---------
                                                           80,871      69,267
Construction in progress..............................      2,347       5,009
                                                        ---------   ---------
                                                        $  83,218   $  74,276
                                                        =========   =========

     Depreciation and amortization expense related to property and equipment totaled $39,636, $38,470 and $32,744 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Pagers are considered placed in service upon deployment to the Company's field office locations. During July 1997, the Company launched an initiative to aggregate its pager purchases and stage those pagers purchased at a central location to be available for deployment to field office locations. As of December 31, 1997, the value of pagers staged at this location aggregated approximately $6,400.

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31 are as follows:

                                                             1997      1996
                                                            -------   -------
Trade accounts payable....................................  $ 6,982   $ 6,131
Employee payroll and benefits.............................    9,871     8,022
Payroll and other taxes...................................    3,940     3,391
Other operating expenses..................................    3,628     3,572
                                                            -------   -------
                                                            $24,421   $21,116
                                                            =======   =======

5.  NOTE PAYABLE TO AFFILIATE

     On January 1, 1993, the Company issued a demand note to a wholly owned subsidiary of AWS. The principal amount of $15,000 was payable on demand, with interest at an annual rate of 9% payable on a quarterly basis. The demand note was converted to a non-interest bearing intercompany payable on September 30, 1997. Interest expense related to the demand note was $1,020, $1,371 and $1,343 during the years ended December 31, 1997, 1996 and 1995, respectively.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6.  INCOME TAXES

     Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and the tax bases of assets and liabilities given the provisions of enacted tax laws. The components of deferred income taxes at December 31 are as follows:

                                                            1997       1996
                                                          --------   --------
Deferred tax assets:
     Net operating loss carryforward....................  $ 38,223   $ 34,047
     Property and equipment.............................     3,628      1,291
     Intangible assets..................................     2,732      4,929
     Accrued expenses...................................     2,843      1,783
     Other..............................................     1,254      1,473
                                                          --------   --------
Total deferred tax assets...............................    48,680     43,523
Valuation allowance.....................................   (48,680)   (43,523)
                                                          --------   --------
Net deferred taxes......................................  $     --   $     --
                                                          ========   ========

     As of December 31, 1997 and 1996, on a separate return basis the Company had $108,175 and $94,997 of Federal net operating loss carryforwards, respectively, expiring in the years 1999 through 2012 and approximately $10,000 and $16,000 of state net operating loss carryforwards, respectively, with varying expiration dates. The benefits of the Federal net operating losses have been realized on the consolidated tax returns of AT&T Corp. and subsidiaries in previous years. Under its tax sharing arrangement, the Company will receive the benefit of the Federal net operating losses from AWS based on the Company's future taxable income on a separate return basis as long as they remain a subsidiary of AT&T Corp. The state net operating losses available to the Company upon a change in ownership are not material.

     Management estimates that realization of deferred tax assets cannot be projected at this time. Accordingly, a valuation allowance was recorded for that amount. Management will evaluate the appropriateness of the reserve in the future based upon historical and expected operating results of the Company.

     The following represents the principal differences between Federal income tax computed at the statutory rate and the Company's income tax provision for the years ended December 31:

                                                    1997      1996      1995
                                                   -------   -------   -------
Federal income tax benefit at the statutory
  rate...........................................  $(5,408)  $(6,356)  $(9,592)
State and local income tax.......................      255       230       151
Non-deductible expenses..........................      251       210       182
Increase in valuation allowance..................    5,157     6,146     9,410
                                                   -------   -------   -------
     Provision for income taxes..................  $   255   $   230   $   151
                                                   =======   =======   =======

7.  COMMITMENTS AND CONTINGENCIES

  Lease Arrangements

     The Company is committed under operating leases, principally for facilities, office space, equipment and base station sites. Certain operating leases include options for additional periods and provide for payment by the lessee of taxes, maintenance and insurance.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

7.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Future minimum lease payments required under operating leases and agreements that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1997 are summarized below:

1998........................................................  $ 6,895
1999........................................................    5,245
2000........................................................    4,319
2001........................................................    3,380
2002........................................................    1,731
Thereafter..................................................      420
                                                              -------
                                                              $21,990
                                                              =======

     Total rent expense for the years ended December 31, 1997, 1996 and 1995 was $8,642, $7,941 and $7,154, respectively.

  Contingencies

     Under certain provisions of the Telecommunications Act of 1996 (the "Act") and the FCC's regulations under the Act and other rulings, effective November 1996, the Company is no longer subject to charges for dedicated transmission facilities used to deliver local telecommunications traffic that originate on the Local Exchange Carriers (the "LECs") networks. The LECs are currently seeking to overturn the applicable FCC regulations and other rulings. Management believes that the Company has complied with the provisions of the Act and the applicable FCC regulations and other rulings, as currently in effect.

     In addition to the matter described in the preceding paragraph, the Company is subject to various proceedings, lawsuits and other claims in the ordinary course of business and also makes routine filings with the FCC and state regulatory authorities. Management believes that the resolution of any current litigation, proceedings or matters arising from such will not have a material adverse impact on the financial position, results of operations or cash flows of the Company.

8.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a savings plan with AWS for the majority of its employees. The plan allows for employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. The Company will match a percentage of the employee contribution, up to certain limits. Company contributions totaled $2,717, $3,012 and $1,756 during the years ended December 31, 1997, 1996 and 1995, respectively.

9.  RELATED PARTY TRANSACTIONS

  Operating Expenses

     Operating expenses include expenses directly attributable to the Company's operations as well as an allocation of certain AWS operating expenses. As a business unit of AWS, the Company is allocated costs for certain administrative, management, and other services. The Company also has certain co-located operations and technical facilities with other business units of AWS. The allocated costs of administrative, management, and other services have been assigned to the Company based on either the ratio of the Company's employees to AWS' total operating employees or the ratio of the Company's revenues to AWS' total revenues and totaled $3,495, $2,738 and $2,719 for the years ended December 31, 1997, 1996 and 1995, respectively. The costs of

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

9. RELATED PARTY TRANSACTIONS -- (CONTINUED) co-locating certain operations and technical facilities assigned to the Company were based on either the ratio of square footage used by the Company in relation to the total leased space for operational facilities or the estimated incremental cost incurred by the AWS affiliates for technical facilities, which totaled $688, $492 and $441 for the years ended December 31, 1997, 1996 and 1995, respectively. The total allocated cost and co-location fees represent management's best estimate of the cost which should be allocated to the Company.

  Net Assets

     The intercompany balance has been classified as net assets in these combined financial statements as there is no debt instrument and no defined repayment period.

     The Company's expenditures are made out of cash concentration accounts maintained on behalf of the Company by a subsidiary of AWS to meet its capital expenditure and working capital requirements. All cash activities of the Company are managed and maintained by AWS on behalf of the Company. The resulting balance for the Company related to the above activities is reflected as an intercompany advance, which has been included in net assets.

  Paging Services Provided to AWS and AT&T Corp.

     The Company provides one-way paging and wireless messaging services to AWS and AT&T Corp. Paging service revenues from AWS and AT&T Corp. totaled approximately $6,000, $4,600 and $1,900 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Transactions with AT&T Corp.

     The Company purchases equipment, including pagers and system operating equipment, from Lucent Technologies, Inc. ("Lucent"), a former subsidiary of AT&T Corp. AT&T Corp.'s ownership interest in Lucent was distributed to its shareholders on September 30, 1996. For the period from January 1, 1996 through September 30, 1996 and for the year ended December 31, 1995, the Company purchased equipment from Lucent totaling $2,236 and $2,527, respectively. The Company purchases long-distance, interconnection and other services from AT&T Corp. totaling $5,104, $4,904 and $2,299 for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, the Company paid commissions related to customer activations to AT&T Corp. totaling $1,013 and $1,378 for the years ended December 31, 1996 and 1995, respectively. Included in accounts payable and accrued expenses at December 31, 1997 and 1996 is $1,445 and $107, respectively, due to AT&T Corp. for these transactions.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             UNAUDITED CONDENSED COMBINED STATEMENTS OF NET ASSETS
                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
                                       ASSETS
Current assets:
     Accounts receivable, less allowance of $1,224 and
      $1,765, respectively..................................  $ 18,474     $ 20,023
     Inventories............................................     1,466        1,933
     Prepaid expenses and other.............................       155          184
                                                              --------     --------
          Total current assets..............................    20,095       22,140
Property and equipment, net.................................    76,834       83,218
Intangible assets, net of accumulated amortization of $7,066
  and $6,890, respectively..................................     8,883        9,160
Other assets................................................        69           81
                                                              --------     --------
          Total assets......................................   105,881      114,599
                                                              --------     --------

                             LIABILITIES AND NET ASSETS
Current liabilities:
     Accounts payable and accrued expenses..................    17,089       24,421
     Unearned revenues and customer deposits................    17,279       16,825
                                                              --------     --------
          Total current liabilities.........................    34,368       41,246
                                                              --------     --------
Commitments and contingencies
                                                              --------     --------
Net assets..................................................  $ 71,513     $ 73,353
                                                              ========     ========

   The accompanying notes are an integral part of these financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
                           AND CHANGES IN NET ASSETS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1998       1997
                                                              --------   --------
Sales and revenues:
     Paging service revenues................................  $ 89,447   $ 79,765
     Equipment sales........................................     3,823      5,287
     Activation fees and other..............................     4,750      3,557
                                                              --------   --------
          Total sales and revenues..........................    98,020     88,609
                                                              --------   --------
Operating costs and expenses:
     Cost of paging service.................................    29,022     23,487
     Cost of equipment sales................................     2,824      3,708
     General and administrative.............................    31,900     32,866
     Sales and marketing....................................    14,687     16,854
     Depreciation and amortization..........................    23,428     18,584
     Reorganization.........................................        --      3,097
                                                              --------   --------
          Total operating costs and expenses................   101,861     98,596
                                                              --------   --------
Interest expense, affiliate.................................        --        681
Gain on sale of equipment, net..............................       155         --
                                                              --------   --------
Loss before income taxes....................................     3,686     10,668
                                                              --------   --------
Provision for state income taxes............................       137        124
                                                              --------   --------
Net loss....................................................     3,823     10,792
Net assets, beginning of period.............................    73,353     55,066
Advances from AT&T Wireless Services, Inc., net.............     1,983      8,741
                                                              --------   --------
Net assets, end of period...................................  $ 71,513   $ 53,015
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1998       1997
                                                              --------   --------
OPERATING ACTIVITIES:
     Net loss...............................................  $ (3,823)  $(10,792)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
          Depreciation and amortization.....................    23,428     18,584
          Cost of pager equipment sold......................     1,217      1,309
          Gain on sale of equipment.........................      (155)        --
          Non cash reorganization charge....................        --      1,627
          Changes in current assets and liabilities:
               Accounts receivable..........................     1,549        598
               Inventories..................................       467        133
               Prepaid expenses and other...................        41        (51)
               Accounts payable and accrued expenses........    (7,332)     1,342
               Unearned revenues and customer deposits......       454        331
                                                              --------   --------
                    Net cash provided by operating
                     activities.............................    15,846     13,081
                                                              --------   --------

INVESTING ACTIVITIES:
     Purchase of property and equipment.....................   (18,229)   (21,822)
     Proceeds from sale of equipment........................       400         --
                                                              --------   --------
                    Net cash used in investing activities...   (17,829)   (21,822)
                                                              --------   --------

FINANCING ACTIVITIES:
     Advances from AT&T Wireless Services, Inc., net........     1,983      8,741
                                                              --------   --------
                    Net cash provided by financing
                     activities.............................     1,983      8,741
                                                              --------   --------
Net change in cash during the period........................  $  --      $  --
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Description of Business

     AT&T Wireless Services, Inc. -- Messaging Division (the "Company") is a business unit of AT&T Wireless Services, Inc. ("AWS"), a wholly owned subsidiary of AT&T Corp. The Company is a provider of one-way paging and wireless messaging services on a local, regional and national basis and its core service offerings include two types of paging services: numeric and alphanumeric. The Company provides one-way paging services to both business customers and consumers and offers its customers both customer owned and maintained equipment or rental options for equipment. The Company is regionally-focused with its primary service areas located in the Northwest, West Coast, Mountain, Central and Southwest regions of the United States.

  Basis of Presentation

     The unaudited condensed combined financial statements include the operating accounts of McCaw RCC Communications, Inc., a wholly owned subsidiary of AWS, and its wholly owned subsidiaries. The operating accounts include only those related to the one-way paging and wireless messaging services business. All material inter-entity transactions and account balances have been eliminated.

     As a business unit of AWS, the accompanying unaudited condensed combined financial statements have been prepared from the historical financial records of AWS and reflect the assets, liabilities, revenues and expenses directly attributable to the Company, including all allocations deemed necessary by management to present the financial position, results of operations and cash flows of the Company on a stand-alone basis. The financial position, results of operations and cash flows of the Company may differ from those that may have been achieved had the Company operated as an entity independent of AWS. The allocation methodologies have been described within the respective notes to the unaudited condensed combined financial statements and management considers the allocations to be reasonable.

     The unaudited condensed combined financial statements have been prepared by the Company and contain all adjustments, consisting only of normal recurring adjustments which are, in the opinion of the Company's management, necessary to present fairly, the combined financial position of the Company as of June 30, 1998 and the combined results of its operations and its cash flows for the six months ended June 30, 1998 and 1997.

     Certain information and disclosures normally included in financial statements have been condensed or omitted. The unaudited condensed combined financial statements should be read in connection with the Company's audited combined financial statements as of and for the year ended December 31, 1997 and notes thereto.

     The Company has experienced substantial net losses and has had insufficient internally generated funds to cover capital and operating expenditures. The ability of the Company to achieve profitability and generate sufficient cash flows from operations to fund its investing needs depends on many factors, including the future costs of operations and technological and industry developments. Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties. Depending on their extent and timing, these factors, individually or in the aggregate, could have a material adverse impact on the Company's financial position, financial results or competitive position. AWS is committed to fund any working capital requirements or operational deficit of the Company through August, 1999, subject to earlier termination upon a change in control of the Company.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

   NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION -- (CONTINUED)
  Reorganization

     During March 1997, AWS announced its plan to abandon the buildout of its nationwide two-way paging network. As part of this plan, the Company closed certain facilities in Florida, New York, and Pennsylvania in 1997 that were providing one-way paging services to customers under reseller arrangements pending completion of the two-way paging network. The Company continues to serve customers in Florida, New York, and Pennsylvania and maintains a limited distribution network in these states. As a result of these closures, in March 1997 the Company recorded $1,470 in severance costs and $1,627 to write down the net book value of property and equipment and inventories which had no future utility.

  Pending Sale of the Company

     During June 1998, AWS and AT&T Corp., entered into a stock purchase agreement for the sale of the Company to Metrocall, Inc. Consummation of the sale is subject to regulatory and Metrocall, Inc. shareholder approval.

2.  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1998 and December 31, 1997 are as follows:

                                                          1998        1997
                                                        ---------   ---------
Pagers................................................  $ 109,203   $ 105,374
System operating equipment............................     57,760      57,399
Office furniture and equipment........................     19,445      22,280
Leasehold improvements and other......................      3,210       3,680
                                                        ---------   ---------
                                                          189,618     188,733
Less accumulated depreciation and amortization........   (115,804)   (107,862)
                                                        ---------   ---------
                                                           73,814      80,871
Construction in progress..............................      3,020       2,347
                                                        ---------   ---------
                                                        $  76,834   $  83,218
                                                        =========   =========

     Pagers are considered placed in service upon deployment to the Company's field office locations. During 1997, the Company launched an initiative to aggregate its pager purchases and stage those pagers purchased at a central location to be available for deployment to field office locations. As of June 30, 1998 and December 31, 1997, the value of pagers staged at this location aggregated approximately $2,300 and $6,400, respectively.

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

   NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

3.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at June 30, 1998 and December 31, 1997 are as follows:

                                                              1998       1997
                                                            --------   --------
Trade accounts payable....................................  $ 4,132    $ 6,982
Employee payroll and benefits.............................    6,583      9,871
Payroll and other taxes...................................    3,943      3,940
Other operating expenses..................................    2,431      3,628
                                                            -------    -------
                                                            $17,089    $24,421
                                                            =======    =======

4.  NOTE PAYABLE TO AFFILIATE

     On January 1, 1993, the Company issued a demand note to a wholly-owned subsidiary of AWS. The principal amount of $15,000 was payable on demand, with interest at an annual rate of 9% payable on a quarterly basis. The demand note was converted to a non-interest bearing intercompany payable on September 30, 1997. Interest expense related to the demand note totaled $681 for the six months ended June 30, 1997.

5.  INCOME TAXES

     The Company is included in the consolidated Federal and certain combined state income tax returns of AT&T Corp. and its subsidiaries. The Company also files separate state income tax returns in certain states which require income tax returns to be prepared on a separate entity basis. For financial statement purposes, the Company provides for Federal income taxes on a separate return basis, as if it were a stand alone entity. State income taxes are provided based on tax returns filed. The valuation allowance against deferred tax assets increased by approximately $1,300 and $3,800 for the six months ended June 30, 1998 and 1997, respectively.

6.  RELATED PARTY TRANSACTIONS

  Net Assets

     The intercompany balance has been classified as net assets in these combined financial statements as there is no debt instrument and no defined repayment period.

     The Company's expenditures are made out of cash concentration accounts maintained on behalf of the Company by AWS to meet its capital expenditure and working capital requirements. All cash activities of the Company are managed and maintained by AWS on behalf of the Company. The resulting balance for the Company related to the above activities is reflected as an intercompany advance, which has been included in net assets.

  Operating Expenses

     Operating expenses include expenses directly attributable to the Company's operations as well as an allocation of certain AWS operating expenses. As a business unit of AWS, the Company is allocated costs for certain administrative, management, and other services. The Company also has certain co-located operations and technical facilities with other business units of AWS. The costs of administrative, management, and other services have been assigned to the Company based on either the ratio of the Company's employees to AWS' total operating employees or the ratio of the Company's revenues to AWS' total revenues and totaled $2,280 and $1,602 for the six months ended June 30, 1998 and 1997, respectively. The costs of co-locating certain

               AT&T WIRELESS SERVICES, INC. -- MESSAGING DIVISION
               (A BUSINESS UNIT OF AT&T WIRELESS SERVICES, INC.)

   NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. RELATED PARTY TRANSACTIONS -- (CONTINUED) operations and technical facilities assigned to the Company were based on either the ratio of square footage used by the Company in relation to the total leased space for operational facilities or the estimated incremental cost incurred by the AWS affiliates for technical facilities and totaled $502 and $296 for the six months ended June 30, 1998 and 1997, respectively. The total allocated cost and co-location fees represent management's best estimate of the cost which should be allocated to the Company.

     As part of AWS' centralization efforts, effective January 1, 1998, certain payroll and employee benefit functions previously managed by the Company are now managed by AWS. As a result of this centralization, approximately $1.1 million of certain accrued payroll and benefit liabilities previously recorded on the Company's books are reflected in the intercompany balance at June 30, 1998.

  Paging Services Provided to AWS and AT&T Corp.

     The Company provides one-way paging and wireless messaging services to AWS and AT&T Corp. Paging service revenues from AWS and AT&T Corp. totaled $3,055 and $3,000 for the six months ended June 30, 1998 and 1997, respectively.

  Transactions with AT&T Corp.

     The Company purchases long-distance, interconnection and other services from AT&T Corp. totaling $2,842 and $2,519 for the six months ended June 30, 1998 and 1997, respectively. Included in accounts payable and accrued expenses at June 30, 1998 and December 31, 1997 were $325 and $1,445 respectively, due to AT&T Corp. for these transactions.

                                METROCALL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby constitutes and appoints the Proxy Committee comprised of William L. Collins III and Richard M. Johnston the true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Metrocall, Inc. to be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia on September 29, 1998, at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE(S) UNLESS YOU SIGN AND RETURN THIS CARD.

The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Metrocall either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.
                                                                    ------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    ------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                     /\       FOLD AND DETACH HERE       /\








                               METROCALL, INC.


                       SPECIAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 29, 1998
                                   9:00 A.M.
                          RITZ-CARLTON, PENTAGON CITY
                            1250 SOUTH HAYES STREET
                              ARLINGTON, VIRGINIA










--------------------------------------------------------------------------------

[X]PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE HELD VOTED FOR EACH PROPOSAL.

-----------------------------------------------------------------------------------------------------------------------------------
                                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH PROPOSALS
-----------------------------------------------------------------------------------------------------------------------------------
                            FOR  AGAINST ABSTAIN                                                      FOR  AGAINST ABSTAIN
1. Ratification of the      [ ]    [ ]     [ ]    2. Ratification of an amendment to Metrocall's      [ ]    [ ]     [ ]
   proposal to issue                                 Amended and Restated Certificate of
   Series C Convertible                              Incorporation to increase the number of
   Preferred Stock                                   authorized shares of common stock from 80
                                                     million to 100 million.

                                                     I plan to attend the Special Meeting             [ ]

-------------------------------------------------




                                                 ---------------------------------------------------
                                                 NOTE: Please sign exactly as name appears hereon.
                                                 Only one signature is required in the case of
                                                 jointly owned stock.  When signing as attorney,
                                                 executor, administrator, trustee or guardian, please
                                                 give full title as such.



                                                   ----------------------------------------------


                                                   ----------------------------------------------
                                                      SIGNATURE(S)                        DATE

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                    /\        FOLD AND DETACH HERE     /\




                               Admission Ticket

                                Metrocall, Inc.

                                Special Meeting
                                      of
                                 Stockholders


                          Tuesday, September 29, 1998
                                   9:00 a.m.
                          Ritz-Carlton, Pentagon City
                            1250 South Hayes Street
                              Arlington, Virginia